SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the registrant    ☒

Filed by a party other than the registrant     ☐

Check the appropriate box:

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)

☒	Preliminary proxy statement

☐	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FIRST SOUTH BANCORP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

$57.66

(2)	Form, Schedule or Registration Statement no.:

Schedule 13E-3

(3)	Filing Party:

First South Bancorp, Inc.

(4)	Date Filed:

September 10, 2008

FIRST SOUTH BANCORP, INC.

1450 Reidville Road

Spartanburg, South Carolina 29306

(864) 595-0455

[            ], 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders, which will be held at [TIME] on [MEETING DATE], 2008 at [LOCATION]. I hope that you will be able to attend the meeting, and I look forward to seeing you.

At the meeting, shareholders will vote on proposed amendments to our Articles of Incorporation, which will provide for (1) the authorization of a new class of preferred stock of the Company, with such relative rights, powers and preferences as may be determined by the Board of Directors (the “Preferred Stock”) and (2) the reclassification of shares (the “Reclassification”) of our common stock held by shareholders who are the record holders of fewer than 750 shares of common stock into newly designated shares of Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders (such amendments subject to shareholder vote, together with an amendment establishing the terms of the Series A Preferred Stock, collectively, the “Articles of Amendment”). All other shares of common stock will remain outstanding and be unaffected by the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. Dissenters’ rights are available, however, and shareholders who exercise those rights as described in the enclosed proxy statement will be entitled to receive cash for their shares.

Generally, the Series A Preferred Stock will have limited voting rights; have a dividend and liquidation preference to our common stock; participate equally with the common stock on a sale or change in control of the Company; and contain a repurchase provision which allows the Company to repurchase the Series A Preferred Stock at a price equal to the greater of the book value of the Series A Preferred Stock, the fair market value of the Series A Preferred Stock, or the fair market value of our common stock. The repurchase provision is designed to allow the Company to manage the number of shareholders of record of Series A Preferred Stock. All of these features are described in detail in the enclosed proxy statement.

The primary effect of the Reclassification will be to reduce our total number of record holders of common stock to below 300. As a result, we will terminate the registration of our common stock under federal securities laws, which will allow us to realize significant cost savings resulting from the termination of our reporting obligations under the Securities Exchange Act of 1934 (the “Securities Exchange Act”).

Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $109,500 per year, which we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act. We believe that while our shareholders will lose the benefits of holding registered stock, such as a reduction in the amount of publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, these benefits are outweighed by the costs relating to the registration of our common stock. These costs and benefits are described in more detail in the enclosed proxy statement.

We plan to effect the Reclassification by filing the Articles of Amendment as soon as possible after we obtain shareholder approval to do so. Two of the three amendments included in the Articles of Amendment, the amendment authorizing the Preferred Stock and the amendment effecting the Reclassification, will be the subject of a shareholder vote. If the shareholders approve the amendment authorizing Preferred Stock, no further shareholder vote will be required to establish the terms of the Series A Preferred Stock. We will not effect the amendment providing for the Reclassification unless the amendment establishing the Preferred Stock is approved. The date on which we file the Articles of Amendment will also serve as the record date for determining the ownership of shares for purposes of the Reclassification.

The board of directors has established [RECORD DATE], 2008 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote on the matters presented at the meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by [MEETING DATE], 2008. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

The board of directors has determined that the Reclassification is fair to our unaffiliated shareholders and has voted in favor of the approval of each proposed amendment contained in the Articles of Amendment. On behalf of the board of directors, I urge you to vote FOR approval of each proposed amendment contained in the Articles of Amendment.

Sincerely,

Barry L. Slider
President and Chief Executive Officer

FIRST SOUTH BANCORP, INC.

1450 Reidville Road

Spartanburg, South Carolina 29306

(864) 595-0455

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [MEETING DATE], 2008

A special meeting of shareholders of First South Bancorp, Inc. will be held at [TIME] on [MEETING DATE], 2008 at [LOCATION] for the following purposes:

(1)	to vote on an amendment to our Articles of Incorporation authorizing 1,000,000 shares of preferred stock, no par value (the “Preferred Stock”), for issuance at the discretion of the board of directors of the Company;

(2)	to vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which shareholders of record of fewer than 750 shares of common stock will receive one share of newly designated Series A Preferred Stock, the terms of which are set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder;

(3)	to transact any other business as may properly come before the meeting or any adjournment of the meeting.

The board of directors recommends that you vote FOR each of the above proposals. Proposal 2 will not be effected unless Proposal 1 is also approved by our shareholders.

Statutory dissenters’ rights will be available for this transaction. If our shareholders approve the proposal to reclassify our common stock (Proposal 2), shareholders who elect to dissent from approval of that amendment are entitled to receive the “fair value” of their shares of common stock if they comply with the provisions of Chapter 33-13 of the South Carolina Business Corporation Act of 1988 (the “South Carolina Code”). We have attached a copy of Chapter 33-13 as Appendix B to the enclosed proxy statement.

The board of directors has set the close of business on [RECORD DATE], 2008 as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

Barry L. Slider
President and Chief Executive Officer

[            ], 2008

FIRST SOUTH BANCORP, INC.

1450 Reidville Road

Spartanburg, South Carolina 29306

(864) 595-0455

PROXY STATEMENT

For the Special Meeting of Shareholders

To Be Held on [MEETING DATE], 2008

The board of directors of First South Bancorp, Inc. (“First South” or the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at a special meeting of shareholders. At the meeting, shareholders will be asked to vote on proposed amendments to our Articles of Incorporation providing for (1) the authorization of 1,000,000 shares of preferred stock, no par value (the “Preferred Stock”), for issuance at the discretion of the board (the Preferred Stock Amendment”), and (2) the reclassification (the “Reclassification”) of our common stock held by shareholders who are the record holders of fewer than 750 shares of common stock into newly created shares of Series A Preferred Stock, the terms of which are set forth in Appendix A to this proxy statement/prospectus, on the basis of one share of Series A Preferred Stock for each share of common stock held by such shareholders. If the shareholders approve the amendment authorizing Preferred Stock, no further shareholder vote will be required to establish the terms of the Series A Preferred Stock. We will not effect the Reclassification Amendment unless the Preferred Stock Amendment is approved. We plan to effect the Reclassification by filing the articles of amendment to our Articles of Incorporation (the “Articles of Amendment”) as soon as possible after we obtain shareholder approval of the two proposals. The Articles of Amendment will authorize the Preferred Stock, designate the terms of the Series A Preferred Stock and provide for the Reclassification. The text of the proposed Articles of Amendment is set forth in Appendix C to this proxy statement/prospectus. The date on which we file the Articles of Amendment will also serve as the record date for determining the ownership of shares for purposes of the Reclassification. Throughout this proxy statement/prospectus, we may also refer to the transactions contemplated by all of the amendments collectively as the “Reclassification.” Because Securities and Exchange Commission (“SEC”) rules classify it as a “Rule 13e-3 Transaction,” we will sometimes use that term in referring to the Reclassification.

If the Preferred Stock Amendment is approved and the Reclassification is not approved by our shareholders, we will file articles of amendment to our Articles of Incorporation solely to authorize the Preferred Stock.

The Reclassification is designed to reduce our number of common shareholders of record to below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). The board has determined that it is in the best interests of First South and its shareholders to effect the Reclassification because First South will realize significant cost savings as a result of the termination of its reporting obligations under the Securities Exchange Act. The board believes these cost savings and the other benefits of deregistration described in this proxy statement outweigh the loss of the benefits of registration to our shareholders, such as a reduction in publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act.

In the Reclassification, shareholders who are the record holders of fewer than 750 shares of First South common stock will receive one share of First South Series A Preferred Stock for each share of common stock they own on the date we file the Articles of Amendment with the South Carolina Secretary of State, which we anticipate will be shortly after our special shareholders’ meeting. We will refer to this filing date as the “effective date of the Reclassification.” No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. All other shares of common stock will remain outstanding and be unaffected by the Reclassification. Dissenters’ rights are available, however, and shareholders who exercise those rights as described on page 43 and in Appendix B will be entitled to receive cash for their shares.

Generally, the Series A Preferred Stock has limited voting rights; has a dividend and liquidation preference to our common stock; participates equally with the common stock on a sale or change in control of the Company; and contains a repurchase provision which allows the Company to repurchase the Series A Preferred Stock at a price equal to the greater of the book value of the Series A Preferred Stock, the fair market value of the Series A Preferred Stock, or the fair market value of our common stock. The repurchase provision is designed to limit increases in the number of shareholders of record of Series A Preferred Stock so that we will not be required to register our Series A Preferred Stock under the Exchange Act and consequently become a reporting company in the future. See “Terms of the Series A Preferred Stock to be Issued in the Reclassification” on page 40 for a more detailed description of the terms and features of the Series A Preferred Stock, and Appendix A to this proxy statement for the terms of the Series A Preferred Stock.

This proxy statement provides you with detailed information about the proposed Reclassification. We encourage you to read this entire document carefully.

The board of directors has determined that the Rule 13e-3 transaction is fair to First South’s unaffiliated shareholders and has approved each proposed amendment contained in the Articles of Amendment. The transaction cannot be completed, however, unless each of the Preferred Stock Amendment and the Reclassification Amendment are approved by the holders of two-thirds of the votes entitled to be cast on the proposal. Our current directors and executive officers beneficially own approximately 39.7% of our outstanding shares of common stock and have indicated that they intend to vote their shares in favor of each proposed amendment to our Articles of Incorporation.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Reclassification or the transactions contemplated thereby or has determined if this proxy statement is truthful or complete. The SEC has not passed upon the fairness or merits of the Reclassification or the transactions contemplated thereby, nor upon the accuracy or adequacy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

The date of this proxy statement is [            ], 2008. We first mailed this proxy statement to our shareholders on or about [MAIL DATE], 2008.

i

***

ii

SUMMARY TERM SHEET

The following is a summary of the material terms of the Reclassification. We urge you, however, to review the entire proxy statement and accompanying materials carefully.

•

Structure of the Reclassification. The Articles of Amendment provide for the reclassification of shares of First South common stock into shares of Series A Preferred Stock. In the Reclassification, shareholders who are the record holders of fewer than 750 shares of First South common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification. All other shares of First South common stock will remain outstanding and will be unaffected by the Reclassification. No cash will be paid to shareholders as consideration for their shares—only shares of Series A Preferred Stock will be issued. Dissenters’ rights are available, however, and shareholders who exercise those rights as described in this proxy statement and in Appendix B will be entitled to receive cash for their shares. See page 43 for additional information.

We selected this structure, as opposed to a transaction in which some of our shareholders would receive cash for their shares, principally because it presented a means by which all of our shareholders could retain an equity interest in the Company while enabling us to reduce our common shareholder base to the extent necessary to permit us to terminate our registered status with the SEC.

•

Terms of the Series A Preferred Stock to be Issued in the Reclassification. The Preferred Stock Amendment will provide for the authorization of 1,000,000 shares of preferred stock, no par value, which may be issued at the discretion of the board of directors. The board of directors will designate 200,000 shares of the authorized shares of Preferred Stock as the “Series A Preferred Stock,” which will be reserved for issuance in connection with the Reclassification. The terms of the Series A Preferred Stock are set forth in Appendix A and principally provide as follows:

•

Rank: The Series A Preferred Stock ranks senior to our common stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

•

Voting Rights. Unlike the common stock, the Series A Preferred Stock will not have voting rights except under very limited circumstances. Except as provided by law, holders of Series A Preferred Stock are entitled to vote only upon proposals for a business combination resulting in the transfer of a majority of our outstanding common stock or of all or substantially all of the Company’s assets (a “Change in Control”) and upon which holders of our common stock are entitled to vote. For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each share held, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with our bylaws. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

•

Dividend Rights: Holders of Series A Preferred Stock are entitled to a 5% preference in the distribution of dividends, when and if declared and paid by First South, so that holders of the Series A Preferred Stock are entitled to receive dividends in an amount not less than 105% of that paid to common shareholders prior to the receipt of dividends by the holders of common stock. First South has not historically paid dividends, is not required to do so and has the right to waive any future declaration or payment of dividends. Any dividends waived will not accumulate to future periods and will not represent a contingent liability of First South.

•

Treatment Upon Change of Control: The shares of Series A Preferred Stock will have a right to the same consideration, on a share-for-share basis, as holders of common stock in the event of a Change of Control.

•

Liquidation Rights: Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of First South in the event of any liquidation, dissolution or winding-up of First South, whether voluntary or involuntary, equal to the greater of book value per share at the time of payment, the amount per share to be paid to common shareholders, or $18.71 per share.

•

Repurchase Rights: First South will have the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of the book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles; the fair market value per share of the Series A Preferred Stock; or the fair market value of our common stock. “Fair market value” is determined reasonably and in good faith by the Company’s board of directors, and means the price a third party would pay for the Series A Preferred Stock or common stock as of the applicable valuation date on a per-share basis. Additionally, the call provision provides for an appraisal procedure in the event that the holder of Series A Preferred Stock which is called by the Company disagrees with the board’s determination of the fair market value of the Series A Preferred Stock or the common stock.

•

Perpetual Stock: The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

•

No Preemptive Rights: Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock that we may issue in the future.

•

Antidilution Adjustments: If the number of our outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split up, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

See page 40 for more detailed information regarding the terms of the Series A Preferred Stock.

•

Series A Preferred Stock Issued in Reliance on Exemption from Registration. We are issuing the shares of Series A Preferred Stock without registration under the Securities Act of 1933 in reliance on an exemption under Section 3(a)(9) of the Securities Act for the exchange by a company of any security with its existing shareholders exclusively, where no commission or other remuneration is paid or given directly or indirectly for soliciting the exchange. We believe that exemption is available for the Reclassification because we are only issuing the Series A Preferred Stock to our holders of common stock, and to no other persons or entities. Further, we are not paying any commission or other remuneration for soliciting the exchange.

•

Determination of Shares “Held of Record.” Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, the Reclassification is based on shares held of record without regard to the ultimate control of the shares. A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds separate certificates individually, as a joint tenant with someone else, as trustee, and in an IRA, those four certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

•

Avoiding Reclassification by Consolidation or “Street Name” Ownership. In view of the SEC’s shareholder-counting rules described above, a single shareholder with 750 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 750 shares. To avoid this, the shareholder may either consolidate his or her ownership into a single form of ownership representing 750 or more shares or acquire additional shares in the market prior to the effective date of the Reclassification. Alternatively, a shareholder who holds fewer than 750 shares of common stock may place his or her shares into “street name” with a broker holding at least 750 shares of our common stock in such accounts and thereby avoid reclassification of his or her shares. To ensure that the record ownership of the shares will be reflected appropriately on our transfer agent’s records on the effective date of the Reclassification, shareholders should initiate any transfers of their shares at least three business days prior to our special shareholders’ meeting, as we intend to effect the Reclassification promptly thereafter and it will take into account only those transfers that have settled by the effective date.

•	Effects of the Reclassification. As a result of the Reclassification:

•

Our number of common shareholders of record, measured as of June 30, 2008, will be reduced from approximately 473 to approximately 190, and the number of outstanding shares of First South common stock will decrease from approximately 2,161,218 to approximately 2,082,818, resulting in a decrease in the number of shares of our common stock that will be available for purchase and sale in the market.

•	We estimate that approximately 78,400 shares of Series A Preferred Stock will be issued to approximately 190 shareholders of record in connection with the Reclassification.

•

We will become able to terminate the registration of our common stock under the Securities Exchange Act, which will mean that we will no longer be required to file reports with the SEC or be classified as a public company. This will reduce the amount of information that is publicly available about the Company and will eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee composition, code of ethics and director nomination process. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16, and information about their compensation and stock ownership will not be publicly available.

•	We will eliminate the direct and indirect costs and expenses associated with our registration under the Securities Exchange Act, which we estimate will be approximately $109,500 per year.

•	We estimate that professional fees and other expenses related to the Reclassification will be approximately $114,000, which we intend to pay with existing working capital.

•

Pro forma diluted earnings per common share will remain unchanged at $0.47 and $1.45 per share for the six months ended June 30, 2008 and for the year ending December 31, 2007, respectively. Additionally, because we anticipate that only 3.6% of our common stock will be reclassified to Series A Preferred Stock in the Reclassification, the impact of the Reclassification on basic earnings per common share will be less than one cent per share for each of the six months ended June 30, 2008, and for the year ended December 31, 2007. As a result, basic earnings per common share on a pro forma basis will remained unchanged at $0.47 and $1.47 per share for the six months ended June 30, 2008 and for the year ending December 31, 2007, respectively.

•

Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease on a pro forma basis from $18.71 to $18.65 as of June 30, 2008 and will decrease from $18.27 to $18.22 as of December 31, 2007.

•

The percentage ownership of First South common stock beneficially owned by our executive officers and directors as a group will increase from approximately 39.7 % to 40.1%. We do not anticipate that any of our executive officers or directors will receive Series A Preferred Stock in the Reclassification.

•

The decrease in the number of shares of common stock outstanding and the relatively small number of shares of Series A Preferred Stock that will be outstanding after the Reclassification will further reduce the already limited liquidity of our common stock.

For a more detailed description of these effects and the effects of the Reclassification on our affiliates and shareholders generally, including those receiving Series A Preferred Stock and those retaining common stock, see pages 18 through 24.

•	Reasons for the Reclassification. Our principal reasons for effecting the Reclassification are:

•

The direct and indirect cost savings of approximately $109,500 per year that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act, together with the anticipated decrease in expenses relating to servicing a relatively large number of shareholders holding small positions in our common stock; and

•	Our belief that our shareholders have not benefited proportionately from the costs relating to the registration of our common stock, principally as a result of the thin trading market for our stock.

See page 18 for more detailed information.

•

Fairness of the Reclassification. Based on a careful review of the facts and circumstances as described beginning on page 15, our board of directors and each of our affiliates believe that the terms and provisions of the Rule 13e-3 Transaction and the Series A Preferred Stock are substantively and procedurally fair to our unaffiliated shareholders. Our board of directors unanimously approved, and recommends that shareholders vote in favor of, the Rule 13e-3 Transaction.

Our affiliates are listed on page 32 and include all of our directors and executive officers. Because of our affiliates’ positions with First South, each is deemed to be engaged in the Rule 13e-3 Transaction and has a conflict of interest with respect to the transaction because he or she is in a position to structure it in a way that benefits his or her interests differently from the interests of unaffiliated shareholders. At present, each of our directors beneficially owns more than 750 shares of common stock, and we anticipate that they will retain the shares of common stock they beneficially own in the transaction. After the transaction, we anticipate that our directors and executive officers will beneficially own approximately 40.1% of our outstanding shares. See “—Stock Ownership by Affiliates” on page 46 for more information regarding stock owned by our affiliates.

In the course of determining that the Rule 13e-3 Transaction is fair to and in the best interests of our unaffiliated shareholders, including both unaffiliated shareholders who will continue to hold shares of common stock as well as those shareholders whose shares of common stock will be reclassified into shares of Series A Preferred Stock, the board and each of our affiliates considered a number of positive and negative factors affecting these groups of shareholders in making their determinations. In connection with its fairness determination, the board did not obtain any appraisal or independent valuation of the Series A Preferred Stock or common stock. The factors considered by the board include—

•

All shareholders will continue to hold an equity interest in First South, and no shareholder will be forced to involuntarily liquidate his or her equity interest in First South, although shareholders who wish to liquidate their holdings may do so through the exercise of dissenters’ rights;

•

Shareholders have the opportunity to retain their common stock or receive Series A Preferred Stock by transferring or consolidating their shares or placing them in (or removing them from) “street name” accounts as described above in “Avoiding Reclassification by Consolidation or ‘Street Name’ Ownership;”

•

The board’s belief that the advantages and disadvantages of the rights, preferences and limitations of the Series A Preferred Stock will balance in comparison to the relative rights of our common stock, given that the decreased value associated with the loss of voting rights is offset by the increased value represented by the dividend preference of the Series A Preferred Stock and that the Series A Preferred Stock is entitled to vote and share equally in the proceeds with the common stock in the event of a change in control of First South;

•

The Reclassification will have no effect on basic earnings per share for the six months ended June 30, 2008, and for the year ended December 31, 2007 on a pro forma basis, and because it is anticipated that only 3.6% of our common stock will be reclassified to Series A Preferred Stock in the Reclassification, the pro forma impact of the Reclassification on basic earnings per share will be less than one cent per share.

•	Book value per common equivalent share will decrease approximately 0.3% from $18.71 on an historical basis to $18.65 on a pro forma basis as of June 30, 2008; and

•	The Reclassification should not be a taxable event for shareholders, except for those who exercise dissenters’ rights.

•

Effectiveness of the Reclassification. The Reclassification will not be effected unless and until both of the Preferred Stock Amendment and the Reclassification are approved by two-thirds of the votes entitled to be cast on each such amendment. If the shareholders vote to approve each of the Preferred Stock Amendment and the Reclassification, no additional shareholder vote will be required for the board of directors to designate the terms of the Series A Preferred Stock. Assuming the shareholders approve the proposals, as shortly thereafter as is practicable, First South will file the Articles of Amendment with the South Carolina Secretary of State to effect the Reclassification. However, notwithstanding shareholder approval, at any time prior to the effective date of the Reclassification, the board of directors may abandon the Reclassification without any further shareholder action. If at any time prior to the effective date of the Reclassification the board determines that (1) the estimated cost of payments to dissenting shareholders or legal expenses makes the Reclassification inadvisable or (2) the number of dissenting shareholders reflects a material negative reaction among a significant portion of the shareholders, the board may elect to abandon the Reclassification.

We anticipate that the Reclassification will be effected in the fourth quarter of 2008. See page 42 for more detailed information.

•

Conditions and Regulatory Approvals. Aside from shareholder approval of the Preferred Stock Amendment and the Reclassification, the 13e-3 Transaction is not subject to any conditions or regulatory approvals.

•

Authorized but Unissued Preferred Stock. The Preferred Stock Amendment provides for the authorization of 1,000,000 shares of Preferred Stock, with such relative rights, powers and preferences as may be determined by the board of directors of the Company. The board of directors has determined that, upon approval of the Reclassification, 200,000 shares of Preferred Stock will be designated as the Series A Preferred Stock and reserved for issuance in connection with the Reclassification. This will result in 800,000 shares of Preferred Stock remaining authorized but undesignated following the Reclassification. The Preferred Stock Amendment will allow the board of directors of the Company, upon filing a certificate pursuant to the applicable law of the State of South Carolina, to establish from time to time the number of shares to be included in any series of Preferred Stock to be issued, as well as to fix the designation, powers, preferences and relative rights of the shares of each such series and the qualification or restrictions thereof. The existence of Preferred Stock could impede a takeover of the Company without the approval of the board of directors. The issuance of shares of preferred stock with voting rights may adversely affect the rights of the holders of common stock and Series A Preferred Stock and, in some circumstances, could decrease the market price of our stock.

See page 39 for a more complete description of the Preferred Stock and its possible effects.

•

Dissenters’ Rights. First South shareholders are entitled to dissent from Proposal 2, the amendment effecting the reclassification of a portion of our outstanding common stock, under Chapter 33-13 of the South Carolina Code. If you dissent, you are entitled to the statutory rights and remedies of dissenting shareholders provided in Chapter 33-13 of the South Carolina Code as long as you comply with the procedures of Chapter 33-13. Chapter 33-13 provides that a dissenting shareholder is entitled to receive cash in an amount equal to the “fair value” of his or her shares.

To perfect dissenters’ rights, among other things, you must give First South written notice of your intent to dissent from Proposal 2 prior to the vote of the shareholders at the special meeting and you must not vote your shares in favor of Proposal 2. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which his or her shares are to be voted will be deemed to have voted in favor of Proposal 2 and will not be entitled to assert dissenters’ rights.

Generally, under Chapter 33-13 of the South Carolina Code, First South will make an initial offer of payment to dissenting shareholders, if any, of an amount it estimates to be the “fair value” of the common stock. If a dissenting shareholder believes the payment offer is less than the fair value of the common stock, he or she may notify First South of his or her estimate of fair value. If First South and the dissenting shareholder cannot settle the amount of fair value, fair value will be determined in a court proceeding in the Court of Common Pleas of Spartanburg County.

See page 43 and Appendix B for additional information regarding procedures for asserting dissenters’ rights and the determination of “fair value” of the common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Why did you send me this proxy statement?

A:	We sent you this proxy statement and the enclosed proxy card because our board of directors is soliciting your votes for use at our special meeting of shareholders.

This proxy statement summarizes information that you need to know in order to cast an informed vote at the meeting. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We first sent this proxy statement, notice of the special meeting and the enclosed proxy card on or about [MAIL DATE], 2008 to all shareholders entitled to vote. The record date for those entitled to vote is [RECORD DATE], 2008. On that date, there were 2,161,218 shares of our common stock outstanding. Shareholders are entitled to one vote for each share of common stock held as of the record date.

Q:	What is the time and place of the special meeting?

A:	The special meeting will be held on [MEETING DATE], 2008, at [LOCATION], at [TIME] Eastern Time.

Q:	Who may be present at the special meeting and who may vote?

A:	All holders of our common stock may attend the special meeting in person. However, only holders of our common stock of record as of [RECORD DATE], 2008 may cast their votes in person or by proxy at the special meeting.

Q:	What is the vote required?

A:	Each proposed amendment to our Articles of Incorporation being brought to our shareholders for a vote must receive the affirmative vote of the holders of two-thirds of the votes entitled to be cast. As a result, if you do not vote your shares, either in person or by proxy, or if you abstain from voting on a proposal, it will have the effect of a negative vote, provided that a quorum is present at the meeting. Similarly, if your shares are held in a brokerage account and you do not instruct your broker on how to vote on a proposal, your broker will not be able to vote for you, which will also have the effect of a negative vote.

Q:	What is the recommendation of our board of directors regarding the proposals?

A:	Our board of directors has determined that the Rule 13e-3 Transaction is fair to our unaffiliated shareholders, both those retaining their common stock and those receiving Series A Preferred Stock, and that approval of each of the proposed amendments to our Articles of Incorporation is advisable and in the best interests of First South and each of these constituent groups. Our board of directors has therefore approved the Reclassification and recommends that you vote “FOR” approval of each of the proposed amendments to our Articles of Incorporation.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. Just send by mail a written revocation or a new, later-dated, completed and signed proxy card before the special meeting, or attend the special meeting and vote in person. You may not change your vote by facsimile or telephone.

Q:	If my shares are held in “street name” by my broker, how will my shares be voted?

A:	Following the directions that your broker will mail to you, you may instruct your broker how to vote your shares. If you do not provide any instructions to your broker, your shares will not be voted on the proposals described in this proxy statement.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:	No. Because any shares you may hold in street name will be deemed to be held by a different shareholder from any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust, or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity, and shares held in an IRA must be voted under the rules governing the account.

Q:	What is going to happen in the Reclassification?

A:	We will file the Articles of Amendment, which will reclassify each share of common stock held by record holders of 750 or fewer shares of First South common stock into one share of Series A Preferred Stock.

Q:	Why are you doing this?

A:	Our principal reasons for effecting the Reclassification are the estimated direct and indirect cost savings of approximately $109,500 per year, that we expect to experience as a result of the deregistration of our common stock under the Securities Exchange Act. We also believe that while our shareholders will lose the benefits of holding registered stock, such as a reduction in the amount of publicly available information about the Company and the elimination of certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, shareholders have not benefited proportionately as the costs relating to the registration of our common stock outweigh the benefits of registration. These costs and benefits are described in more detail in the enclosed proxy statement.

Q:	What are the terms of the Series A Preferred Stock?

A:	The terms of the Series A Preferred Stock, generally, are as follows:

•	A right to equal consideration as common stock if the Company is sold or acquired;

•	Cash dividends in an amount 5% greater than any cash dividends paid on common stock, payable as and when cash dividends are paid on common stock;

•	A liquidation value at least equal to the per share amount paid to holders of common stock;

•	Voting rights only under certain limited circumstances, such as in the event of a merger or sale of the Company; and

•	The Company will have the ability to repurchase some or all of the Series A Preferred Stock.

The forgoing is a summary of the significant terms of the Series A Preferred Stock. The terms of the Series A Preferred Stock are set forth in Appendix A of this proxy statement in their entirety.

Q:	Why is 750 shares the “cutoff” number for determining which shareholders will receive preferred stock and which shareholders will remain as common stock shareholders of First South?

A.	The purpose of the reclassification transaction is to reduce the number of our record shareholders to fewer than 300, which will allow us to de-register as an SEC-reporting company, Our board selected 750 shares as the “cutoff’ number in order to enhance the probability that after the reclassification transaction, if approved, we will have fewer than 300 record shareholders.

Q:	What are the Federal Income Tax consequences of the Reclassification?

A:	First South shareholders receiving Series A Preferred Stock will not recognize gain or loss as a result of the Reclassification. The adjusted tax basis and holding period of the Series A Preferred Stock received in the Reclassification will be the same as the adjusted tax basis and will include the holding period, respectively, of the First South common stock that the First South shareholder surrenders in the Reclassification.

First South will not recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

The foregoing discussion does not address all U.S. federal income tax considerations that may be relevant to certain First South shareholders in light of their particular circumstances. The discussion assumes that the First South shareholders hold their shares of First South common stock as capital assets (generally for investment). Accordingly, First South shareholders are urged to consult their own tax advisors as to the specific tax consequences of the Reclassification, including applicable federal, foreign, state and local tax consequences to them of the Reclassification in light of their own particular circumstances.

Q:	How much will the Company save by terminating its reporting obligations under the Securities Act?

A:	We estimate that we’ll save over $109,500 a year in costs by avoiding registration. These savings represent “hard costs,” such as legal and accounting expenses, and less tangible, but very real, costs involving management time and attention that could otherwise be deployed toward revenue-enhancing activities.

Q:	How much will the Company need to spend in order to effect the Reclassification?

A:	We will spend approximately $114,000 in transaction expenses such as legal and accounting fees in connection with the Reclassification.

Q:	If my shares are reclassified, will my voting rights be affected?

A:	Yes. If your shares of common stock are converted to Series A Preferred Stock, you will not have the right to vote on the routine matters of the Company such as the election of directors. However, you would have voting rights on a proposal for a change of control of the Company.

Q:	How will holders of the Series A Preferred Stock be compensated for their loss of voting rights?

A:	The holders of the preferred stock will be compensated by being given a 5% preference over the common stock on the receipt of any dividends from the Company. This means that if the Company pays a cash dividend on the common stock, the holders of the Series A Preferred Stock will receive a dividend totaling 5% more per share than the common stockholders. The holders of the Series A Preferred Stock will also have a preference if the Company were to be liquidated. Also, the Series A Preferred Stock will have a right to receive the same amount and kind of consideration paid to the holders of common stock in the event of a change of control.

Q:	Will I be able to transfer the Series A Preferred Stock I receive in the Reclassification?

A:	You will continue to be able to transfer your Series A Preferred Stock in a private transaction following the Reclassification. The same will be true for the common stock. We anticipate that our common stock will continue to be listed on the Over-the-Counter Bulletin Board following the Reclassification, and anticipate that our Series A Preferred Stock will be listed on the Over-the-Counter Bulletin Board as well.

Q:	Does the Series A Preferred Stock have any redemption or repurchase rights?

A:	To ensure that the number of holders of the Series A Preferred Stock remains below the 500 shareholder threshold requiring its registration under the Securities Exchange Act, the Company will have the right to repurchase any or all of the outstanding Series A Preferred Stock at a price equal to the greater of the then-current fair market value of the common stock, fair market value of the Series A Preferred Stock, or book value of the Series A Preferred Stock.

Q:	Why didn’t you make this a voluntary transaction for shareholders?

A:	We considered a variety of ways to achieve our objective, including a transaction that would be voluntary on the part of our shareholders, but ultimately determined that a voluntary transaction was not likely to yield the desired outcome.

Q:	Why does the Preferred Stock Amendment authorize more shares of preferred stock than needed to effect the Reclassification?

A:	The board of directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Articles of Incorporation to authorize 1,000,000 shares of preferred stock to provide flexibility for the Company to raise capital in the future and help the board of directors to prevent any attempt to gain control of the Company by means of a merger, tender offer, proxy contest or otherwise which is not supported by the board. Approximately 78,400 shares of Series A Preferred Stock will be issued in the Reclassification, leaving 921,600 shares for future issuance. If the Preferred Stock Amendment is approved but the Reclassification is not, all 1,000,000 shares of Preferred Stock will be available for future issuance.

Q:	Does the Company have current plans to issue shares of Preferred Stock other than the Series A Preferred Stock to be issued in connection with the Reclassification?

A:	No. The Company has no plans as of the date of this Proxy statement to issue preferred stock other than the Series A Preferred Stock to be issued in connection with the Reclassification.

Q:	I have 750 or fewer shares but really want to keep my common stock. Is there anything I can do?

A:	If the Reclassification is approved by shareholders, we anticipate it will become effective shortly following the Special Meeting. Between now and the effective date, you can consolidate any holdings you might have in different names into a single shareholder of record or acquire more shares from another shareholder.

Q:	What about shares my broker holds for me in “street name?”

A:	A broker holding shares in “street name” counts as one record holder, even if it holds shares for several different beneficial owners. As a result, any shares held in street name by a broker holding 750 or fewer shares in the aggregate, regardless of the number of beneficial owners, will be converted to preferred stock in the transaction. On the other hand, if a broker holds 751 shares or more in street name, those shares will be unaffected, even if they are held for several beneficial owners who individually hold 750 or fewer shares.

Q:	I hold some shares personally, some in a trust for my children, and some in a joint account with my spouse. Will those shares be combined for purposes of determining whether I have greater than 750 shares of record?

A:	Even though you might control the voting and ownership of all of these shares, each of the accounts will count as a separate shareholder of record under SEC rules. For example, if you own 600 shares in your own name and 500 shares jointly with your spouse, all of those shares will be converted to preferred stock. To avoid this, you may consolidate your various forms of ownership into a single record holder on the Company’s books before the effective date.

Q:	Under the Reclassification, if I have more than 750 shares, but decide to transfer 300 shares as a gift after the completion of the Reclassification, will the recipient of the gift hold shares of common stock or Series A Preferred Stock?

A:	Common stock. After the Reclassification, shares of common stock and Series A Preferred Stock will retain their status regardless of the number of shares held or transferred. The Reclassification will be a one-time event, not an ongoing process, although on a case-by-case basis, First South may consider requests to exchange shares of one class for shares of the other class.

Q:	What do I need to do now?

A:	Please carefully read this proxy statement/prospectus, which contains complete details of the Reclassification and its effects on the Company and its shareholders. After you have read the proxy statement/prospectus, complete the accompanying proxy card to indicate your vote on the Reclassification, and return the proxy card to the Company in the enclosed self-addressed prepaid envelope. Alternatively, you can attend the Special Meeting and vote your shares in person. If you wish to exercise dissenters’ rights, see page 43 and Appendix B.

Q:	If I am receiving Series A Preferred Stock in the Reclassification, when will I get my stock?

A:	After the special meeting and the closing of the transaction, we will mail you instructions on how to exchange your First South common stock certificate(s) for Series A Preferred Stock. After you sign the forms provided and return your common stock certificate(s), we will send you your Series A Preferred Stock.

Q:	I don’t know where my common stock certificate is. How will I get my Series A Preferred Stock?

A:	The materials we will send you regarding the exchange of your common stock will include an affidavit that you will need to sign attesting to the loss of your certificate. We may require that you provide a bond to cover any potential loss to First South.

Q:	Will I have dissenters’ rights in connection with the Reclassification?

A:	Yes. See page 43 and Appendix B for additional information.

Q:	What if I have further questions about Reclassification or the voting process?

A:	Please direct any questions about the Reclassification or the voting process to our President and Chief Executive Officer, Barry L. Slider, or Jeff Hooper, at our main office located at 1450 Reidville Road, Spartanburg, South Carolina 29306, telephone (864) 595-0455.

IMPORTANT NOTICES

Neither our common stock nor our Series A Preferred Stock is a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.

We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when the Reclassification is effected.

We make forward-looking statements in this proxy statement that are subject to risks and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or our performance after the Reclassification is accomplished. When we use words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” and similar expressions, we are making forward-looking statements that are subject to risks and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

(1)	changes in economic conditions, both nationally and in our primary market area;

(2)	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

(3)	the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

(4)	the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

(5)	the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

The words “First South,” the “Company,” “we,” “our,” and “us,” as used in this proxy statement, refer to First South and its wholly-owned subsidiary, First South Bancshares, Inc., collectively, unless the context indicates otherwise.

SPECIAL FACTORS

Purpose of the Reclassification

The primary purpose of the Reclassification is to enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act. Although we intend to keep our common and Series A Preferred shareholders informed as to our business and financial status after the Reclassification as described below, we anticipate that deregistration will enable us to save significant legal, accounting and administrative expenses relating to our public disclosure and reporting requirements under the Securities Exchange Act. As a secondary matter, it is likely to decrease the administrative expense we incur in connection with soliciting proxies for routine annual meetings of shareholders because the Series A Preferred Stock will have limited voting rights.

After the Reclassification, we intend to keep our common and Series A Preferred shareholders informed about our business and financial condition by delivering annual audited financial statements to them. Moreover, our business operations are primarily conducted through our banking subsidiary, First South Bank, which is required to file quarterly financial reports with the FDIC. These reports are available online at www.fdic.gov.

Although we will still be required to file quarterly financial information with the FDIC and will continue to provide annual financial information to our shareholders, as a non-SEC registered company our auditing expenses will decrease significantly because we and our auditors will not be required to comply with standards prescribed by the SEC and the Public Company Accounting Oversight Board with respect to our audit and because our auditors will not be required to review the information we must include in our periodic SEC reports as described more fully below. Our other reporting processes will also be significantly simplified because we will no longer be required to comply with disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act. These requirements include preparing and filing current and periodic reports with the SEC regarding our business, financial condition, board of directors and management team, having these reports reviewed by outside counsel and independent auditors, and documenting, testing and reporting on our internal control structure.

In particular, as a private company, we will no longer be required to file annual reports on Form 10-K, quarterly reports on Form 10-Q or proxy statements with the SEC. The Form 10-K and proxy statement rules require detailed disclosures regarding executive compensation, corporate governance and management stock ownership that are not required in our financial reports to the FDIC or our audited financial statements. Additionally, we will no longer be required to include management’s discussion and analysis of our financial results in annual reports to shareholders or financial reports to the FDIC. Currently, our external auditors perform detailed reviews of management’s discussion and analysis of our financial results to assure consistency with audited financial statements and to ensure we are in compliance with applicable disclosure requirements.

We also incur substantial costs in management time and legal and accounting fees related to the preparation, review and filing of our periodic reports and proxy statements. Unlike the periodic reports that we currently file with the SEC, the quarterly financial information that we file with the FDIC does not require the review of either our independent accountants or legal counsel. Additionally, as a private company, we will not be required to comply with Section 404 of the Sarbanes-Oxley Act, which requires that we document, test and assess our internal control structure and that our external auditors report on management’s assessment of our internal control structure. As a result of the elimination of the disclosure and reporting requirements under the Securities Exchange Act, we estimate that we will save approximately $32,000 per year in management time and $73,000 per year in legal and accounting fees.

We also expect to save approximately $4,500 annually in administrative costs related to soliciting proxies for routine annual meetings, including printing and mailing costs and transfer agent fees related to the proxy solicitation.

We currently are required to comply with many of the same securities law requirements that apply to large public companies with substantial compliance resources. Our resources are more limited, however, and as is shown above, these compliance activities represent a significant administrative and financial burden to a company of our relatively small size and market capitalization. We also incur less tangible but nonetheless significant expenditure of management’s time and attention that could otherwise be deployed toward revenue-enhancing activities.

As of June 30, 2008, First South had approximately 473 common shareholders of record, with approximately 96.4% of the outstanding shares as of that date were held by approximately 190 shareholders. Of our 473 common shareholders, approximately 283 shareholders each hold fewer than 750 shares, or an aggregate of approximately 3.6% of our outstanding common stock as of June 30, 2008. Our common stock is not traded on any established market, although it is listed on the Over-The-Counter Bulletin Board, which we anticipate to continue following the Reclassification. Trading is infrequent, the trading volume is low and the board of directors believes there is little likelihood that a more active market will develop. However, because we have more than 300 shareholders of record and our common stock is registered under Section 12(g) of the Securities Exchange Act, we are required to comply with the disclosure and reporting requirements under the Securities Exchange Act and the Sarbanes-Oxley Act.

In light of the limited market for our common stock, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts by the Company to raise additional capital or to acquire other business entities. We believe the Reclassification will provide a more efficient means of using our capital to benefit our shareholders by allowing us to save significant administrative, accounting, and legal expenses incurred in complying with the disclosure, reporting and compliance requirements described above. Moreover, we believe that our limited trading market and the resulting inability of our shareholders to realize the full value of their investment in our common stock through an efficient market has resulted in little relative benefit for our shareholders as compared to the costs of maintaining our registration. Finally, the Reclassification will give all of our shareholders the opportunity to retain an equity interest in First South and therefore to participate in any future growth and earnings of the Company and in any future value received as a result of the sale of the Company.

Alternatives Considered

In making our decision to proceed with the Reclassification, we considered other alternatives. We rejected these alternatives because we believed the Reclassification would be the simplest and most cost-effective manner in which to achieve the purposes described above. These alternatives included:

Cash-Out Merger. The board considered the reorganization of the Company through a merger with a new corporation formed solely to effect a reorganization. In a cash-out merger, shareholders owning fewer than 750 shares of First South common stock would receive cash equal to the fair value of the common stock in exchange for their shares, and all other shares of First South common stock would have remained outstanding. Accordingly, a cash-out merger would not offer all shareholders an opportunity to retain an equity interest in First South, to participate in future growth and earnings of the Company, or to benefit from any future value received as a result of the sale of the Company. While shareholders could consolidate their accounts or acquire sufficient shares to meet or exceed the 750-share threshold in order to retain an equity interest in the Company, the board preferred to structure a transaction that would allow shareholders to retain an equity interest without being required to pay for additional shares or consolidate their holdings in a way that might not otherwise be advantageous for them. Additionally, the receipt of cash in exchange for shares of common stock would generally result in a negative tax consequence for those shareholders receiving cash. Because the involuntary termination of shareholders’ equity interests in the Company was a dispositive factor in the board’s rejection of this alternative, the board did not consider the potential capital cost of such a transaction.

Reverse Stock Split. The board considered declaring a reverse stock split at a ratio of 1-for-750, with cash payments to shareholders who would hold less than one share on a post-split basis. This alternative would also have the effect of reducing the number of shareholders, but would require us either to account for outstanding fractional shares after the transaction, engage in a forward stock split at the reverse split ratio, or pay cash to shareholders holding any resulting fractional shares. Like the cash-out merger described above, a reverse stock split would not have offered all shareholders an opportunity to retain an equity interest in our company. As a result, a reverse stock split was rejected for the same reasons as the cash-out merger alternative.

Issuer Tender Offer. We also considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. We were uncertain as to whether this alternative would result in shares being tendered by a sufficient number of shareholders so as to result in our common stock being held by fewer than 300 shareholders of record. As a result, we also rejected this alternative.

Expense Reductions in Other Areas. While we might be able to offset the expenses relating to SEC registration by reducing expenses in other areas, we have not pursued such an alternative because there are no areas in which we could achieve comparable savings without adversely affecting a vital part of our business or impeding our opportunity to grow. Our most significant area of potential savings would involve personnel costs, and we are already thinly staffed. We believe the expense savings a reclassification would enable us to accomplish will not adversely affect our ability to execute our business plan, but will instead position us to execute it more efficiently. For these reasons, we did not analyze cost reductions in other areas as an alternative to the Reclassification.

Business Combination. We have neither sought nor received any proposals from third parties for any business combination transactions such as a merger, consolidation, or sale of all or substantially all of our assets. Our board did not seek any such proposals because these types of transactions are inconsistent with the narrower purpose of the proposed transaction, which is to discontinue our SEC reporting obligations. The board believes that by implementing a deregistration transaction, our management will be better positioned to focus its attention on our customers and the communities in which we operate and expenses will be reduced.

Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the significant expenses, as outlined in “—Reasons for the Reclassification” below, of being an SEC-reporting company without the expected commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company or its unaffiliated shareholders.

Background of the Reclassification

In May, 2008, in response to the declining state of the national economy in general and the state of the capital markets with respect to financial institutions in particular, our board of directors undertook a proactive examination of potential cost-saving strategies to maximize the capital position of the Company going forward. In view of the extensive nature of our compliance obligations and the Company’s limited personnel and economic resources, the board of directors directed management to evaluate going private as a possible strategic alternative.

In early May, 2008, pursuant to the board’s directive, management consulted with legal counsel, Powell Goldstein LLP, regarding the potential positive and negative aspects of a possible going-private transaction and discussed whether a going-private transaction would be appropriate for the Company. The relative costs and benefits of various transactional structures, including a reclassification, cash-out merger, reverse stock split and tender offer were discussed. At the May 21, 2008 board meeting, management made a presentation to the board based upon its conversations with counsel. Following management’s presentation, the board entered into a discussion regarding the appropriateness of a going-private transaction for the Company at this time. The discussion focused on the relative costs and benefits of being a public company as described in “—Purpose of the Reclassification” and on the possibility of using various transactional structures including a cash-out merger, reverse stock split or tender offer as well as a reclassification to effect the transaction. The board first decided that going private would be in the Company’s best interests for the reasons described in “—Purpose of the Reclassification.” After further discussion, the board determined that, for the reasons identified in “—Purpose of the Reclassification” and “—Alternatives Considered” above, a reclassification transaction presented the best solution for the Company and its shareholders.

On July 15, 2008, the board met to discuss the proposed preferred stock term sheet, the appropriate individual stock ownership threshold for reclassification into preferred stock, and the advisability of the Reclassification generally. Management presented the proposed 750-share threshold, which it had concluded, with counsel’s concurrence, represented the optimal division point based on the relative record ownership of the Company’s shareholders and the need to reduce the number of common shareholders of record below 300 and generate fewer than 500 preferred shareholders of record while leaving room for expansion in each class. The board approved the 750-share conversion threshold and the proposed terms of the Series A Preferred Stock.

In addition, at the July 15, 2008, meeting, the board determined it to be in the best interests of the Company to amend its Articles of Incorporation to authorize sufficient shares of a new class of Preferred Stock to both effect the Reclassification and to retain significant authorized but unissued shares of preferred stock following the Reclassification. The board directed management to prepare a draft proxy statement and related documents for the Reclassification and the authorization of the Preferred Stock.

At the August 20, 2008, meeting, the board reviewed a draft of the proxy materials and Schedule 13e-3 prepared by management with the assistance of counsel. The board discussed in more specific detail the possible effects of the Reclassification, as outlined below in “—Effects of the Reclassification on First South, —Effects of the Reclassification on Shareholders Generally, —Effects of the Reclassification on Affiliates,” and “—Effects of the Reclassification on Unaffiliated Shareholders.” The board also discussed and affirmed the substantive and procedural fairness of the terms of the Rule 13e-3 Transaction to unaffiliated shareholders receiving Series A Preferred Stock and to those retaining common stock as described in “—Recommendation of the Board of Directors; Fairness of the Reclassification.”

Reasons for the Reclassification

As described above in “—Purpose of the Reclassification,” the Reclassification will allow us to save significant costs related to the preparation, review and filing of our periodic reports and annual proxy statement. We also expect to experience savings in proxy solicitation costs, including printing and mailing costs. We expect printing and mailing costs to be lower because we will have fewer shareholders who are entitled to vote and because the financial and proxy statements that we deliver to shareholders after the Reclassification will not include many of the disclosures required under the proxy or periodic reporting rules, such as disclosures regarding executive compensation, corporate governance and management ownership, and management’s discussion and analysis of our financial results and documentation, testing and reporting on our internal control structure.

We expect to save the following fees and expenses related to the preparation, review and filing of periodic reports on Form 10-K and Form 10-Q and annual proxy statements.

Legal Fees (including Edgar conversion)	$31,000
Independent Auditor Fees	42,000
Proxy Solicitation, Printing and Mailing Costs	4,500
Management and Staff Time	32,000

Total Annual Savings	$109,500

As is noted above, we incur substantial indirect costs in management time spent on securities compliance activities. Although it is impossible to quantify these costs specifically, we estimate that our management and staff currently spend an average of approximately 10% of their time on activities directly related to compliance with federal securities laws, such as preparing and reviewing SEC-compliant financial statements and periodic reports, maintaining and overseeing disclosure and internal controls, monitoring and reporting transactions and other data relating to insiders’ stock ownership, and consulting with external auditors and counsel on compliance issues. Based on a combined annual salary of $320,000 for the officers principally involved in our SEC reporting activities, this represents an annual cost savings of $32,000, or 10% of their combined salaries.

In addition, while our common stock is reported on the Over-The-Counter Bulletin Board, it is not listed on an exchange and has historically been very thinly traded. We do not enjoy sufficient market liquidity to enable our shareholders to trade their shares easily. We also do not have sufficient liquidity in our common stock to enable us to use it as potential acquisition currency. As a result, we do not believe that the registration of our common stock under the Securities Exchange Act has benefited our shareholders in proportion to the costs we have incurred, and expect to incur, as a result of this registration.

Effects of the Reclassification on First South

The Reclassification is designed to reduce the number of First South common shareholders of record below 300, which will allow us to terminate the registration of our common stock under the Securities Exchange Act. Based on information as of June 30, 2008, we believe that the Reclassification will reduce our number of common shareholders of record from approximately 473 to approximately 190. We estimate that approximately 78,400 shares held by approximately 283 common shareholders of record will be exchanged for Series A Preferred Stock in the Reclassification and that approximately 2,082,818 shares of our common stock will be issued and outstanding after the Reclassification. In addition to the exchange of shares of our common stock for shares of our Series A Preferred Stock, we believe the Reclassification will have the following effects on First South:

Positive Effects

•

Elimination of Securities Exchange Act Registration. After the Reclassification, our common stock will not be registered under the Securities Exchange Act, nor will we be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. Additionally, we will maintain our existing internal control procedures and continue to evaluate them for potential improvements but will not be required to document, test and report on our internal control structure as required by Section 404 of the Sarbanes-Oxley Act. We expect to eliminate direct and indirect costs and expenses associated with the Securities Exchange Act registration, which we estimate would be up to approximately $109,500 on an annual basis. Additionally, as a non-SEC reporting company, we believe our management team, which currently spends a significant amount of time on activities related to compliance with the Securities Exchange Act, will have significantly more time to devote to business development and revenue-enhancing activities. See “—Background of the Reclassification” and “—Reasons for the Reclassification” for a discussion of the nature of the information we will no longer be required to provide.

•

Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, it will no longer be subject to liability under Section 18 of the Securities Exchange Act. Generally, Section 18 provides that if the Company makes a false or misleading statement with respect to any material fact in any of its filings pursuant to the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company will be liable to any person who purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•

Effect on Market for Shares. Our common stock is currently reported on the Over-the-Counter Bulletin Board, but it is not currently traded on an exchange or automated quotation system. While we anticipate our common stock will continue to be reported, and our Series A Preferred Stock will begin to be reported on the Over-the-Counter Bulletin Board following the Reclassification, it is likely that the deregistration will, to some degree, decrease the liquidity of our common stock, and that our Series A Preferred Stock issued in the Reclassification will be less liquid than shares of our common stock prior to the Reclassification. The number of outstanding shares of common stock available for purchase after the Reclassification will decrease by approximately 3.6%, resulting in a further loss of liquidity. Only approximately 78,400 shares of Series A Preferred Stock will be outstanding and available for purchase after the Reclassification, which will likely result in a limited third-party market for the shares. As a result, holders of both common and Series A Preferred Stock will lose significant liquidity in their current investment in the Company, which is a factor that, taken alone, decreases the market value of the stock.

•

Decrease in Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 0.3% from $18.71 on an historical basis to $18.65 on a pro forma basis as of June 30, 2008.

•

Financial Effects of the Reclassification. We estimate that professional fees and other expenses related to the transaction will total approximately $114,000. We estimate these expenses will be as follows:

SEC filing fees	$100
Legal fees	100,000
Accounting Fees	9,900
Printing and mailing costs	3,750
Miscellaneous	250

Total	$114,000

We plan to pay these fees and expenses out of our existing working capital and do not expect that the payment of these expenses will have a material adverse effect on our capital adequacy, liquidity, results of operations or cash flow.

•

Elimination of Protection Under Section 16 of the Securities Exchange Act. Because neither our common stock nor Series A Preferred Stock will be registered under the Securities Exchange Act, beginning 90 days after the effectiveness of the Reclassification, the Company will no longer be entitled under Section 16 of the Securities Exchange Act to any “short-swing” profits realized by its directors, officers or 10% shareholders on purchases and sales of the Company’s securities that occur within a six-month period.

Other Effects:

•

Conduct of Business After the Reclassification. We expect our business and operations to continue as they are currently being conducted and, except as disclosed below, the transaction is not anticipated to have any effect upon the conduct of our business.

•

Raising Additional Capital and Obtaining Financing After the Reclassification. In light of the limited market for our common stock and the availability of capital from sources other than public markets, we believe the termination of our status as an SEC-registered company will not have a significant impact on any future efforts to raise additional capital. If we need to raise additional capital to support growth in the future, we have several financing alternatives that will not be affected by our status as a private company, including raising additional equity through private offerings, issuing trust preferred securities or borrowing funds from a correspondent bank.

•

Plans or Proposals. Other than as described in this proxy statement, we do not have any current plans or proposals to effect any extraordinary corporate transaction such as a merger, reorganization or liquidation; to sell or transfer any material amount of our assets; to change our board of directors or management; to change materially our indebtedness or capitalization; or otherwise to effect any material change in our corporate structure or business. As stated throughout this proxy statement, we believe there are significant advantages in effecting the Reclassification and becoming a non-reporting company. Although management has neither the intention at present to enter into any of the transactions described above nor is involved with negotiations relating to any such transaction, there is always a possibility that we may enter into such an arrangement or transaction in the future, including, but not limited to, entering into a merger or acquisition transaction, making a public or private offering of our shares, or any other arrangement or transaction we may deem appropriate. We will disclose the terms of such a transaction at the appropriate time upon advice of counsel.

Effects of the Reclassification on Shareholders Generally

The Reclassification will have the following effects on shareholders regardless of whether they are affiliated or unaffiliated shareholders. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because none of our affiliates will likely hold fewer than 750 shares of common stock of record at the effective time of the Reclassification. The effects will vary depending on whether the shareholder receives Series A Preferred Stock for some or all of his or her shares of First South common stock or does not receive Series A Preferred Stock for any of his or her shares and continues to hold the same number of shares following the Reclassification. Because a shareholder may own shares in more than one capacity (for example, individually and through an individual retirement account), a shareholder may receive Series A Preferred Stock for some of his or her shares of common stock while retaining ownership of other shares of common stock following the Reclassification.

The following sections describe the material effects that we expect to result from the Reclassification with respect to shares that are exchanged for Series A Preferred Stock and shares that are unaffected by the Reclassification. You may experience a combination of these effects if you receive Series A Preferred Stock for some of your shares while retaining ownership of other shares of common stock. The effects described below assume that 78,400 shares are exchanged for Series A Preferred Stock in the Reclassification.

Shares Exchanged for Series A Preferred Stock. As to shares of our common stock that are exchanged in the Reclassification for Series A Preferred Stock, shareholders will experience the following effects:

Positive Effects:

•

Shareholders receiving Series A Preferred Stock will have a 5% preference to the holders of common stock in the distribution of any dividend by the Company. We have not paid cash dividends in the past, and there is no guarantee that we will declare or pay dividends in the future. However, our board of directors, which will be elected by the holders of the common stock after the Reclassification, has the authority to declare future dividends on our common stock and Series A Preferred Stock. See “—Market for Common Stock and Dividends” for more information regarding our dividend policies.

•

Holders of the Series A Preferred Stock will have a preference to holders of common stock upon any liquidation of the Company in an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common shareholders, or $18.71 for each share of Series A Preferred Stock.

Neutral Effects:

•

The Series A Preferred Stock will have a right to participate equally with the holders of common stock in any sale or Change of Control of the Company. The board views this as a neutral effect of the Reclassification, given that all shareholders will be able to realize the same value upon a change in control, regardless of whether the Reclassification is effected or of the class of stock they hold.

•

Diluted earnings per share will not change from $0.47 per share for the six months ended June 30, 2008 or from $1.45 per share for the year ended December 31, 2007. Because it is anticipated that only 3.6% of the Company’s common stock will be reclassified to Series A Preferred Stock in the Reclassification, the impact of the Reclassification on basic earnings per common share will be less than one cent per share for each of the six months ended June 30, 2008, and for the year ended December 31, 2007. The basic earnings per common share for such periods will remain $0.47 per share and $1.47 per share, respectively.

Negative Effects:

•

While we anticipate our Series A Preferred Stock to be reported on the Over-the-Counter Bulletin Board following the Reclassification, it will not be traded on an exchange or automated quotation system, and fewer shares will be available to its holders for trading after the Reclassification than were available when the Company had only a single class of stock. This represents a reduction in liquidity for the Series A Preferred shareholders, which may have an adverse effect on its market value.

•

First South will have a right to repurchase shares of Series A Preferred Stock. This could result in a further reduction of the liquidity and potential market value of the stock as compared to an SEC-registered security with no such call provision.

•

Holders of Series A Preferred Stock will be entitled to vote only upon a change in control of the Company, which generally is business combination resulting in the transfer of a majority of the outstanding common stock, or the acquisition of all or substantially all of the Company’s assets. Holders of Series A Preferred Stock will not be entitled to vote on the election of directors.

•	Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 0.3% from $18.71 on an historical basis to $18.65 on a pro forma basis as of June 30, 2008.

•

Although we do not believe the issuance of the Series A Preferred Stock will be taxable to recipients, the Internal Revenue Service may not agree and could challenge our characterization. See “—Federal Income Tax Consequences of the Reclassification” for more information.

Remaining Common Shareholders. As to shares of our common stock that are not exchanged for Series A Preferred Stock in the Reclassification, shareholders will experience the following positive and negative effects:

Positive Effects:

•	Common shareholders will continue to exercise sole voting control over the Company, except with respect to a change in control of the Company.

•

Shareholders continuing to hold common stock after the Reclassification will have relatively increased voting control over the Company because the number of outstanding shares of common stock will be reduced.

Negative Effects:

•

Our common stock will rank junior in priority to the Series A Preferred Stock because holders of Series A Preferred Stock will have a 5% preference with respect to the distribution of any dividend by the Company and a preference upon any liquidation of the Company.

•

While we anticipate that the common stock will continue to be reported on the Over-the-Counter Bulletin Board following the Reclassification, it will not be eligible to be traded on an exchange or automated quotation system, and fewer shares will be available to its holders after the Reclassification than were available when the Company had only a single class of stock. This represents a reduction in liquidity for the common shareholders, which may cause a decrease in the market value of our common stock. See “—Effect on Market for Shares” for more information.

Effects of the Reclassification on Affiliates

In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will have some additional positive and negative effects specifically on our executive officers and directors, each of whom may, as a result of his or her position, be deemed an affiliate of First South. As used in this proxy statement, the term “affiliated shareholder” means any shareholder who is a director or executive officer of First South or the beneficial owner of 10% or more of First South’s outstanding shares, and the term “unaffiliated shareholder” means any shareholder other than an affiliated shareholder.

Positive Effects:

•

No Further Reporting Obligations or Restrictions Under Section 16 of the Securities Exchange Act. After the Reclassification, our common stock will not be registered under the Securities Exchange Act. As a result, beginning 90 days after the effective date of the Reclassification, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the reporting and short-swing profit provisions of Section 16. After that time, our affiliates may realize “short-swing” profits on purchases and sales of the Company’s securities that occur within a six-month period. Currently, under Section 16 of the Securities Exchange Act, the Company would be entitled to receive any such short-swing profits from the affiliate.

•

No Further Disclosure Obligations Under the Securities Exchange Act. After the Reclassification, First South will no longer be subject to the periodic reporting requirements or the proxy rules under the Securities Exchange Act. As a result, information about our affiliates’ compensation and stock ownership will no longer be publicly available.

•

Consolidation of Management Ownership. As a result of the Reclassification, we expect that the percentage of beneficial ownership of First South common stock held by our directors and executive officers as a group will increase from approximately 39.7% before the Reclassification to approximately 40.1% after the Reclassification. See “Information About First South and Its Affiliates—Stock Ownership by Affiliates” for information about the number of shares of common stock held by our directors, executive officers and significant shareholders.

•

Elimination of Liability Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our affiliates will no longer be subject to liability under Section 18 with respect to such reports. Currently, if any of our affiliates make a statement in any of the Company’s filings under the Securities Exchange Act that, in light of the circumstances at the time the statement is made, is false or misleading with respect to any material fact, the affiliate may be liable under Section 18 of the Securities Exchange Act to any person that purchases or sells a security at a price that is affected by the statement.

Negative Effects:

•

Decreased Book Value per Share. Because each of our affiliates will retain his or her common stock in the Reclassification, his or her book value per common equivalent share, which includes the Series A Preferred Stock, will decrease 0.3% from $18.71 on an historical basis to $18.65 on a pro forma basis as of June 30, 2008.

•

Rule 144 Not Available. Because our common stock will not be registered under the Securities Exchange Act after the Reclassification, executive officers and directors of First South will be deprived of the ability to dispose of their shares of First South common stock under Rule 144 of the Securities Act of 1933, which provides a “safe harbor” for resales of stock by affiliates of an issuer. As a result, they will need to resell their shares in a private transaction, which can result in reduced liquidity for the recipient and a lower purchaser price for the shares.

Effects of the Reclassification on Unaffiliated Shareholders

In addition to the effects the Reclassification will have on shareholders generally, which are described above, the Reclassification will also have the following negative effects on our unaffiliated shareholders:

Reduction in Publicly Available Information. First South will no longer be required to file public reports of its financial condition and other aspects of its business with the SEC after the Reclassification. Specifically, we will no longer be required to make public disclosures regarding executive compensation, corporate governance matters, or management stock ownership. As a result, unaffiliated shareholders will have less legally-mandated access to information about our business and results of operations than they had prior to the Reclassification. Our affiliated shareholders, however, because of their positions as directors and/or executive officers of the Company, will continue to have continuous access to all information regarding our financial condition and other aspects of our business.

Elimination of Protections Under Section 18 of the Securities Exchange Act. Because the Company will no longer be required to file any reports under the Securities Exchange Act, our unaffiliated shareholders will no longer be afforded the protections under Section 18 with respect to false or misleading statements in such reports. Currently, if the Company or any of its affiliates makes a false or misleading statement with respect to any material fact in any of the Company’s filings under the Securities Exchange Act, in light of the circumstances at the time the statement was made, the Company or the affiliate may be liable under Section 18 of the Securities Exchange Act to any person who purchases or sells a security at a price that is affected by the statement.

Recommendation of the Board of Directors; Fairness of the Reclassification

The board believes that the Rule 13e-3 Transaction is substantively and procedurally fair to First South’s unaffiliated shareholders who will receive Series A Preferred Stock. The board also believes that the Rule 13e-3 Transaction is substantively and procedurally fair to unaffiliated shareholders who will retain their shares of common stock following the transaction. The board of directors, including those directors who are not employees of First South, has approved, and recommends that the shareholders approve, each of the proposed amendments to our Articles of Incorporation, which collectively reflect the terms of the Rule 13e-3 Transaction.

Each director and executive officer is deemed a “filing person” in connection with this transaction. As filing persons, they have each determined in their individual capacity that the Rule 13e-3 Transaction is substantively and procedurally fair to our unaffiliated shareholders in each of the constituencies described above. No individual filing person, however, is making any recommendation to shareholders as to how to vote. See “—Determination of Fairness by First South Affiliates” for information regarding the filing persons’ fairness determination.

All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of each of the proposed amendments to our Articles of Incorporation. Our directors and executive officers beneficially own approximately 39.7% of the shares outstanding. Although the board as a whole recommends that the shareholders vote in favor of the proposed amendments for the reasons set forth in “—Reasons for the Reclassification,” no director or executive officer is making any recommendation to the shareholders in his or her individual capacity.

We considered a number of factors in determining to approve the Reclassification, including the effects described under “—Effects of the Reclassification on First South,” “—Effects of the Reclassification on Affiliates” and “—Effect of the Reclassification on Shareholders Generally,” and the relative advantages and disadvantages described under “—Reasons for the Reclassification.” The board also reviewed the tax and pro forma financial effects of the Reclassification on First South and its shareholders.

After the Reclassification, First South’s common stock will not be registered under the Securities Exchange Act. The board considered the views of management regarding the cost savings to be achieved by eliminating the reporting and disclosure requirements related to the registration of the common stock under the Securities Exchange Act, including indirect savings resulting from reductions in the time and effort currently required of management to comply with the reporting and other requirements associated with continued registration of the common stock under the Securities Exchange Act. Similarly, the board also considered the prospective decrease in the administrative expense we incur in connection with soliciting proxies for routine special meetings of shareholders. Management determined that the Reclassification would result in the cost savings described in “—Reasons for the Reclassification.”

Additionally, the board considered the effect that terminating the registration of the common stock would have on the market for the common stock and the ability of shareholders to buy and sell shares. However, the board determined that, even as an SEC-registered company, First South has not had an active, liquid trading market for its common stock and that its shareholders derive little relative benefit from its status as an SEC-registered company. The board determined that the cost savings and reduced management time to be achieved by terminating registration of the common stock under the Securities Exchange Act outweighed any potential detriment from eliminating the registration.

We considered alternatives to the proposed going-private transaction but ultimately approved the Reclassification proposal. Please read the discussion under “—Alternatives Considered” for a description of these alternatives.

Substantive Fairness. The board considered numerous factors, discussed below, in reaching its conclusions that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and to our unaffiliated shareholders who will retain their shares of common stock. In reaching these conclusions, the board considered all of the factors as a whole and did not assign specific weights to particular factors:

Factors Affecting Shareholders Receiving Series A Preferred Stock and Shareholders Retaining Common Stock

•

Equity Interest in the Company. All shareholders will continue to hold an equity interest in the Company and will continue to have the opportunity to participate in any future growth and earnings, including any future sale or change in control of the Company. The board viewed this factor as supporting its determination of fairness because no shareholders will be forced to involuntarily liquidate their equity interest in the Company, as would be the case in a cash-out merger or a reverse stock split. See “—Alternatives Considered.”

•

Earnings Per Share. Diluted earnings per share will not change from $0.47 per share for the six months ended June 30, 2008 or from $1.45 per share for the year ended December 31, 2007. Because it is anticipated that only 3.6% of the Company’s common stock will be reclassified to Series A Preferred Stock in the Reclassification, the impact of the Reclassification on basic earnings per common share will be less than one cent per share for each of the six months ended June 30, 2008, and for the year ended December 31, 2007. The basic earnings per common share for such periods will remain $0.47 per share and $1.47 per share, respectively. The board viewed the effect on basic and diluted earnings per share as a factor, among others, that supported its conclusion of the fairness of the Reclassification because the Series A Preferred shareholders will continue to share in the earnings of the Company with the common shareholders.

•

Book Value Per Common Equivalent Share. Book value per common equivalent share, which includes the Series A Preferred Stock, will decrease approximately 0.3% from $18.71 on an historical basis to $18.65 on a pro forma basis as of June 30, 2008. The decrease in book value per common equivalent share is due to transaction costs of approximately $114,000. The board viewed the decrease as nominal and believes the effect on book value supports its determination of fairness, especially because the decrease in book value affects both the shareholders receiving Series A Preferred Stock and those retaining common stock.

•

Tax Consequences. The board noted that the Reclassification should not result in a taxable event for shareholders receiving Series A Preferred Stock and would not result in a taxable event for shareholders retaining their shares of common stock. These tax consequences contributed to the board’s recommendation and conclusion as to the fairness of the Reclassification to unaffiliated shareholders who will receive Series A Preferred Stock and those who will retain their shares of common stock following the Reclassification. The board noted that if the transaction had been structured as a cash-out merger or a reverse stock split, it would have been a taxable event for those shareholders receiving cash. See “—Federal Income Tax Consequences of the Reclassification” for more information regarding the tax consequences of the Reclassification.

•

Loss of Benefits of SEC Registration of our Stock. After the Reclassification, neither our common stock nor our preferred stock will be registered under the Securities Exchange Act. This will greatly reduce the amount of information that is publicly available about the Company, including detailed analyses by management of our financial results, current reports of significant corporate events, copies of material contracts involving the Company, and information as to executive and director compensation and stock ownership. It will also eliminate certain corporate governance safeguards resulting from the Sarbanes-Oxley Act, such as the requirement for an audited report on our internal controls and disclosure requirements relating to our audit committee, code of ethics and director nominations process. Additionally, our executive officers, directors and other affiliates will no longer be subject to many of the reporting requirements and restrictions of the Securities Exchange Act, including the provisions of Section 16, which allow the Company to recover profits realized by its insiders as a result of their trading in Company securities under certain circumstances.

The board noted that while the loss of the benefits of SEC registration was, standing alone, a negative factor in its fairness determination, the fact that detailed financial data about the Company and the Bank would continue to be publicly available from the Federal Reserve Board and the FDIC after the Reclassification and that the Company would continue to provide its audited financial statements to shareholders provided offsetting benefits.

Shareholders Receiving Series A Preferred Stock

In making its determination that the Rule 13e-3 Transaction was fair to shareholders receiving Series A Preferred Stock, the board considered the relative advantage and disadvantages of the following terms of the Series A Preferred Stock:

•

Liquidation Preference. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of the common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common holders, or $18.71 per share. As a result, upon the liquidation or dissolution of the Company, the holders of the Series A Preferred Stock will be paid before any payment is made to the common shareholders. Although the board acknowledged that the liquidation preference is not likely to affect shareholders in the near term, it nevertheless viewed it as a benefit to the shareholders receiving Series A Preferred Stock.

•

Dividend Preference. The holders of the Series A Preferred Stock will be entitled to a 5% preference in the distributions of dividends prior to the payment of any dividends to the holders of common stock. This dividend preference means that holders of Series A Preferred Stock will be entitled to receive a full payment of 105% of any dividend declared to the holders of common stock before the common shareholders are entitled to payment. For example, based on a $1.00 per common share dividend payment, holders of Series A Preferred Stock would receive $1.05 per share. The board viewed the dividend preference as a benefit to the shareholders receiving Series A Preferred Stock.

•

Rights to Equal Participation with Common Stock on a Change in Control. Holders of the Series A Preferred Stock will have the right to participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock. The board viewed the conversion provision as having a neutral effect on the shareholders receiving Series A Preferred Stock, given that all shareholders will be able to realize the same value upon a change in control, regardless of whether the reorganization takes place or of the class of stock they hold.

•

Limited Voting Rights. The holders of the Series A Preferred Stock will be entitled to vote only upon a proposed change in control of the Company. The holders of the Series A Preferred Stock will not be entitled to vote on the election of directors and will therefore have no influence on the future composition of the board of directors or senior management team of the Company. Furthermore, a change in control of the Company is not presently contemplated and may never occur. The board noted, however, that the shareholders receiving Series A Preferred Stock currently have limited influence on shareholder votes, because those shareholders only hold an aggregate of approximately 3.6% of our outstanding common stock as of June 30, 2008. The board viewed the limited voting rights as a negative factor for the shareholders receiving Series A Preferred Stock.

•

Repurchase Rights. The Series A Preferred Stock will be subject to the right of the Company, at its discretion and upon approval of applicable bank regulatory authorities, to repurchase some or all of the outstanding Series A Preferred shares. This provision is designed to limit the growth in our shareholder base and thereby reduce the likelihood of growth to over 500 holders of record, which would require us to register the Series A Preferred Stock with the SEC. This provision may serve to reduce the liquidity and potential market value as compared to a registered security without such a call provision. The board views the repurchase provision as a negative factor for shareholders receiving Series A Preferred Stock.

While the board viewed the limited voting rights and repurchase provision as negative factors for the shareholders receiving Series A Preferred Stock, the board concluded that the overall terms of Series A Preferred Stock were fair to the shareholders receiving this stock because the Series A Preferred Stock includes a liquidation preference and a 5% dividend preference to the common stock and an equal participation rights provision and voting rights in the event of a change of control of the Company. In addition, both the common and Series A Preferred shareholders will continue to have an opportunity to participate in any future growth and earnings of the Company following the Reclassification.

Shareholders Retaining Shares of Common Stock:

•

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote, including but not limited to a proposed change in control of the Company and the election of directors. The board viewed these voting rights as a benefit to the shareholders retaining common stock.

•

Junior in Priority to Series A Preferred Stock. The Series A Preferred Stock will rank senior in priority to the common stock with respect to dividend rights and rights related to the liquidation or dissolution of the Company. In the event of the liquidation or dissolution of the Company, before any payment is made to the holders of common stock, the holders of the Series A Preferred Stock will be entitled to be paid in full (on a per-share basis) an amount equal to the greater of the net book value of the Series A Preferred Stock, the amount to be paid to the common holders, or $18.71 per share. As a result, upon the liquidation or dissolution of the Company, the holders of Series A Preferred Stock will be entitled to payment before any payment is made to the holders of common stock. Additionally, the holders of Series A Preferred Stock will be entitled to a 5% preference in the distribution of dividends prior to the payment of any dividends to the holders of common stock. The board viewed the liquidation and dividend preference of the Series A Preferred Stock as a disadvantage to the shareholders retaining common stock. The board believes the subordination of the common stock to the Series A Preferred Stock is fair to the shareholders retaining common stock because the common shareholders will continue to have unlimited voting rights.

Determination of Exchange Ratio

While the Series A Preferred Stock has limited voting rights and is subject to repurchase provisions, the board determined that the value of the Series A Preferred Stock is equivalent to the value of the common stock because the Series A Preferred Stock has the right to equal participation with common stock in a change in control and contains a dividend and liquidation preference to the common stock. This determination was made based on the board’s review of the relative rights and preferences of Series A Preferred Stock as compared to the common stock, and no quantitative analysis of the value of Series A Preferred Stock or common stock was considered. Specifically, the board weighed subjectively the collective advantages of the Series A Preferred Stock—the existence and amounts of the dividend and, to a lesser extent, liquidation preferences—against the relative advantages of the common stock, such as unlimited voting rights and the resulting right to select the Company’s board of directors and thereby determine its strategic direction, and determined that those rights were in balance. It also weighed subjectively the relative disadvantages of the two classes—the general lack of voting power, as mitigated by the right to vote on a change of control, in the case of the Series A Preferred Stock and the subordination in terms of rank, dividends and liquidation preference in the case of the common stock, and determined that the relative drawbacks were also in balance. Finally, it considered the benefits that would be shared by the classes, such as the voting and consideration payable upon a change in control, and the ability to benefit from the expense savings of the Reclassification and share in future growth of the Company, and determined that these represented factors that would have the same immediate and long-term effect on the value of each class. As a result of these analyses, the board determined that the advantages and disadvantages of the terms of the Series A Preferred Stock were in balance compared to those of our common stock and that a one-for-one exchange ratio was therefore appropriate.

Although the Series A Preferred Stock has substantially different rights and preferences from our common stock, the board believes that the value of the Series A Preferred Stock is equivalent to our common stock. Although the Series A Preferred Stock is generally nonvoting, it will enjoy a preference on dividends. The board determined subjectively and in its business judgment based on its discretionary view of the matter, that the decrease in value based on the nonvoting nature of the Series A Preferred Stock is balanced by an increase in value attributable to the increased dividend flow, particularly in view of the right of the Series A Preferred Stock to vote on a change in control of the Company, which the board viewed as a mitigating factor with respect to the loss of voting power. The liquidation preference, while an advantage for the Series A Preferred Stock, is not as significant in the banking industry as it is in others, and the board therefore gave it less weight than the other factors it considered in determining the relative balance of the value of the two classes of stock. Because the board believes the value of the Series A Preferred Stock is equivalent to the value of the common stock, the actual cash value of the Shares in each class is immaterial to the determination of the fairness of the Reclassification because those values would be the same. Additionally, an appraisal of the Series A Preferred Stock was not necessary for tax purposes because the Company determined that the Reclassification should not be taxable to shareholders receiving Series A Preferred Stock or to shareholders retaining common stock. As a result, the board decided not to seek an independent valuation or appraisal of the Series A Preferred Stock or the common stock from a financial advisor.

In reaching its conclusion that the Rule 13e-3 Transaction is substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and who will retain their shares of common stock, the board did not consider the current or historical market price of our common stock, repurchase prices we paid for our common stock (which are shown in “Information About First South and Its Affiliates—Purchases of First South Stock During Prior Two Years” and “—Market for Common Stock and Dividends”), our net book value ($18.71 per share at June 30, 2008), our going concern value, or the liquidation value of our assets to be material because shareholders are not being “cashed out” in connection with the Reclassification. Shareholders receiving Series A Preferred Stock will continue to hold an equity interest in the Company and will participate equally with the holders of common stock on the sale or a change in control of the Company. Additionally, the board determined that the overall terms of the Series A Preferred Stock were fair to all of our unaffiliated shareholders. In the board’s opinion, the qualitative advantages and disadvantages of the terms of the Series A Preferred Stock are balanced as compared to the rights related to our common stock. Therefore, the board determined no quantitative analysis, such as a review of the current, historical or repurchase prices of our common stock, our net book value or going concern value, or the liquidation value of our assets, was necessary and did not undertake a quantitative analysis. For the same reasons, the board also did not request or receive any reports, opinions or appraisals from any outside party relating to the value of the Series A Preferred Stock. There have not been any firm offers to acquire the Company.

Moreover, with respect to the current and historical market prices of our common stock, there is no active market for our common stock. At the time the board made its fairness determination, it was only aware of a few trades in the common stock during 2007 and 2008. See “—Purchases of First South Stock During Prior Two Years’ and “—Market for Common Stock and Dividends.” Accordingly, there was minimal market price information for the board to consider.

The board is not aware of any material contracts, negotiations or transactions, other than in conjunction with the Reclassification as described in “—Background of the Reclassification” on page 16, during the preceding two years for (1) the merger or consolidation of First South into or with another person or entity; (2) the sale or other transfer of all or any substantial part of the assets of First South; (3) a tender offer for any outstanding shares of First South common stock; or (4) the election of directors to our board.

Procedural Fairness. The board of directors, including those who are not employees of First South, has unanimously approved the Reclassification and each of the proposed amendments to our Articles of Incorporation and is seeking shareholder approval of each of the Preferred Stock Amendment and Reclassification Amendment to our Articles of Incorporation. All of our affiliates, which includes all of our directors and executive officers, participated in the board discussions regarding pursuing a transaction designed to allow the Company to deregister its common stock. Each of our affiliates potentially has a conflict of interest with respect to the Reclassification because he or she is in a position to structure the Reclassification in a way that benefits his or her interests differently from the interests of the unaffiliated shareholders. As described under “—Effects of Reclassification on Affiliates” on page 23, the Reclassification will have various positive effects on our affiliates that it will not have on unaffiliated shareholders. In particular, we anticipate that no shares of common stock held by our affiliates will be reclassified to Series A Preferred Stock in the Reclassification. Because there will be fewer outstanding shares of common stock after the Reclassification, the affiliates will own a larger relative percentage of the outstanding common stock after the Reclassification, and the common stock will continue to have voting rights as compared to the Series A Preferred Stock, which will have limited voting rights.

The affirmative vote of two-thirds of the votes eligible to be cast will be required to approve each amendment. Approval by a majority of unaffiliated shareholders is not required. The board considered such a provision unnecessary in light of the facts that: (i) the provisions of the Reclassification apply regardless of whether a shareholder is an affiliate; and (ii) two-thirds of the outstanding shares eligible to vote must vote in favor of the Reclassification in order to effect it.

The board also noted that shareholders who wish to increase their record holdings in order to avoid the exchange of their First South common stock for Series A Preferred Stock may do so by purchasing shares of First South common stock from other shareholders prior to the effective time of the Reclassification or placing them in “street name” with a broker holding at least 750 shares. Conversely, shareholders who wish to receive Series A Preferred Stock but hold 750 or more shares of common stock may subdivide or sell their common stock before the Reclassification is effected. In either case, shareholders may have difficulty finding buyers or sellers of our common stock because the market for our stock is inactive and our common stock is not traded or listed on an exchange. First South’s shareholder list is available for inspection by shareholders in accordance with state law, as described more fully below, and shareholders wishing to buy common stock in order to retain ownership in that class or holders of 750 or more shares wishing to sell in order to obtain preferred stock may review the list or contact our President or Chief Financial Officer to authorize them to provide their names to potential counterparties requesting such information.

In addition, shareholders will be entitled to dissenters’ rights under South Carolina law. This further supports the procedural fairness to all shareholders, as it provides an alternative process by which dissenting shareholders may obtain the fair value of their shares in cash. See “Dissenters’ Rights” and Appendix B.

No unaffiliated representative acting solely on behalf of unaffiliated shareholders for the purpose of negotiating the terms of the Reclassification or preparing a report covering its fairness was retained by First South or by a majority of directors who are not employees of First South. The board concluded that the retention of an unaffiliated shareholder representative was not necessary because both unaffiliated and affiliated shareholders may exercise dissenters’ rights under South Carolina law. We expect, however, that no shares held by our affiliates will be reclassified to Series A Preferred Stock because all of our affiliates will likely hold 750 or more shares of record at the effective time of the Reclassification. After consideration of the factors described above, the board believes that the Reclassification is procedurally fair notwithstanding the absence of an unaffiliated shareholder approval requirement or unaffiliated representative.

We have not made any provision in connection with the Reclassification to grant unaffiliated shareholders access to our corporate files, except as provided under the South Carolina Code. Section 33-16-102 of the South Carolina Code permits shareholders to inspect and copy, upon five days’ prior written notice and during regular business hours at our main office, the following records: (1) our Articles of Incorporation; (2) our bylaws; (3) resolutions adopted by our board of directors authorizing the common stock and Series A Preferred Stock and setting their respective terms; (4) the minutes of all shareholders’ meetings, and records of any actions taken by shareholders without a meeting, for the past ten years; (5) all written communications to shareholders as a group within the past three years, including the financial statements furnished to shareholders for the past three years; (6) a list of the names and business addresses of our current directors and officers; (7) our most recent annual report delivered to the South Carolina Department of Revenue; and (8) for holders of at least one percent of our outstanding common stock (or, after the Reclassification, our Series A Preferred Stock), our federal and state income tax returns for the last ten years.

Additionally, shareholders are entitled to inspect and copy, upon five days’ prior written notice and during regular business hours at a reasonable location specified by the Company, any of the following records: (1) excerpts from minutes of any meeting of the board of directors, records of any action of a committee of the board of directors while acting in place of the board, minutes of any meeting of the shareholders, and records of action taken by the shareholders or board of directors without a meeting, to the extent not subject to inspection as described in the preceding paragraph; (2) our accounting records; and (3) our shareholder list. A shareholder may only inspect and copy these three types of records if: (1) his or her demand is made in good faith and for a proper purpose; (2) he or she describes with reasonable particularity his or her purpose and the records he or she desires to inspect; and (3) the records are directly connected with this purpose. The board determined that these access provisions, together with the disclosure contained in this proxy statement and First South’s other filings with the SEC, provide adequate information for unaffiliated shareholders to make an informed decision with respect to the Reclassification.

In addition, the board did not consider it necessary to obtain legal counsel for unaffiliated shareholders or to obtain an independent appraisal of our common stock for such shareholders at our expense. Because there is not a cash component of the Reclassification and for the reasons described in “—Determination of Exchange Ratio” above, the board did not deem it necessary to obtain an appraisal of the common or Series A Preferred Stock when it was setting the terms of the Series A Preferred Stock and the Reclassification. If a dissenters’ proceeding remains unsettled and requires litigation, however, the Company will be required to pay for any court-appointed appraiser(s) unless the court orders otherwise based on the dissenter’s failure to act in good faith or for similar equitable reasons.

In deciding not to adopt these additional procedures, the board also took into account factors such as First South’s size and the cost of such procedures. While these procedures would provide additional procedural protections for shareholders, the board determined that they were not necessary to ensure the procedural fairness of the Reclassification because, in its view, the availability of dissenters’ rights, the ability of the shareholders to vote on the transaction as a single class, the two-thirds approval requirement, the relatively low percentage of our stock held by affiliates, and the time and means afforded to shareholders to obtain their desired consideration in the Reclassification were sufficient to support the board’s determination that the transaction is procedurally fair to each shareholder constituency.

After consideration of the factors described above, the board of directors has determined that the Rule 13e-3 Transaction is procedurally fair, notwithstanding the absence of an unaffiliated shareholder approval requirement, an unaffiliated shareholder representative and the provision of legal counsel or appraisal services at First South’s expense, to First South’s unaffiliated shareholders who will receive Series A Preferred Stock Rule 13e-3 Transaction. The board has also determined that the Rule 13e-3 Transaction is procedurally fair to unaffiliated shareholders who will retain their shares of common stock. Additionally, the board believes that the Rule 13e-3 Transaction is substantively fair to these constituencies. Finally, the board has determined that the Rule 13e-3 Transaction is substantively and procedurally fair to affiliated shareholders for the same reasons specified as to unaffiliated shareholders, given that its terms do not distinguish between these groups.

Determination of Fairness by First South Affiliates

Our affiliates consist of our directors and executive officers:

Harold E. Fleming, M.D.	Chandrakant V. Shanbhag
Joel C. Griffen	V. Lewis Shuler
Roger A.F. Habisreutinger	Barry L. Slider
Herman E. Ratchford	David G. White

These affiliates are deemed to be “filing persons” for purposes of this transaction.

For each of our affiliates, their purpose and reasons for engaging in the Reclassification, alternatives considered and analyses regarding substantive and procedural fairness of the Reclassification to unaffiliated shareholders receiving Series A Preferred Stock in the Reclassification and to those retaining their shares of common stock were the same as those of the board of directors, and each of these affiliates adopted the analyses of the board of directors with respect to these issues. Based on these factors and analyses, each of our affiliates has concluded that the Rule 13e-3 Transaction is procedurally and substantively fair to our unaffiliated shareholders who will receive Series A Preferred Stock and to its unaffiliated shareholders who will retain their shares of common stock.

Federal Income Tax Consequences of the Reclassification

Presented below are the material federal income tax consequences of the Reclassification to: (1) shareholders (including any affiliated shareholders) who will receive Series A Preferred Stock in the Reclassification, (2) shareholders (including any affiliated shareholders) who will retain shares of First South common stock after the Reclassification and (3) First South itself.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain shareholders in light of their particular circumstances. The discussion assumes that the First South shareholders hold their shares of common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the Reclassification. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of shareholders, including:

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market;

•	persons that hold First South common stock as part of a hedge, straddle or conversion transaction;

•	persons who are considered foreign persons for U.S. federal income tax purposes;

•	persons who acquired or acquire shares of First South common stock pursuant to the exercise of employee stock options or otherwise as compensation; and

•	persons who do not hold their shares of First South common stock as a capital asset.

No ruling has been or will be obtained from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Reclassification. In addition, the IRS is not obligated to follow the tax consequences as described herein and may conclude that different tax consequences apply to a shareholder with respect to the exchange of his or her stock in the Reclassification.

Accordingly, we recommend that shareholders consult their own tax advisors as to the specific tax consequences of the Reclassification, including applicable federal, foreign, state and local tax consequences to them of the Reclassification in light of their own particular circumstances.

Federal Income Tax Consequences to Shareholders Receiving Series A Preferred Stock in the Reclassification. The Reclassification will be treated as a “recapitalization,” which is considered a “tax-free” reorganization for federal income tax purposes. Accordingly, a shareholder who receives Series A Preferred Stock in the Reclassification should not recognize any gain or loss. Further, the shareholder’s basis in the Series A Preferred Stock should be the same as such shareholder’s basis in his or her common stock surrendered in the Reclassification and the period such shareholder is considered to have held the Series A Preferred Stock should include the period the shareholder held his First South common stock surrendered in the Reclassification.

Although the Reclassification will be treated as a “tax-free” reorganization and the exchange of Series A Preferred Stock for common stock should not result in the recognition of gain or loss, no assurance can be given that the IRS will agree and/or will not challenge such characterization for federal income tax purposes. While ordinarily the receipt of stock, such as the Series A Preferred Stock, in a transaction such as the Reclassification would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization.

The term “nonqualified preferred stock” is “preferred stock” in which (1) the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issue of such stock, (2) the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock, (3) the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised, or (4) the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or similar indices. Further, “preferred stock” means stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent. Stock shall not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the shareholder actually participating in the earnings and growth of the corporation.

The Series A Preferred Stock should not be considered to be “preferred stock” for federal income tax purposes (and therefore should not be considered “nonqualified preferred stock”) because the Series A Preferred Stock is not limited as to dividends vis-à-vis the common stock and is able to participate in corporate growth to the same extent as the common due to the fact that:

•

the amount distributed with respect to a share of the Series A Preferred Stock in the event of a liquidation cannot be less than the amount distributed with respect to one share of First South common stock; and

•	the Series A Preferred Stock automatically will convert on a share-for-share basis in the event of a transaction that results in a change in control of the Company.

Nevertheless, if the IRS were to successfully contend that the Series A Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Series A Preferred Stock would be treated the same as the receipt of cash in the Reclassification.

Federal Income Tax Consequences to Shareholders Who Do Not Receive Series A Preferred Stock in the Reclassification. Affiliated and unaffiliated shareholders who remain common shareholders following the Reclassification will not recognize gain or loss as a result of the Reclassification. The Reclassification will not affect the adjusted tax basis or holding period of any shares of First South common stock that a shareholder continues to own after the Reclassification.

Federal Income Tax Consequences to First South and First South Bank. Neither First South nor First South Bank will recognize gain or loss for U.S. federal income tax purposes as a result of the Reclassification.

Federal Income Tax Consequences to Shareholders Who Exercise Their Right to Dissent and Receive Cash for Their First South Common Stock. A holder of First South common stock who exercises his or her right to dissent and receive cash in exchange for his or her First South common stock generally will recognize capital gain or loss with respect to those shares equal to the difference between the amount of cash received and his or her basis in the First South common stock, so long as he or she no longer holds shares of First South common stock after the Reclassification. Generally, such gain or loss will be long-term capital gain or loss if the shares have been held by the shareholder for more than one year or short-term capital gain if the shareholder has held the First South common stock for one year or less. Long-term capital gain is generally subject to federal income taxation at a maximum rate of 15%, while short-term capital gain is taxed at ordinary income tax rates of up to 35% for federal income tax purposes. If the shareholder either actually or constructively owns shares of First South stock after the Reclassification, the full amount of cash amount received for the shares (without reduction for any basis in the shares of stock cancelled in the Reclassification) may be taxable to the shareholder as a dividend, instead of giving rise to long-term capital gain or loss, unless the shareholder satisfies one of the tests for redemption treatment contained in Section 302 of the Internal Revenue Code (“IRC”). Currently, dividend income also is subject to federal income taxation at a maximum rate of 15%. The redemption rules of IRC Section 302 and the IRC’s constructive ownership rules are, in part, fact specific as to a shareholder’s particular situation. Accordingly, shareholders who exercise their right to dissent and who continue to actually or constructively own shares of First South stock after the Reclassification should consult their tax advisers to determine whether they satisfy any of the redemption tests of IRC Section 302 after application of the constructive ownership rules. Any capital loss resulting from a shareholder’s exercising his or her right to dissent and the receipt of cash may be subject to limitation as to the amount of loss that may be deducted by the shareholder.

Backup Withholding. Non-corporate shareholders of First South may be subject to backup withholding at a rate of 28% on cash payments received in the Reclassification. Backup withholding will not apply, however, to a shareholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A shareholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the IRS.

The preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the Reclassification. Thus, shareholders are urged to consult their own tax advisors as to their specific tax consequences of the Reclassification, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

IN ADDITION, TO ENSURE COMPLIANCE WITH UNITED STATES TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT (I) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (II) SUCH DISCUSSION IS WRITTEN TO ALERT YOU OF ISSUES AND CONSIDERATIONS IN CONNECTION WITH YOUR DECISION TO PURCHASE OR NOT TO PURCHASE NOTES; AND (III) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Pro Forma Effect of the Reclassification

The following selected pro forma financial data illustrates the pro forma effect of the Reclassification on First South’s financial statements as of June 30, 2008, for the six months ended June 30, 2008, and for the year ended December 31, 2007. Management has prepared this information based on its estimate that 78,400 shares of First South common stock will be reclassified into the same number of shares of Series A Preferred Stock in the Reclassification and that the transaction expenses related to the Reclassification will be $114,000. Please see “Pro Forma Consolidated Financial Information” for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Consolidated Financial Data (Unaudited)

(in thousands, except per share data)	As of and for the six months ended June 30, 2008	As of and for the year ended December 31, 2007
Net interest income	$5,962	13,927
Provision for loan losses	435	1,126
Other income	605	965
Other expense	4,638	8,801
Income tax expense (benefit)	473	1,794

Net income	$1,021	3,171

PER COMMON SHARE
Basic earnings per share	$0.47	$1.47
Diluted earnings per share	$0.47	$1.45
Book value	$18.65	$18.22

AT PERIOD END
Assets	$419,898	$378,875
Shareholders’ equity	$40,314	$39,495
Common shares outstanding	2,082,818	2,161,218
Series A Preferred shares outstanding	78,400	0
Weighted average shares outstanding	2,161,218	2,159,663

INFORMATION REGARDING THE

SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

We are soliciting proxies through this proxy statement for use at the special meeting of First South shareholders. The special meeting will be held at [TIME] Eastern Time on [MEETING DATE], 2008, at [LOCATION].

Record Date and Mailing Date

The close of business on [RECORD DATE], 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about [MAILING DATE], 2008.

Number of Shares Outstanding

As of the close of business on the record date, First South had 36,000,000 shares of common stock authorized, of which 2,161,218 shares were issued and outstanding. Each outstanding share is entitled to one vote on all matters presented at the meeting.

Proposals to be Considered

Shareholders will be asked to vote on the following proposals:

(1)	an amendment to our Articles of Incorporation authorizing 1,000,000 shares of preferred stock, no par value (the “Preferred Stock”), for issuance at the discretion of the board of directors of the Company;

(2)	an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which shareholders of record of fewer than 750 shares of common stock will receive one share of newly designated Series A Preferred Stock, the terms of which are set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder; and

(3)	any other business as may properly come before the meeting or any adjournment of the meeting.

The Articles of Amendment containing the proposed amendments described above are attached as Appendix C to this proxy statement.

Dissenters’ Rights

Shareholders are entitled to dissenters’ rights in connection with Proposal 2, the amendment effecting the reclassification of a portion of our outstanding common stock. See “Dissenters’ Rights” and Appendix B to this proxy statement.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR approval of each of the proposed amendments to our Articles of Incorporation and in the best judgment of the persons appointed as proxies on all other matters that are unknown to us as of a reasonable time prior to this solicitation and that are properly brought before the special meeting.

You can revoke your proxy at any time before it is voted by delivering to First South’s Corporate Secretary, 1450 Reidville Road, Spartanburg, South Carolina 29306, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of First South common stock are represented in person or by valid proxy. Based on the 2,161,218 shares outstanding as of the record date, a quorum will consist of 1,080,610 shares represented either in person or by proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Approval of each of the proposed amendments to the Articles of Incorporation, as well as any other matter that may properly be brought before the meeting, requires the affirmative vote of two-thirds of the votes entitled to be cast on the proposal. First South’s directors and executive officers beneficially own 858,591 shares, representing approximately 39.7% of the outstanding shares of common stock. Every director and executive officer has indicated that he intends to vote his or her shares in favor of each of the proposed amendments to the Articles of Incorporation.

Abstentions. Although abstentions do not count as votes in favor of or against a given matter, they will have the effect of negative votes because approval is based on a percentage of the votes eligible to be cast, as opposed to votes actually cast.

Broker Non-Votes. Generally, brokers who hold shares for the accounts of beneficial owners must vote these shares as directed by the beneficial owner. If, after the broker transmits proxy materials to the beneficial owner, no voting direction is given by the beneficial owner, the broker may vote the shares in his or her own discretion, if permitted to do so by the exchange or other organization of which the broker is a member. Brokers may not vote in their own discretion with respect to any of the proposed amendments. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposals not voted upon. A broker non-vote, with respect to a proposal for which the broker has no discretionary voting authority, does not count as a vote in favor of or against that particular proposal. Based on the same reasoning that applies to abstentions as discussed above, broker non-votes will have the effect of votes against the proposals presented at the special meeting.

Solicitation of Proxies

Proxies are being solicited by our board of directors, and First South pays all costs for such solicitation. In addition, our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation materials to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL 1: APPROVAL OF THE PREFERRED STOCK AMENDMENT

Proposal 1 contains a proposed amendment to our Articles of Incorporation that would authorize 1,000,000 shares of Preferred Stock with such relative rights and privileges as may be determined, from time to time, by the board of directors.

Terms of the Preferred Stock

The Preferred Stock Amendment will provide for the authorization of 1,000,000 shares of preferred stock, no par value, which may be issued at the discretion of the board of directors. If the Reclassification is approved, the board of directors will designate 200,000 shares of the authorized shares of Preferred Stock as the “Series A Preferred Stock,” which will be reserved for issuance in connection with the Reclassification. The terms of the Series A Preferred Stock are set forth in Appendix A. If both the Preferred Stock Amendment and the Reclassification are approved, following the completion of the proposed Reclassification, 800,000 shares of Preferred Stock will remain authorized but undesignated. If the Preferred Stock Amendment is approved but the Reclassification is not, all 1,000,000 shares of Preferred Stock will be available for future issuance. Under the terms of the Preferred Stock Amendment, these authorized but unissued shares of Preferred Stock may be issued in the future in one or more series, with such designations, powers, preferences, and relative rights, as well as any qualifications or restrictions of these powers, preferences, or relative rights, as may be determined by the Board of Directors. Specifically, the Board of Directors are authorized to determine, with respect to any series of Preferred Stock issued:

•	The number of shares constituting that series and the distinctive designation of that series;

•

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

•	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

•

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

•

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

•	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

•

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

•	Any other relative rights, preferences and limitations of that series.

Potential Effects of Unissued Preferred Stock

The existence of authorized but unissued shares of Preferred Stock may enable the Board to make an unsolicited attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise more difficult. For example, if in the due exercise of its fiduciary obligations, the Board determines that a takeover proposal is not in the best interests of First South, the board could cause shares of Preferred Stock to be issued without shareholder approval in one or more private offerings or other transactions in an effort to dilute the voting or other rights of the proposed acquiror or insurgent shareholder or shareholder group. In this regard, following the adoption of the Preferred Stock Amendment, our Articles of Incorporation will grant our Board of Directors broad power to establish the rights and preferences of authorized and unissued shares of Preferred Stock, as described above. The issuance of shares of Preferred Stock, whether in response to a hostile takeover attempt or otherwise, could have a dilutive effect on First South shareholders, generally, either in terms of the amount of earnings and assets per share of common stock, in terms of a decrease in the relative rights and powers, including voting rights, of such holders, or both, and may have the effect of delaying, deterring or preventing a change in control of First South that is not first approved by the Board of Directors.

Recommendation of the Board of Directors

The board recommends that you vote FOR Proposal 1.

PROPOSAL 2: APPROVAL OF THE RECLASSIFICATION AMENDMENT

Proposal 2 contains a proposed amendment to our Articles of Incorporation that will effect a reclassification of our capital stock through an exchange of shares of common stock for newly authorized shares of Series A Preferred Stock, as described more fully below. Proposal 2 will not be effected unless Proposal 1 is also approved.

Terms of the Series A Preferred Stock to be Issued in the Reclassification

The terms of the Series A Preferred Stock, for which certain shares of our capital stock will be exchanged in the Reclassification , are as follows:

General. The shares of Series A Preferred Stock to be issued in the Reclassification will be fully paid and nonassessable shares of stock.

Rank. The Series A Preferred Stock, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, ranks senior to the common stock and to all other classes and series of equity securities of the Company, other than any classes or series of equity securities that the Company subsequently issues ranking on a parity with, or senior to the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding-up of the Company. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other series or classes of stock and equity securities designated by the board of directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the Company, including notes and debentures.

Dividend Rights. Holders of Series A Preferred Stock are entitled to a 5% preference in the distribution of dividends, when and if declared and paid by First South, so that holders of the Series A Preferred shares are entitled to receive dividends in an amount not less than 105% of that paid on common shares prior to the receipt of dividends by the holders of common stock. For example, if First South declared a dividend of $1.00 per share payable to the holders of its common stock, the holders of the Series A Preferred Stock would be entitled to receive a dividend of $1.05 per share before any dividends were paid to the holders of the common stock. First South is not required to pay any dividends on the Series A Preferred Stock unless it pays a dividend on the common stock, and has the right to waive the declaration or payment of dividends. Any dividends waived by First South will not accumulate to future periods and will not represent a contingent liability of First South.

Perpetual Stock. The Series A Preferred Stock is perpetual stock, which means stock that does not have a maturity date, cannot be redeemed at the option of the holder, and has no other provisions that will require future redemption of the issue.

Voting Rights. Unlike the common stock, the Series A Preferred Stock will not having voting rights except under very limited circumstances. Except as otherwise provided by law, holders of Series A Preferred Stock are entitled to vote with the common shareholders only upon proposals for (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets (a “Change in Control”). For those matters on which holders of Series A Preferred Stock are entitled to vote, such holders have the right to one vote for each such share, and are entitled to receive notice of any shareholders’ meeting held to act upon such matters in accordance with First South’s bylaws. When voting on a proposed Change in Control, the holders of Series A Preferred Stock will vote together with the holders of common stock and not as a separate class.

Rights to Equal Participation with Common Stock on a Change in Control. Holders of the Series A Preferred Stock will have the right to participate in any value received as a result of any future sale of the Company at the same value per share as the holders of the common stock.

Liquidation Rights. Holders of Series A Preferred Stock are entitled to a preference in the distribution of assets of First South in the event of any liquidation, dissolution or winding-up of First South, whether voluntary or involuntary, equal to the greater of the book value per share, the amount per share to be paid to common shareholders, or $18.71 per share.

Repurchase Rights. First South will have the right to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of the book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principles; the fair market value per share of the Series A Preferred Stock; or the fair market value of our common stock. “Fair market value” is determined reasonably and in good faith by the Company’s board of directors, and means the price a third party would pay for the Series A Preferred Stock or common stock as of the applicable valuation date on a per-share basis. Additionally, the call provision provides for an appraisal procedure in the event that the holder of Series A Preferred Stock which is called by the Company disagrees with the board’s determination of the fair market value of the Series A Preferred Stock or the common stock.

Preemptive Rights. Holders of Series A Preferred Stock do not have any preemptive rights to purchase any additional shares of Series A Preferred Stock or shares of any other class of capital stock of First South that may be issued in the future.

Antidilution Adjustments. If the number of our outstanding shares of common stock is increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other company, by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares or stock dividend, an appropriate adjustment shall be made by the board of directors in the number and relative terms of the Series A Preferred Stock.

Overview of the Reclassification

Structure. Proposal 2 provides for the reclassification of First South common stock into shares of Series A Preferred Stock. Shareholders owning fewer than 750 shares of First South common stock will receive one share of Series A Preferred Stock for each share of common stock they own on the effective date of the Reclassification, which is the date on which the Articles of Amendment containing the proposed amendments to our Articles of Incorporation are filed with the South Carolina Secretary of State. All other shares of common stock will remain outstanding.

Determination of Shares “Held of Record.” Shareholders who are the record holders of fewer than 750 shares of First South common stock will receive one share of Series A Preferred Stock for each share of First South common stock they own on the effective date of the Reclassification. A record holder of 750 or more shares will be unaffected. Because SEC rules require that we count “record holders” for purposes of determining our reporting obligations, Proposal 2 is based on the number of shares held of record without regard to the ultimate control of the shares.

A shareholder “of record” is the shareholder whose name is listed on the front of the stock certificate, regardless of who ultimately has the power to vote or sell the shares. For example, if a shareholder holds four separate certificates (individually, as a joint tenant with someone else, as trustee, and in an IRA), those certificates represent shares held by four different record holders, even if a single shareholder controls the voting or disposition of those shares. Similarly, shares held by a broker in “street name” on a shareholder’s behalf are held of record by the broker.

As a result, a single shareholder with 750 or more shares held in various accounts could receive Series A Preferred Stock in the Reclassification for all of his or her shares if those accounts individually hold fewer than 750 shares. To avoid this, the shareholder could either consolidate his or her ownership into a single form of ownership representing 750 or more shares, or acquire additional shares in the market prior to the effective date of the Reclassification, or place all of the shares into a “street name” account with a holder holding at least 750 shares.

Legal Effectiveness. As soon as practicable after shareholder approval, we will file articles of amendment to our Articles of Incorporation with the South Carolina Secretary of State and will send a Letter of Transmittal to all record holders of First South common stock who are entitled to receive Series A Preferred Stock in the Reclassification directing them to submit their common stock certificates for exchange. The Reclassification will be effective upon the filing of the Articles of Amendment with the South Carolina Secretary of State. We anticipate that this will occur in the fourth quarter of 2008.

On the effective date of the Reclassification, each shareholder who owns fewer than 750 shares of record immediately prior to the Reclassification will not have any rights as a First South common shareholder and will instead have the rights of a Series A Preferred shareholder.

Exchange of Stock Certificates for Series A Preferred Stock. The Letter of Transmittal will provide the means by which shareholders will surrender their First South common stock certificates and obtain the Series A Preferred Stock certificates to which they are entitled. If certificates evidencing First South common stock have been lost or destroyed, First South may, in its sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to First South in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the shareholder will be required to submit, in addition to other documents, a bond or other security, satisfactory to the board, indemnifying First South and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Shareholders whose certificates have been lost or destroyed should contact First South as soon as possible. Additional instructions regarding lost or destroyed stock certificates will be included in the Letter of Transmittal that will be sent to shareholders after the Reclassification becomes effective.

Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by shareholders in connection with the exchange of their common stock certificates for Series A Preferred Stock certificates in the Reclassification. First South will bear these costs.

The Letter of Transmittal will be sent to shareholders promptly after the effective date of the Reclassification. Do not send in your common stock certificates until you have received the Letter of Transmittal. Assuming you submit your common stock certificates promptly thereafter, we expect that you will receive your Series A Preferred Stock certificates approximately four weeks after the effective date of the Reclassification.

Recommendation of the Board of Directors

The board recommends that you vote FOR Proposal 2.

DISSENTERS’ RIGHTS

Pursuant to the provisions of the South Carolina Code, First South’s shareholders have the right to dissent from Proposal 2, the amendment effecting the reclassification of a portion of our outstanding common stock, and to receive the fair value of their shares in cash. Holders of First South common stock who fulfill the requirements described below will be entitled to assert dissenters’ rights.

Pursuant to the provisions of Sections 33-13-101 et seq. of the South Carolina Code, if the Reclassification is consummated, you must:

•

give to First South, prior to the vote at the special meeting with respect to the approval of the Reclassification, written notice of your intent to demand payment for your shares of First South common stock (hereinafter referred to as “shares”) if the proposed action is effected;

•	not vote in favor of Proposal 2; and

•	comply with the statutory requirements summarized below. If you perfect your dissenters’ rights, you will receive the fair value of your shares as of the effective date of the Reclassification.

You may assert dissenters’ rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify First South in writing of the name and address of each person on whose behalf you are asserting dissenters’ rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder’s other shares were registered in the names of different shareholders.

Voting against Proposal 2 will not satisfy the written demand requirement. In addition to not voting in favor of Proposal 2, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Reclassification is effected. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted with respect to Proposal 2 will be deemed to have voted in favor of Proposal 2 and will not be entitled to assert dissenters’ rights.

Any written communication satisfying the requirements discussed above should be addressed to First South Bancorp, Inc. 1450 Reidville Road, Spartanburg, South Carolina 29306, Attention: Barry L. Slider, President and Chief Executive Officer.

If the shareholders of First South approve the Reclassification at the special meeting, First South must deliver a written dissenters’ notice (the “Dissenters’ Notice”) to all of its shareholders who satisfied the foregoing requirements. The Dissenters’ Notice must be sent within 10 days after the effective date of the Reclassification and must:

•	state where dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

•	inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

•

supply holders with a form for demanding payment that includes the date of the first announcement of the terms of the Reclassification and requires the holder (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

•

set a date by which First South must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters’ Notice) is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

•	be accompanied by a copy of Sections 33-13-101 et seq. of the South Carolina Code.

A record shareholder who receives the Dissenters’ Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3) of the South Carolina Code and deposit such holder’s certificates in accordance with the Dissenters’ Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Reclassification. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the South Carolina Code

Except as described below, First South must upon the effective date of the Reclassification, or upon receipt of a payment demand, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount First South estimates to be the fair value of the shares, plus accrued interest from the effective date of the Reclassification. First South’s offer of payment under Section 33-13-250 of the South Carolina Code must be accompanied by:

•	recent financial statements of First South;

•	First South’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand additional payment under the South Carolina Code; and

•	a copy of Sections 33-13-101 et seq. of the South Carolina Code.

If the Reclassification is not consummated within 60 days after the date set forth demanding payment and depositing share certificates, First South must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. First South must send a new Dissenters’ Notice if the Reclassification is consummated after the return of certificates and repeat the payment demand procedure described above.

Section 33-13-280 of the South Carolina Code provides that a dissenting shareholder may notify First South in writing of his or her own estimate of the fair value of such holder’s shares and the interest due, and may demand payment of such holder’s estimate (less any payment made under the procedure described above), if:

•	he or she believes that the amount paid by First South is less than the fair value of his or her shares or that First South has calculated incorrectly the interest due;

•	First South fails to make payment under Section 33-13-250 within 60 days after the date set for demanding payment; or

•

First South, having failed to consummate the Reclassification, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives his or her right to demand payment under Section 33-13-280 unless he or she notifies First South of his or her demand in writing within 30 days after First South makes or offers payment for his or her shares.

If a demand for payment under Section 33-13-280 remains unsettled, First South must commence a nonjury equity valuation proceeding in the Court of Common Pleas of Spartanburg County, South Carolina, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If First South does not commence the proceeding within those 60 days, the South Carolina Code requires First South to pay each dissenting shareholder whose demand remains unsettled the amount demanded. First South is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder’s shares plus interest to the date of judgment.

The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against First South, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, capriciously, or not in good faith in demanding payment under Section 33-13-280. The court also may assess the fees and expenses of attorneys and experts for the respective parties against First South if the court finds First South did not substantially comply with the requirements of specified provisions of the South Carolina Code, or against either First South or a dissenting shareholder if the court finds that such party acted arbitrarily, capriciously, or not in good faith with respect to the dissenters’ rights provided by the South Carolina Code.

If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against First South, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce the statutory liability of First South in the event First South fails to commence an appraisal within the sixty day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters’ counsel against the corporation.

This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Chapter 33-13 of the South Carolina Code, included as Appendix B to this Proxy Statement. If you intend to dissent from approval of Proposal 2, you should review carefully the text of Appendix B and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters’ rights or any steps associated with perfecting dissenters’ rights, except as indicated above or otherwise required by law.

We have not made any provision to grant you access to any of First South’s corporate files, except as may be required by the South Carolina Code, or to obtain legal counsel or appraisal services at First South’s expense.

Any dissenting shareholder who perfects his or her right to be paid the “fair value” of his or her shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See “Special Factors—Federal Income Tax Consequences of the Reclassification.”

INFORMATION ABOUT FIRST SOUTH AND ITS AFFILIATES

Overview

First South is a bank holding company with no operations other than those carried on by its wholly-owned subsidiary, First South Bank (the “Bank”). The Company was organized in 1999 under the laws of South Carolina for the purpose of becoming a holding company for the Bank. The Bank conducts a general banking business under a state charter approved by the South Carolina State Board of Financial Institutions (the “State Board”) and granted by the Secretary of State of South Carolina. The Bank was organized in 1996. The Bank conducts its activities from its main office in Spartanburg and branch offices in Spartanburg, Columbia, Bluffton and Greenville, South Carolina, opened in 1996, 1997, 2000 and 2007, respectively.

The Bank’s business primarily consists of accepting deposits and making loans. The Bank seeks deposit accounts from households and businesses in its primary market areas by offering a full range of savings accounts, retirement accounts (including Individual Retirement Accounts), checking accounts, money market accounts, and time certificates of deposit. It also makes commercial, real estate and installment loans, primarily on a secured basis, to borrowers in and around Spartanburg, Richland, Beaufort, and Greenville Counties in South Carolina. In addition, the Bank also makes other authorized investments. As of December 31, 2007, the Bank employed 70 persons on a full time equivalent basis. As of June 30, 2008, First South had $420.0 million in consolidated assets, $340.2 million in deposits and $40.4 million in shareholders’ equity.

Directors and Executive Officers

Set forth below is certain information about our current directors and executive officers. Each director is also a director of our subsidiary, First South Bank.

Name	Age	Director Since	Business Experience During Past Five Years
Harold E. Flemming, MD	67	1996	Physician, Cardio Medical Associates.

Joel C. Griffen	55	1996	President, Griffen Gear, Inc. (specialized gear manufacturing).

Roger A. F. Habisreutinger	66	1996	Chairman of the Board of the Company and First South Bank; President, Champion Investment Corp.

Herman E. Ratchford	75	1998	Chairman and Chief Executive Officer, Triangle Real Estate of Gastonia (construction).

Chandrakant V. Shanbhag	58	1996	Chief Executive Officer, D.C. Motors & Control, Inc.

V. Lewis Shuler	65	N/A	Executive Vice President and Chief Financial Officer of the Company and First South Bank.

Barry L. Slider	55	1996	President and Chief Executive Officer of the Company and First South Bank.

David G. White	52	1996	Attorney, David G. White, PA

Stock Ownership by Affiliates

The following table sets forth the number and the percentage ownership of shares of First South common stock beneficially owned by each current director, executive officer, and 5% shareholder of First South and by all directors and executive officers as a group as of June 30, 2008.

The table also sets forth the number and approximate percentage of shares of First South common stock that the persons named in the table would beneficially own after the effective date of the Reclassification on a pro forma basis, assuming 78,400 shares are exchanged for Series A Preferred Stock in the Reclassification and there are no changes in the named person’s ownership between June 30, 2008, and the effective date of the Reclassification.

Name	Number of Shares Beneficially Owned		Percentage of Total Before Reclassification	Percentage of Total After Reclassification
Harold E. Flemming, MD	30,780	(1)	1.4%	1.5%

Joel C. Griffen	32,516		1.5%	1.6%
Roger A. F. Habisreutinger	163,401	(2)	7.6%	7.8%
Herman E. Ratchford	248,283		11.5%	11.1%
Chandrakant V. Shanbhag	160,111	(3)	7.4%	7.6%
V. Lewis Shuler	37,679	(4)	1.7%	1.8%
Barry L. Slider	118,832	(5)	5.4%	5.5%
David G. White	66,989	(6)	3.1%	3.2%
All current directors and executive officers as a group (8 persons)	858,591	(7)	39.7%	40.1%

(1)	Of the total shares beneficially owned, 13, 209 are pledged as collateral.
(2)	Includes 26,744 shares owned jointly with his wife, 15,000 shares owned by his wife, 63,922 shares owned by other family members and 42,020 shares owned by a trust as to which Mr. Habisreutinger disclaims beneficial ownership.
(3)	Includes 54,000 shares owned jointly with his wife and 360 shares owned by minor children. Of the total shares beneficially owned, 83,935 are pledged as collateral.
(4)	Includes 14,829 shares underlying presently exercisable options and 11,750 shares pledged as collateral.
(5)	Includes 3,063 shares owned jointly with his wife, 42,618 shares owned by his wife as to which Mr. Slider disclaims beneficial ownership, and 26,322 shares subject to presently exercisable options.
(6)	Includes 2,338 shares owned by minor children and 2,580 shares owned by his wife as to which Mr. White disclaims beneficial ownership.
(7)	Includes 41,151 shares subject to currently exercisable options.

Recent Affiliate Transactions in First South Stock

The following table shows all transactions in First South common stock for which consideration was paid involving First South and its executive officers, directors and affiliates during the past two years or since becoming an affiliate, whichever is later. Unless otherwise indicated, each transaction listed was a private purchase from an unaffiliated shareholder.

Name	Date	No. of Shares	Price per Share		Purchase / Sale
Harold E. Fleming	9/12/2006	391	$27.85		Sale
Barry L. Slider	9/14/2006	6,339	$6.38	(1)	Purchase
Barry L. Slider	12/14/2006	5,295	$8.05	(2)	Purchase
Barry L. Slider	12/14/2006	3,421	$9.16	(3)	Purchase
Barry L. Slider	12/14/2006	4,836	$9.44	(4)	Purchase
V. Lewis Shuler	12/19/2006	3,522	$6.38	(5)	Purchase
V. Lewis Shuler	12/19/2006	2,926	$8.05	(6)	Purchase
V. Lewis Shuler	12/19/2006	1,882	$9.16	(7)	Purchase
V. Lewis Shuler	12/19/2006	180	$9.58	(8)	Purchase
Herman E. Ratchford	5/24/2007	300	$27.00		Purchase
Herman E. Ratchford	5/24/2007	200	$27.10		Purchase
Herman E. Ratchford	6/1/2007	104	$27.20		Purchase
Herman E. Ratchford	6/8/2007	50	$27.30		Purchase
Herman E. Ratchford	6/27/2007	500	$27.30		Purchase
V. Lewis Shuler	7/16/2007	9,000	$26.15		Sale
Chandrakant V. Shanbhag	7/16/2007	9,000	$26.15		Purchase
Herman E. Ratchford	8/8/2007	1,000	$24.25		Purchase
Barry L. Slider	8/22/2007	500	$23.00		Purchase
Chandrakant V. Shanbhag	8/24/2007	1,000	$23.00		Purchase
Barry L. Slider	2/1/2008	372	$25.00		Sale
Herman E. Ratchford	2/7/2008	6,780	$22.00		Purchase
Herman E. Ratchford	3/11/2008	346	$21.75		Purchase
Herman E. Ratchford	3/16/2008	500	$21.75		Purchase
Barry L. Slider	3/18/2008	128	$23.00		Sale
Herman E. Ratchford	4/23/2008	500	$19.50		Purchase
Herman E. Ratchford	4/24/2008	500	$19.75		Purchase
Herman E. Ratchford	4/25/2008	500	$19.70		Purchase
Herman E. Ratchford	4/30/2008	180	$19.10		Purchase
Herman E. Ratchford	5/5/2008	200	$19.50		Purchase
Herman E. Ratchford	5/7/2008	300	$19.50		Purchase
Herman E. Ratchford	5/15/2008	500	$19.60		Purchase
Herman E. Ratchford	5/21/2008	500	$19.10		Purchase
Chandrakant V. Shanbhag	6/24/2008	1,806	$19.00		Purchase

(1)	Reflects the exercise of 6,339 options at an exercise price of $6.38 per option.
(2)	Reflects the exercise of 5,295 options at an exercise price of $8.05 per option.
(3)	Reflects the exercise of 3,421 options at an exercise price of $9.16 per option.
(4)	Reflects the exercise of 4,836 options at an exercise price of $9.44 per option.
(5)	Reflects the exercise of 3,522 options at an exercise price of $6.38 per option.
(6)	Reflects the exercise of 2,926 options at an exercise price of $8.05 per option.
(7)	Reflects the exercise of 1,882 options at an exercise price of $9.16 per option.
(8)	Reflects the exercise of 180 options at an exercise price of $9.58 per option.

Related Party Transactions

From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with First South Bank. The Bank’s policy is that any loans or other transactions with those persons or entities (a) are made in accordance with applicable law and the Bank’s lending policies; (b) are made on substantially the same terms, including price, interest rates and collateral, as those prevailing at the time for comparable transactions with other unrelated parties of similar standing; and (c) do not involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank. In addition, all future transactions with our directors, officers and their affiliates are intended to be on terms no less favorable than could be obtained from an unaffiliated third party, and must be approved by a majority of our directors, including a majority of the directors who do not have an interest in the transaction.

As of the date of this proxy statement/prospectus, no such loans to our insiders or to their affiliates have been classified as nonaccrual, past due, restructured or problem loans. The aggregate dollar amount of loans outstanding to such persons at December 31, 2007 was $8,041,000, and during 2007, $7,226,000 in new loans were made and repayments totaled $3,872,000. Rates paid on deposits and fees charged for other banking services, and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with other persons. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal stockholders, and their associates.

In addition, from time to time we may enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of insurance, purchases or leases of automobiles, legal services and facilities construction. We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties. Our Board approves such transactions on a case by case basis when material expense amounts are involved, but only when the business transaction or arrangement, as the sole criteria, is in the best interest of our Company. Since transactions of this nature are rare, we do not have written policies or procedures with respect to such approvals. Approvals of transactions of this nature are recorded in the minutes of our Board meetings. The aggregate total annual value of transactions to any individual related party did not exceed $120,000 for the year ended December 31, 2007, or for the period from January 1, 2008 through the date of this proxy statement.

We have obtained legal services from the Law Office of David G. White in the past and expect to do so in the future. Mr. White is one of our directors. We have made no payments to the Law Office of David G. White for these legal services in either the year ended December 31, 2007, or during the period from January 1, 2008 through the date of this proxy statement.

Market for Common Stock and Dividends

The following table shows the quarterly high and low trading prices and cash dividends for the First South common stock for the periods indicated. Although the common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “FSBS,” there is not an active trading market for our common stock, and we do not expect that an active market for the common stock or Series A Preferred Stock will develop after the Reclassification. We anticipate that both the shares of First South common stock and Series A Preferred Stock will continue to be eligible for trading on the Over-the-Counter Bulletin Board after the Reorganization, but we will not be required to file reports under the Securities Exchange Act and do not anticipate that an active trading market for either the common stock or the Series A Preferred Stock will develop. The Company has not paid cash dividends since inception and does not expect to pay cash dividends in the near future following the proposed Reclassification.

The prices reported below reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The prices have been adjusted to reflect a 3 for 2 stock split in March, 2004, and 6 for 5 stock split in May, 2006.

	Quarter	High ($)	Low ($)
2008
	Third (through September 5, 2008)	19.50	15.50
	Second	21.00	18.03
	First	25.00	18.25

2007
	Fourth	24.45	16.00
	Third	26.51	22.25
	Second	29.75	25.30
	First	29.00	26.50

2006
	Fourth	28.40	27.00
	Third	28.74	26.05
	Second	33.50	25.50
	First	35.00	31.10

2005
	Fourth	—	—
	Third	—	—
	Second	—	—
	First	—	—

Description of Capital Stock

The authorized capital stock of First South Bancorp, Inc. consists of 36,000,000 shares of common stock, no par value. As of the record date, 2,161,218 shares of First South common stock were issued and outstanding and were held of record by approximately 473 shareholders. We estimate the number of shares of First South common stock outstanding after the Reclassification will be approximately 2,082,818 shares. As of the record date, no shares of First South preferred stock were authorized. The exact number of shares of common stock outstanding after the Reclassification will depend on the number of shares of common stock that are reclassified into Series A Preferred Stock. The following summary describes the material terms of our capital stock.

All holders of our common stock are entitled to share equally in dividends from funds legally available therefor when, as, and if declared by the board of directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in all of our assets available for distribution to the common shareholders. We may pay dividends in cash, property or shares of common stock, unless we are insolvent or the dividend payment would render us insolvent. Each holder of our common stock is entitled to one vote for each share on all matters submitted to the shareholders. Holders of our common stock do not have any preemptive right to acquire any of our authorized but unissued capital stock. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to our common stock. All outstanding shares of our common stock are fully paid and non-assessable. Generally, we may issue additional shares of First South common stock without regulatory or shareholder approval, and common stock may be issued for cash or other property.

We are proposing to authorize an additional class of capital stock entitled Preferred Stock. See “Proposal 1—Approval of the Preferred Stock.” In addition, provided that our shareholders approve each of Proposal 1 and Proposal 2, we intend to designate a portion of the Preferred Stock as Series A Preferred Stock for issuance in connection with the Reclassification. See Appendix A for a description of the terms of the Series A Preferred Stock to be issued in connection with the Reclassification.

Shareholder Communications

Any shareholder who wishes to send communications to the Board of Directors should mail them addressed to the intended recipient by name or position in care of: Corporate Secretary, First South Bancorp, Inc., 1450 Reidville Road, Spartanburg, South Carolina 29306. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An “appropriate shareholder communication” is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender’s interest as a shareholder and not to any other personal or business interest.

In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to a committee of the board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.

Other Matters

Our board of directors knows of no other matters that may be brought before the meeting. If, however, any matter other than the election of directors, or matters incidental to the election of directors, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders. If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following historical financial data is derived from, and qualified by reference to, First South’s Consolidated Financial Statements and the Notes thereto included in its Annual Reports on Form 10-K for the years ended December 31, 2007 and December 31, 2006 and its Quarterly Report on Form 10-Q for the six months ended June 30, 2008. You should read the selected financial data set forth below in conjunction with the foregoing financial statements and notes and in the context of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the reports listed above. The portions of our annual and quarterly reports described above are attached as Appendices D and E to this proxy statement.

	As of and for the year ended December 31
(In thousands except per share data)	2007	2006
Net interest income	$13,927	14,651
Provision for loan losses	1,126	950
Noninterest income	965	1,202
Noninterest expense	8,801	7,715
Income taxes (benefit)	1,794	2,607

Net earnings (loss)	$3,171	4,581

PER COMMON SHARE
Basic earnings (loss) per share	$1.47	2.16
Diluted earnings (loss) per share	1.45	2.11
Book value	$18.27	16.68

AT YEAR END
Loans, net	$328,944	293,190
Earning assets	361,053	339,267
Assets	378,875	353,423
Deposits	295,111	308,057
Shareholders’ equity	$39,495	35,955
Common shares outstanding	2,161,218	2,155,538

AVERAGE BALANCES
Loans	$310,439	287,887
Earning assets	351,644	334,271
Assets	365,051	346,922
Deposits	303,339	295,595
Shareholders’ equity	$37,971	33,684
Weighted average shares outstanding	2,159,663	2,120,320

KEY PERFORMANCE RATIOS
Return on average assets	.87%	1.32%
Return on average shareholders’ equity	8.35%	13.60%
Net interest margin	3.96%	4.38%
Dividend payout ratio	0.00%	0.00%
Average equity to average assets	10.40%	9.71%

	As of and for the six months ended June 30
(In thousands except per share data)	2008	2007
Net interest income	$5,962	7,071
Provision for loan losses	435	901
Other income	605	498
Other expense	4,638	4,217
Income taxes	473	886
Net earnings	$1,021	1,565

PER COMMON SHARE
Basic earnings (loss) per share	$0.47	0.72
Diluted earnings (loss) per share	0.47	0.72
Cash dividends declared	0.00	0.00
Book value	$18.71	17.36

AT PERIOD END
Loans, net	$354,343	307,081
Earning assets	393,462	351,806
Assets	420,012	367,507
Deposits	340,202	306,542
Shareholders’ equity	$40,428	37,519
Common shares outstanding	2,161,218	2,161,038

AVERAGE BALANCES
Loans	$347,116	302,941
Earning assets	377,767	342,312
Assets	398,613	355,091
Deposits	315,595	300,808
Shareholders’ equity	$40,415	37,002
Weighted average shares outstanding	2,161,218	2,158,176

KEY PERFORMANCE RATIOS
Return on average assets (annualized)	0.52%	0.89%
Return on average shareholders’ equity (annualized)	5.08%	8.53%
Net interest margin	3.17%	4.17%
Dividend payout ratio	0.00%	0.00%
Average equity to average assets	10.14%	10.42%

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated balance sheet as of June 30, 2008 (the “Pro Forma Balance Sheet”), and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2007, and for the six months ended June 30, 2008 (collectively, the “Pro Forma Statements of Operations”), show the pro forma effect of the Reclassification. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the Reclassification occurred at June 30, 2008, while the pro forma adjustments to the Pro Forma Statements of Operations are computed as if the Reclassification were consummated on January 1, 2007, the earliest period presented. The following financial statements do not reflect any anticipated cost savings that may be realized by First South after consummation of the Reclassification.

The pro forma information does not purport to represent what First South’s results of operations actually would have been if the Reclassification had occurred on January 1, 2007.

FIRST SOUTH BANCORP, INC.

Pro Forma Consolidated Balance Sheet

June 30, 2008

(Dollars in thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Pro Forma Combined
			Debit	Credit
ASSETS
Cash and due from banks	$6,453	(2)		114	$6,339
Due from Banks – Interest Bearing	4,855				4,855

Cash and cash equivalents	11,308				11,194
Securities available for sale	26,180				26,180
Securities held to maturity	3,677				3,677
Loans, net	354,343				354,343
Premises and equipment	6,841				6,841
Other assets	17,663				17,663

Total assets	$420,012				$419,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$15,467				$15,467
Interest bearing	324,735				324,735

Total deposits	340,202				340,202
					2,748
Accrued expenses and other liabilities	2,748				36,634
Other borrowed funds	36,634				379,584

Total liabilities	379,584				379,584

Shareholders’ equity:
Series A Preferred Stock	0	(1)			0
Common stock	0	(1)			0
Capital surplus	19,926				19,926
Retained earnings	20,398	(2)	114		20,284
Accumulated other comprehensive income (loss)	104				104

Total shareholders’ equity	40,428				40,314

Total liabilities and equity	$420,012				$419,898

Shares outstanding (common and Series A Preferred)	2,161,218				2,161,218

Book value per common equivalent share	$18.71				$18.65

(1)	Assumes the issuance of 78,400 shares of Series A Preferred Stock, issued in exchange for 78,400 shares of common stock.
(2)	Cost of the transaction including $114,000 in filing, legal and other fees

See accompanying notes to pro forma consolidated financial statements.

FIRST SOUTH BANCORP, INC.

Pro Forma Consolidated Statements of Income

For the Six Months Ended June 30, 2008

(In thousands, except per share data)

(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income	$12,900		$12,900
Interest expense	6,938		6,938

Net interest income	5,962		5,962

Provision for loan losses	435		435
Other income	605		605
Other expense	4,638		4,638

Earnings before taxes	1,494		1,494
Income tax expense	473		473

Net income	$1,021		$1,021

Less net income attributable to preferred shareholders (1)			(39)

Net income available to common shareholders			$982

Basic earnings per common share (2)	$0.47		$0.47
Diluted earnings per common share (2)	$0.47		$0.47

(1)	Net income attributable to preferred shareholders is calculated based upon a pro rata, per share apportionment of net income, plus the 5% dividend preference of the Series A Preferred Stock.
(2)	The pro forma basic and diluted earnings per share have been adjusted to reflect the change in net income available to common shareholders and the weighted average number of common shares outstanding. There was no change in the basic or diluted earnings per share as a result of these adjustments.

See accompanying notes to pro forma consolidated financial statements.

FIRST SOUTH BANKSHARES, INC.

Pro Forma Consolidated Statements of Income

For the Year Ended December 31, 2007

(In thousands, except per share data)

(Unaudited)

	Historical	Pro Forma Adjustments	Pro Forma
Interest income	$29,262		$29,262
Interest expense	15,335		15,335

Net interest income	13,927		13,927

Provision for loan losses	1,126		1,126
Other income	965		965
Other expense	8,801		8,801

Earnings before income taxes	4,965		4,965
Income tax benefit	1,794		1,794

Net income	$3,171		$3,171

Less net income attributable to preferred shareholders (1)			(121)

Net income available to common shareholders			$3,050

Basic earnings per common share (2)	$1.47		$1.47
Diluted earnings per common share (2)	$1.45		$1.45

(1)	Net income attributable to preferred shareholders is calculated based upon a pro rata, per share apportionment of net income, plus the 5% dividend preference of the Series A Preferred Stock.
(2)	The pro forma basic and diluted earnings per share have been adjusted to reflect the change in net income available to common shareholders and the weighted average number of common shares outstanding. There was no change in the basic or diluted earnings per share as a result of these adjustments.

See accompanying notes to pro forma consolidated financial statements.

FIRST SOUTH BANCORP, INC.

Notes to Consolidated Pro Forma Financial Statements

(1)	The unaudited pro forma consolidated balance sheet as of June 30, 2008 and consolidated statements of operations for the year ended December 31, 2007 and for the six months ended June 30, 2008 have been prepared based on the historical consolidated balance sheets and statements of income, which give effect to the Reclassification as if it had occurred on the earliest date presented.

(2)	In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position and results for the period presented have been included. Adjustments, if any, are normal and recurring nature.

HISTORICAL AND PRO FORMA

RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

Dollars in Thousands

	Six months June 30,		Pro forma Six Months ended June 30,	Year ended December 31,		Pro forma Year ended December 31,
	2008	2007	2008	2007	2006	2007
Pretax earnings	1,494	2,451	1,494	4,965	7,188	4,965
Fixed charges
Interest expensed and capitalized	6,938	7,467	6,938	15,335	13,133	15,335
Amortization of capitalized interest
Distributed income of equity investees
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges
Less
Interest capitalized
Preference security dividend requirements
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges

Total Earnings	8,432	9,918	8,432	20,300	20,321	20,300

FIXED CHARGES
Interest expensed and capitalized capitalized interest	6,938	7,467	7,959	15,335	13,133	15,335
Interest within rental expense
Preference security dividend requirements of consolidated subsidiaries

Total Fixed Charges	6,938	7,467	7,959	15,335	13,133	15,335

Ratio of Earnings
To Fixed Earnings	121.53%	132.82%	121.53%	132.38%	154.73%	132.38%

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Copies of these reports and other information may be inspected and copied at the SEC’s public reference facilities located at Station Place, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports and other information can also be obtained by mail at prescribed rates from the SEC at the address provided above, via telephone at 1-800-SEC-0330, or via the SEC’s website at www.sec.gov.

We have filed a Schedule 13E-3 under the Securities Exchange Act in connection with the Reclassification. This proxy statement does not contain all the information contained in the Schedule 13E-3 because certain portions have been omitted in accordance with SEC rules and regulations. The Schedule 13E-3 is available at the SEC for inspection and copying as described above.

APPENDIX A

TERMS OF THE SERIES A PREFERRED STOCK

FIRST SOUTH BANCORP, INC.

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

1. Designation and Initial Number. The series of shares of Preferred Stock hereby authorized shall be designated the “Series A Preferred Stock.” The initial number of authorized shares of the Series A Preferred Stock shall be 200,000 shares.

2. Rank. The Series A Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 13). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of cash dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, cash dividends in a per share amount of at least 5% more than the cash dividends per share paid on the shares of Common Stock prior to the payment of any cash dividends to the holders of the Common Stock, with any amounts in excess of the 5% premium described above being payable at the discretion of the Board of Directors. The shares of Series A Preferred Stock shall be non-cumulative with respect to cash dividends, and the corporation shall have the right to waive the declaration of payment of cash dividends. Any cash dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net book value of the shares of Series A Preferred Stock as determined under generally accepted accounting principals; the amount paid to the holders of Common Stock or the sum of $18.71 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Term. The Series A Preferred Stock shall have perpetual term.

7. Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change in Control, each holder of Series A Preferred Stock shall have the right to receive the same consideration to be received by each holder of Common Stock, calculated as if the holder had converted such shares of Series A Preferred Stock to an equal number of shares of Common Stock immediately prior to the consummation of such Change of Control

8. Repurchase Provision. The corporation shall have the right, subject to prior approval by the Board of Governors of the Federal Reserve System, to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principals, fair market value per share of the Series A Preferred Stock or fair market value per share of the Common Stock. For purposes of this Section 8, fair market value per share means the fair market value per share as determined reasonably and in good faith by the Company’s Board of Directors, which means the price a third party would pay for the Series A Preferred Stock or Common Stock as of the applicable valuation date on a per share basis. If any holder of Series A Preferred Stock (the “Dissenting Holder”) does not agree with the fair market value per share of the Series A Preferred Stock or Common Stock as determined by the Board of Directors under this Section 8, the Dissenting Holder shall provide written notice of such disagreement to the Company within 10 days of the date on which the notice of the repurchase was delivered to the Dissenting Holder. Within 30 days of the timely receipt of such notice from a Dissenting Holder, the Company shall engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the Company and reasonably acceptable to the Dissenting Holder, to determine the fair market value per share of the Series A Preferred Stock or Common Stock, as the case may be. The Company and the Dissenting Holder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The fair market value per share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction. Upon the completion of the appraisal, the Appraiser will provide the Company and the other parties instituting the appraisal procedures a written determination of the fair market value per share. All costs associated with such an appraisal will be borne equally by the Dissenting Holder and the Company.

9. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend (each a “Dilutive Event”), appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock outstanding as of the effective time of such Dilutive Event.

10. Registration Rights. None.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the South Carolina Business Corporation Act, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

13. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

(a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

(b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

(c) The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.

APPENDIX B

SOUTH CAROLINA DISSENTERS’ RIGHTS STATUTE

CHAPTER 13.

DISSENTERS’ RIGHTS

ARTICLE 1.

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) “Dissenter” means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) “Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the Articles of Incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the Articles of Incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

(6) any corporate action to the extent the Articles of Incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters’ rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters’ rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

ARTICLE 2.

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

SECTION 33-13-200. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters’ rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under Section 33-13-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters’ notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he or, if he is a nominee asserting dissenters’ rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

(5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders’ payment demand.

(a) A shareholder sent a dissenters’ notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters’ rights) acquired beneficial ownership of the shares before the date set forth in the dissenters’ notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the dissenter’s right to demand additional payment under Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters’ rights) was not the beneficial owner on the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter’s right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation’s offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

ARTICLE 3.

JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a proceeding commenced by dissenters to enforce the liability under Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters’ counsel against the corporation and in favor of the dissenters.

APPENDIX C

ARTICLES OF AMENDMENT

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

FIRST SOUTH BANCORP, INC.

In accordance with Section 33-10-106 of the South Carolina Business Corporation Act of 1988, the undersigned adopts the following articles of amendment to the articles of incorporation:

1.

The name of the Corporation is First South Bancorp, Inc. (the “Corporation”).

2.

The Corporation is located at 1450 Reidville Road, Spartanburg, South Carolina 29306 in the County of Spartanburg, State of South Carolina.

3.

Article Three of the Corporation’s Articles of Incorporation is hereby deleted in its entirety and replaced with the following text:

“3. CAPITALIZATION

The Corporation shall have the authority to issue the following classes of capital stock with the rights, preferences and limitations described below.

A. The total number of shares of capital stock which the Corporation is authorized to issue is Thirty Seven Million (37,000,000) shares, divided into Thirty Six Million (36,000,000) shares of common stock, no par value (the “Common Stock”), and One Million (1,000,000) shares of preferred stock, no par value (the “Preferred Stock”). Authorized shares may be issued at the discretion of the Board of Directors of the Corporation.

B. The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and, by making such filing as may be required pursuant to the applicable laws of the State of South Carolina, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(i)	The number of shares constituting that series and the distinctive designation of that series;

(ii)	The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

(iii)	Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv)	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(v)	Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

(vi)	Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii)	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii)	Any other relative rights, preferences and limitations of that series.

4.

The following Article Six is hereby added to the Articles of Incorporation of the Corporation:

“6. RECLASSIFICATION OF COMMON STOCK

Upon the filing of these Articles of Amendment, each share of Common Stock outstanding immediately prior to such filing owned by a shareholder who is the record holder of fewer than 750 shares of such Common Stock shall, by virtue of the filing of these Articles of Amendment and without any action on the part of the holder thereof, hereafter be reclassified as Series A Preferred Stock, on the basis of one share of Series A Preferred Stock for each share of Common Stock so reclassified, which shares of Series A Preferred Stock shall thereupon be duly issued and outstanding, fully paid and nonassessable. Each share of Common Stock outstanding immediately prior to the filing of these Articles of Amendment owned by a shareholder who is the record holder of 750 or more shares of Common Stock shall not be reclassified and shall continue in existence as a share of Common Stock.”

5.

The following Exhibit I is hereby added to the Articles of Incorporation of the Corporation:

“EXHIBIT I

SERIES A PREFERRED STOCK

Relative Rights and Preferences and Other Terms

1. Designation and Initial Number. The series of shares of Preferred Stock hereby authorized shall be designated the “Series A Preferred Stock.” The initial number of authorized shares of the Series A Preferred Stock shall be 200,000 shares.

2. Rank. The Series A Preferred Stock, with respect to dividend rights and rights of liquidation, dissolution or winding up of the corporation, ranks senior to the Common Stock and all of the classes and series of equity securities of the corporation, other than any classes or series of equity securities of the corporation subsequently issued ranking on a parity with, or senior to, the Series A Preferred Stock, as to dividend rights and rights upon liquidation, dissolution or winding up of the corporation. The relative rights and preferences of the Series A Preferred Stock may be subordinated to the relative rights and preferences of holders of subsequent issues of other classes or series of preferred stock and equity securities of the corporation designated by the Board of Directors. The Series A Preferred Stock is junior to indebtedness issued from time to time by the corporation, including notes and debentures.

3. Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock shall have limited voting rights, and shall be entitled to vote only upon any proposal for a Change of Control (as defined in Section 13). On those matters in which the holders of Series A Preferred Stock are entitled to vote, the holders shall have the right to one vote for each share of Series A Preferred Stock, and shall be entitled to receive notice of any shareholders meeting held to act upon such matters in accordance of the Bylaws of the corporation, and shall be entitled to vote in such manner as provided by law. Except as provided by law, the holders of Series A Preferred Stock shall vote together with the holders of Common Stock as a single class, and not as a separate class.

4. Dividend Rights. The holders of shares of Series A Preferred Stock shall be entitled to a preference in the distribution of cash dividends, when and as declared by the Board of Directors, and shall receive out of any assets of the corporation legally available therefore, cash dividends in a per share amount of at least 5% more than the cash dividends per share paid on the shares of Common Stock prior to the payment of any cash dividends to the holders of the Common Stock, with any amounts in excess of the 5% premium described above being payable at the discretion of the Board of Directors. The shares of Series A Preferred Stock shall be non-cumulative with respect to cash dividends, and the corporation shall have the right to waive the declaration of payment of cash dividends. Any cash dividends waived by the corporation shall not accumulate to future periods and shall not represent a contingent liability of the corporation.

5. Liquidation or Dissolution. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the corporation, then, before any distribution or payment shall be made to the holders of any junior stock, the holders of Series A Preferred Stock shall be entitled to be paid in full (on a per share basis) the greater of the net book value of the shares of Series A Preferred Stock as determined under generally accepted accounting principals; the amount paid to the holders of Common Stock or the sum of $18.71 per share. To the extent such payment shall have been made in full to the holders of the Series A Preferred Stock and any parity stock, the remaining assets and funds of the corporation shall be distributed among the holders of the junior stock, according to their respective rights and preferences and in each case according to their respective shares. If upon liquidation, dissolution or winding up, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, and all other shares on a parity with the Series A Preferred Stock, then the holders of Series A Preferred Stock and all other shares on a parity with the Series A Preferred Stock will share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. Neither a Change of Control nor any purchase or redemption of stock of the corporation of any class shall be deemed to be a liquidation, dissolution or winding up of the corporation within the meaning of the provisions of this Section 5.

6. Term. The Series A Preferred Stock shall have perpetual term.

7. Treatment upon a Change of Control. In the event of, and contingent upon the effectiveness of, a Change in Control, each holder of Series A Preferred Stock shall have the right to receive the same consideration to be received by each holder of Common Stock, calculated as if the holder had converted such shares of Series A Preferred Stock to an equal number of shares of Common Stock immediately prior to the consummation of such Change of Control

8. Repurchase Provision. The corporation shall have the right, subject to prior approval by the Board of Governors of the Federal Reserve System, to repurchase all or any part of the Series A Preferred Stock at any time at a purchase price per share equal to the greater of book value per share of the Series A Preferred Stock, as determined under generally accepted accounting principals, fair market value per share of the Series A Preferred Stock or fair market value per share of the Common Stock. For purposes of this Section 8, fair market value per share means the fair market value per share as determined reasonably and in good faith by the Company’s Board of Directors, which means the price a third party would pay for the Series A Preferred Stock or Common Stock as of the applicable valuation date on a per share basis. If any holder of Series A Preferred Stock (the “Dissenting Holder”) does not agree with the fair market value per share of the Series A Preferred Stock or Common Stock as determined by the Board of Directors under this Section 8, the Dissenting Holder shall provide written notice of such disagreement to the Company within 10 days of the date on which the notice of the repurchase was delivered to the

Dissenting Holder. Within 30 days of the timely receipt of such notice from a Dissenting Holder, the Company shall engage a qualified, independent appraiser (the “Appraiser”), experienced in appraising companies similar to the Company and reasonably acceptable to the Dissenting Holder, to determine the fair market value per share of the Series A Preferred Stock or Common Stock, as the case may be. The Company and the Dissenting Holder must supply all information necessary to allow the Appraiser to perform the appraisal, and the Appraiser will be instructed to use its best efforts to complete the appraisal within 30 days. The fair market value per share determined by the Appraiser will, absent fraud, be final and binding upon all parties to the particular transaction. Upon the completion of the appraisal, the Appraiser will provide the Company and the other parties instituting the appraisal procedures a written determination of the fair market value per share. All costs associated with such an appraisal will be borne equally by the Dissenting Holder and the Company.

9. Antidilution Adjustments. If the outstanding shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the corporation or of any other corporation by reason of any merger, consolidation, liquidation, reclassification, recapitalization, stock split, combination of shares, or stock dividend (each a “Dilutive Event”), appropriate adjustment shall be made by the Board of Directors of the corporation in the number, and relative terms, of the shares of Series A Preferred Stock outstanding as of the effective time of such Dilutive Event.

10. Registration Rights. None.

11. No Implied Limitations. Nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors to divide any or all of the shares of any preferred or special classes into series and, within the limitations set forth in the South Carolina Business Corporation Act, to fix and determine the relative rights and preferences of the shares of any series so established, to the full extent provided in the Articles of Incorporation of the corporation.

12. General Provisions. In addition to the above provisions with respect to the Series A Preferred Stock, such Series A Preferred Stock shall be subject to, and entitled to the benefits of, the provisions set forth in the corporation’s Articles of Incorporation with respect to preferred stock generally.

13. Definitions. As used herein with respect to the Series A Preferred Stock, the following terms have the following meanings:

(a) The term “Change of Control” shall mean the consummation of (i) a merger, share exchange, consolidation or other business combination of the corporation with any other “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or affiliate thereof, other than a merger, share exchange, consolidation or business combination that would result in the outstanding common stock of the corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of the corporation or such surviving entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination, or (ii) an agreement for the sale or disposition by the corporation of all or substantially all of the corporation’s assets

(b) The term “parity stock” means any class of capital stock or series of preferred stock (including but not limited to Series A Preferred Stock) and any other class of stock of the corporation hereafter authorized that ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

(c) The term “junior stock” shall mean the Common Stock and any other class of stock of the corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the corporation.

14. Notices. All notices required or permitted to be given by the corporation with respect to the Series A Preferred Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Series A Preferred Stock at their last addresses as they shall appear upon the books of the corporation, shall be conclusively presumed to have been duly given, whether or not the shareholder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Series A Preferred Stock.”

6.

These Articles of Amendment were approved by the Board of Directors by resolution at a board meeting held on July 15, 2008, and approved by the shareholders of the Corporation at a special meeting of shareholders held on                     , 2008, in accordance with the provisions of Section 33-10-103 of the South Carolina Business Corporation Act of 1988.

7.

The designation and the number of outstanding shares entitled to be cast by each voting group entitled to vote separately on the amendments herein provided for are as follows:

(i)	Designation of voting group: Common stockholders

(ii)	Number of outstanding shares of voting group: shares of common stock

(iii)	Number of shares of voting group entitled to be cast on each amendment: shares

8.

The total number of votes cast for and against the amendments herein provided for by each voting group entitled to vote on said amendments is as follows:

(a) Amendment creating Preferred Stock (Article Three, Paragraph 2):

(i)	Designation of voting group: Common stockholders

(ii)	Number of votes of voting group cast for amendment: votes

(iii)	Number of votes of voting group cast against amendment: votes

(b) Amendment providing for stock reclassification (Article Six):

(i)	Designation of voting group: Common stockholders

(ii)	Number of votes of voting group cast for amendment: votes

(iii)	Number of votes of voting group cast against amendment: votes

(c) Pursuant to Section 33-6-102 of the South Carolina Business Corporation Act of 1988, no shareholder approval is required for the amendment establishing the terms of the Series A Preferred Stock (Exhibit I).

All other provisions of the articles of incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has executed these Articles of Amendment on this      day of                 , 2008.

FIRST SOUTH BANCORP, INC.

By:
Barry L. Slider
President and Chief Executive Officer

ATTEST:

By:
Name:
Title:

[CORPORATE SEAL]

APPENDIX D

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION

AND ANALYSIS FOR THE SIX MONTHS ENDED JUNE 30, 2008

FINANCIAL INFORMATION

Financial Statements

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	(Unaudited) Jun. 30, 2008	Dec. 31, 2007
Assets:
Cash & due from banks	$6,453	$2,373
Due from banks - interest bearing	4,855	540
Investment securities:
Securities held to maturity	3,677	5,745
Securities available-for-sale	26,180	24,489
Loans	358,343	332,644
Less, allowance for loan losses	(4,000)	(3,700)

Loans - net	354,343	328,944
Property & equipment, net	6,841	7,012
Investment in FSBS Capital Trust	155	155
Bank owned life insurance	9,321	5,123
Other assets	8,187	4,494

Total assets	$420,012	$378,875

Liabilities
Deposits
Noninterest-bearing demand	$15,467	$11,514
Interest-bearing	324,735	283,597

Total deposits	340,202	295,111
Securities sold under repurchase agreements	1,266	3,849
Other borrowed funds	30,000	33,000
Demand notes issued to the U.S. Treasury	213	179
Subordinated debt	5,155	5,155
Other liabilities	2,748	2,086

Total liabilities	379,584	339,380

Shareholder’s equity
Common stock, no par value; 36,000,000 shares authorized 2,161,218 and 2,161,218 outstanding, respectively	—	—
Paid-in capital	19,926	19,926
Retained earnings	20,398	19,377
Accumulated other comprehensive loss	104	192

Total shareholders’ equity	40,428	39,495

Total liabilities and shareholders’ equity	$420,012	$378,875

See notes to unaudited consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Income

	(Unaudited) Three Months ended June 30		(Unaudited) Six Months ended June 30
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)
Interest income
Loans, including fees	$5,768	$6,763	$12,052	$13,516
Investment securities	404	405	820	831
Interest bearing deposits	16	149	28	191

Total interest income	6,188	7,317	12,900	14,538

Interest expense
Deposits and borrowings	3,286	3,821	6,938	7,467

Net interest income	2,902	3,496	5,962	7,071
Provision for loan losses	(190)	(461)	(435)	(901)

Net interest income after provision	2,712	3,035	5,527	6,170

Noninterest income
Service charges on deposit accounts	64	60	117	114
Gain on sale of Bank owned assets	28	69	30	182
Other income	277	97	458	202

Total noninterest income	369	226	605	498

Noninterest expenses
Salaries and benefits	1,467	1,279	2,988	2,581
Occupancy and equipment	273	259	551	504
Other expense	510	568	1,099	1,132

Total noninterest expense	2,250	2,106	4,638	4,217

Income before income taxes	831	1,155	1,494	2,451
Provision for income taxes	294	416	473	886

Net income	$537	$739	$1,021	$1,565

Basic per share earnings	$0.25	$0.34	$0.47	$0.72

Diluted earnings per common share	$0.25	$0.34	$0.47	$0.72

See notes to unaudited consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Comprehensive Income

(Dollar amounts in thousands)

	(Unaudited) Three Months ended June 30,		(Unaudited) Six Months ended June 30,
	2008	2007	2008	2007
Net income	$537	$739	$1,021	$1,565
Other comprehensive loss:
Change in unrealized holdings gains & losses on available for sale securities	(478)	(194)	(142)	(120)
Income tax expense benefit on other comprehensive loss	182	74	54	46

Total other comprehensive loss	(296)	(120)	(88)	(74)

Comprehensive income	$241	$619	$933	$1,491

See notes to unaudited consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

	(Unaudited) Six Months Ended June 30,
	2008	2007
Operating Activities
Net income	$1,021	$1,565
Adjustments to reconcile net income to net cash provided by operating activities
Provision for loan losses	435	901
Depreciation	249	214
Gain on sale of investments	(3)	(3)
Net amortization of securities and other assets	8	8
Increase in cash surrender value of life insurance	(197)	(17)
Decrease in other assets	441	827
Increase (decrease) in accrued expenses and other liabilities	716	(148)

Net cash provided by operating activities	2,670	3,347

Investing Activities
Purchase of securities available for sale	(5,000)	(1,000)
Proceeds (purchase) from restricted FHLB stock	89	(570)
Proceeds from MBS principal paydowns	150	184
Proceeds from matured or called available for sale securities	5,000	4,000
Purchase of bank owned life insurance	(4,000)	—
Origination of loans, net of principal collected	(29,977)	(15,109)
Purchase of premises and equipment	(78)	(1,493)

Net cash used in investing activities	(33,816)	(13,988)

Financing Activities
Net increase (decrease) in deposits	45,091	(1,516)
Net decrease in retail repurchase agreements	(2,584)	(699)
Proceeds from exercise of stock options	—	74
Net increase (decrease) in other borrowings	(2,966)	14,867

Net cash provided by financing activities	39,541	12,726

Net increase in cash and cash equivalents	8,395	2,085

Cash and cash equivalents, beginning	2,913	15,682

Cash and cash equivalents, ending	$11,308	$17,767

See notes to unaudited consolidated financial statements.

Note 1. Basis of Presentation and Use of Estimates

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-Q and Regulation S-X of the Securities and Exchange Commission. Accordingly, they do not contain all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. However, in the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ended December 31, 2008. For further information, please refer to the consolidated financial statements and footnotes thereto for First South Bancorp’s, Inc. (the “Company”) and the Company’s wholly owned subsidiary, First South Bank’s (the “Bank”) fiscal year ended December 31, 2007, contained in the Company’s 2007 Annual Report on Form 10-K.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 – Earnings per Share

Earnings per share has been determined under the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share. For the quarters ended June 30, 2008 and 2007, basic earnings per share has been computed based upon the weighted average common shares outstanding of 2,161,218 and 2,160,785, respectively.

The only potential stock of the Company as defined in Statement of Financial Accounting Standards No. 128, Earnings Per Share, is stock options granted to various officers and employees of the Bank prior to 2006. The following is a summary of the diluted earnings per share calculation for the three months ended June 30, 2008 and 2007 (Dollars in thousands, except share and per share data):

	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Net Income	$537	$739	$1,021	$1,565
Weighted average outstanding shares	2,161,218	2,160,785	2,161,218	2,158,176

Basic earnings per share	$0.25	$0.34	$0.47	$0.72

Weighted average outstanding shares	2,161,218	2,160,785	2,161,218	2,158,176
Dilutive effect of stock options	16,794	28,769	18,642	29,094

Weighted average diluted shares	2,178,012	2,189,554	2,179,860	2,187,270

Diluted earnings per share	$0.25	$0.34	$0.47	$0.72

Note 3 – Impact of Recently Issued Accounting Standards

The FASB issued SFAS No. 157, Fair Value Measurements, which became effective for the Company on January 1, 2008. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. The Company expanded its disclosures to comply with this new standard.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No, 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 became effective for the Company on January 1, 2008. The adoption of EITF 06-10 did not have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement (1) applies to all entities, (2) specifies certain election dates, (3) can be applied on an instrument-by-instrument basis with some exceptions, (4) is irrevocable, and (5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS No. 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS No. 159 also allows for the deferral of the Fair Value Option for non-financial assets, including Other Real Estate Owned. The Company has elected the deferral option for qualifying non-financial assets, including Other Real Estate Owned. SFAS No. 159 became effective for the Company on January 1, 2008. The adoption of this statement did not have a material impact on the Company’s financial position, results of operations or cash flows.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. SAB 109 became effective for the Company on January 1, 2008. The adoption of SAB 109 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

On June 16, 2008, the FASB issued FASB Staff Position (FSP) EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” This FASB Staff Position (FSP) addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting and, therefore, need to be included in the earnings allocation in computing earnings per share (EPS) under the two-class method described in paragraphs 60 and 61 of FASB Statement No. 128, Earnings per Share. EITF 03-6-1 will be effective for the Company on January 1, 2009. The Company is currently evaluating the impact, if any, the adoption of EITF 03-6-1 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Note 4 – Other Borrowed Funds

Other borrowed funds consisted of advances from the FHLB and treasury, tax and loan accounts.

Advances from the FHLB consisted of the following at June 30, 2008:

(Amounts in thousands) Description	Interest Rate	2008 Balance
Fixed rate, convertible advances maturing:
April 5, 2017	4.115%	10,000
April 5, 2017	4.06%	5,000
Fixed rate advances maturing:
May 7, 2009	4.41875%	15,000

		$30,000

There were no variable rate, daily rate credits outstanding as of June 30, 2008. As collateral for all outstanding advances, the Company pledges its qualifying first mortgage loans as well as FHLB stock held by the Company. At June 30, 2008 the Company had qualifying collateral with the FHLB of $39.926 million with a remaining availability of $9.926 million.

Note 5 – Fair Value Measurement SFAS No. 157

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and enhances disclosures about fair value measurements. The Company elected to delay the application of SFAS No. 157 to nonfinancial assets and nonfinancial liabilities, as allowed by Financial Accounting Standards Board (“FASB”) Staff Position SFAS 157-2. SFAS No. 157 applies whenever other standards require (or permit) assets or liabilities to be measured at fair value and, therefore, does not expand the use of fair value in any new circumstances. Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS No. 157 clarifies that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. SFAS No. 157 requires fair value measurements to be separately disclosed by level within the fair value hierarchy. Under SFAS No. 157, the Company bases fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in SFAS No. 157.

Fair value measurements for assets and liabilities where there exists limited or no observable market data and, therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Under SFAS No. 157, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange. The Company has no Level 1 assets or liabilities at June 30, 2008.

Level 2 – Valuations are obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets and valuations are based on observable market data in those markets. Level 2 securities include U. S. Government agency obligations, state and local obligations and mortgage-backed securities.

Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities. The Company has no Level 3 assets or liabilities at June 30, 2008.

Investment Securities Available-for-Sale

Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and the established allowance for loan losses is evaluated for what portion of the allowance should be identified with the impaired loan. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2008, substantially all of the total impaired loans were evaluated based on the fair value of the collateral. In accordance with SFAS No. 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the impaired loan as nonrecurring Level 3. As of June 30, 2008 the Company had $1.177 million of loans in nonaccrual status, of which no adjustments were made for fair value.

The following table summarizes the Company’s financial instruments that were measured at fair value as of June 30, 2008.

(Dollars in thousands) Description of Financial Instrument	June 30, 2008	Quoted Prices in Active Markets for Individual Assets Level 1	Significant Other Observable Inputs Level 2	Significant Unobservable Inputs Level 3
Securities Available for Sale	$26,180	$—	$26,180	$—

Total	$26,180	$—	$26,180	$—

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion is intended to assist in understanding the financial condition and results of operations of the Company, and should be read in conjunction with the financial statements and related notes contained elsewhere herein and in the Company’s 2007 annual report on Form 10-K. Because the Bank is responsible for all of the Company’s operations, the discussion will refer to the results of operations of the Bank.

Forward Looking Statements

Statements included in this Form 10-Q which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. Words such as “estimate”, “project”, “intend”, “expect”, “believe”, “anticipate”, “plan”, and similar expressions identify forward looking statements. The Company cautions readers that forward looking statements, including without limitation, those relating to the Company’s new offices, future business prospects, revenues, working capital, liquidity, capital needs, adequacy of allowance for loan losses, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ from those indicated in forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning the Company’s future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

•	The Company’s growth and ability to maintain growth;

•	government monetary and fiscal policies, as well as legislative and regulatory changes;

•	the effect of interest rate changes on our level and composition of deposits, loan demand and the value of our loan collateral and securities;

•

the effects of competition from other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating locally, regionally, nationally and internationally;

•	changes in or differences between accrual results and assumptions underlying the establishment of the allowance for loan losses, including the value of collateral securing loans; and

•	loss of consumer confidence and economic disruptions resulting from terrorist activities.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this report might not occur.

RESULTS OF OPERATIONS: THREE MONTH PERIOD ENDED JUNE 30, 2008 COMPARED TO THE SAME PERIOD ENDED JUNE 30, 2007, AND SIX MONTH PERIOD ENDED JUNE 30, 2008, COMPARED TO JUNE 30, 2007.

Net Income

For the quarter ended June 30, 2008, the Company earned a net income of approximately $537 thousand, or $.25 per diluted share, compared to approximately $739 million, or $.34 per diluted share, for the same period in 2007. Earnings per share decreased by 26.5%. The decrease in net income of 27.3% is attributed to several factors including a 17.0% decrease in net interest income from $3.5 million during the second quarter in 2007 to $2.9 million during the same period in 2008. The provision for loan losses decreased from $461 thousand in the second quarter of 2007 to $190 thousand during the same period in 2008. Noninterest income increased 63.3% from $226 thousand in 2007 to $369 thousand during the second quarter of 2008. The increase of $143 thousand resulted from a $180 thousand increase in other income, of which was a $97 thousand increase in earnings on bank owned life insurance, combined with a decrease of $41 thousand in gain on sale of Bank owned assets. Noninterest expense experienced a 6.8% increase from $2.1 million in the second quarter of 2007 to $2.3 million in the same period in 2008. This increase was primarily attributed to the increase in salaries and benefits expense of $188 thousand, an increase in occupancy and equipment of $14 thousand, and a decrease in other expenses of $58 thousand from the second quarter of 2007. With the total number of full-time equivalent employees increasing by 5 in 2008 from 2007, 71 versus 66, respectively, the increased personnel expense is primarily attributable to the increase in the number of employees in 2008 as compared to the same period in 2007. The increase in occupancy and equipment in the second quarter of 2008 as compared to the same quarter in 2007 is primarily the result of an increase in premises depreciation of $9 thousand, and an increase in equipment maintenance contracts of $10 thousand. The increase in other expenses in the second quarter of 2008 as compared to the same period in 2007 is primarily the result of an increase in director’s benefits of $55 thousand, an increase in other outside services of $12 thousand, an increase in FDIC assessments of $44 thousand, and an increase in legal expenses of $24 thousand offset by a decrease in other loan related expenses of $77 thousand.

For the six month period ending June 30, 2008, the Company earned a net income of approximately $1.021 million, or $.47 per diluted share, compared to approximately $1.565 million, or $.72 per diluted share, for the same period in 2007. Earnings per share decreased by 34.7%. The decrease in net income of 34.8% is attributed to several factors including a 15.7% decrease in net interest income from $7.1 million during the six month period ending June 30, 2007 to $6.0 million during the same period in 2008. The provision for loan losses decreased from $901 thousand during the six month period ending June 30, 2007 to $435 thousand during the same period in 2008. Noninterest income increased 21.5% from $498 thousand in 2007 to $605 thousand during the six month period ending June 30, 2008. The increase of $107 thousand resulted from a $256 thousand increase in other income, of which was a $181 thousand increase in earnings on bank owned life insurance and a $75 thousand increase in letter of credit fees, offset by a decrease in gain on sale of Bank owned assets of $152 thousand. Noninterest expense experienced a 10.0% increase from $4.2 million in the second quarter of 2007 to $4.6 million in the same period in 2008. This increase was primarily attributed to the increase in salaries and benefits expense of

$407 thousand, an increase in occupancy and equipment of $47 thousand, and a decrease in other expenses of $33 thousand from the same period in 2007. With the total number of full-time equivalent employees increasing by 5 in 2008 from 2007, 71 versus 66, respectively, the increased personnel expense is primarily attributable to the increase in the number of employees in 2008 as compared to the same period in 2007. The increase in occupancy and equipment in the six month period ending June 30, 2008 as compared to the same period in 2007 is primarily the result of an increase in premises depreciation of $19 thousand, and an increase in equipment maintenance contracts of $33 thousand. The increase in other expenses for the period ending June 30, 2008 as compared to the same period in 2007 is primarily the result of an increase in director’s benefits of $110 thousand, an increase in director’s fees of $24 thousand, an increase in other outside services of $18 thousand, an increase in FDIC assessments of $51 thousand, and an increase in legal expenses of $44 thousand offset by a decrease in other loan related expenses of $77 thousand and a decrease in loss on sale of bank owned assets of $136 thousand.

Profitability

Earnings of financial institutions are most commonly measured through ROAA (return on average assets) and ROAE (return on average equity). Return on average assets is the income for the period, annualized, divided by the average assets for the period. Return on average equity is the income for the period, annualized, divided by the average equity for the period. As is shown in Table One, ROAA and ROAE for the second quarter of 2008 were 0.54% and 5.34%, respectively. For the six months ending June 30, 2008 as is shown in Table One, ROAA and ROAE were 0.52% and 5.08%, respectively.

Table One

	Selected Earnings Ratios
	For three months ending June 30,		For six months ending June 30,
	2008	2007	2008	2007
Return on Average Assets	0.53%	0.83%	0.52%	0.89%
Return on Average Equity	5.32%	8.01%	5.08%	8.53%
Dividend Payout Ratio	N/A	N/A	N/A	N/A
Average Shareholders’ Equity as a Percentage of Average Assets	10.00%	10.42%	10.14%	10.42%

Performance results as measured by ROAA and ROAE can be primarily attributed to changes in the volume and composition of earning assets and the interest rate environment. Details of these changes are provided in the following discussion of net interest income.

Net Interest Income

Net interest income, the major component of the Company’s income, is the amount by which interest and fees on earning assets exceeds the interest paid on interest-bearing liabilities, primarily deposits. Net interest income for the six months ending June 30, 2008 decreased from that of the same period in 2007 by $1.109 million, or 15.7%. This decrease can be largely attributed to the change in the economic environment between the first six months of 2007 and 2008. During the first six months of 2007, interest rates were stable, and the repricing frequency of interest-bearing liabilities, especially in the area of time deposits, exceeded that of earning assets. During the first six months of 2008 when interest rates were declining, the repricing of interest earning assets exceeded that of interest bearing liabilities. The extent to which the earnings in 2008 were negatively impacted by the change in the economic environment between the first six months of 2008 and the first six months of 2007 is shown in Table Two. The average yield on earning assets decreased in 2008 over that of 2007 by 169 basis points (8.56%-6.87%), while the cost of interest-bearing liabilities between the two periods decreased 92 basis points (4.97% - 4.05%). The effect of the changes between the two periods resulted in a 77 basis point (3.59%—2.82%) decrease in the interest spread from 2007 to 2008.

In addition to the effect on net interest income of changes in the economic environment between comparative periods is the increased competition which has recently occurred in each of the Company’s market areas. New community banks and new branch offices of older banks in the Spartanburg, Columbia, Greenville, and Bluffton areas of South Carolina have increased the interest expense of interest-bearing liabilities and reduced the interest income of loans.

Table Two includes a detailed comparison of the average balances, yields and rates for the interest sensitive segments of the Company’s balance sheets for the six month periods ended June 30, 2008 and 2007.

Table Two

Net Interest Income and Average Balance Analysis

for the Six Months Ended June 30, 2008 and 2007

(Amounts in thousands)

	Average Balance		Interest Income/Expense		Average Yield/Cost (1)
Interest-Earning Assets	2008	2007	2008	2007	2008	2007
Due from Banks	$2,532	$7,463	$28	$191	2.22%	5.16%
Investments	28,119	31,908	820	831	5.86%	5.25%
Loans	347,116	302,941	12,052	13,516	6.98%	9.00%

Total Interest Earning Assets	377,767	342,312	12,900	14,538	6.87%	8.56%

Non-interest-Earning Assets
Cash & Due From Banks	3,129	4,670
Allowance for Loan Losses	(3,822)	(3,339)
Investments: Fair Value	486	(155)
Premises & Equipment	6,939	5,921
Investment in unconsolidated subsidiary	155	155
Bank owned life insurance	8,919	1,098
Interest Receivable & Other	5,040	4,429

Total Noninterest-Earning Assets	20,846	12,779

TOTAL ASSETS	$398,613	$355,091

Interest-Bearing Liabilities
NOW Accounts	$23,006	$28,102	$233	$510	2.04%	3.66%
Money Market & Savings	66,311	61,935	936	1,435	2.84%	4.67%
Time Deposits & IRAs	214,233	197,231	4,890	5,094	4.59%	5.21%
Fed Funds and Purchased and Repos	1,565	1,573	13	34	1.67%	4.36%
Other Borrowed Funds	33,749	8,525	704	185	4.19%	4.38%
Subordinated Debt	5,155	5,155	161	205	6.28%	8.02%
Demand Notes Issued to Treasury	124	177	1	4	1.62%	4.56%

Total Interest-Bearing Liabilities	344,143	302,698	6,938	7,467	4.05%	4.97%

Noninterest-Bearing Liabilities
Demand Deposits	12,045	13,540
Interest Payable	1,077	1,130
Other Liabilities	933	721

Total Noninterest-Bearing Liabilities	14,055	15,391

Stockholders’ Equity	40,415	37,002

TOTAL LIABILITIES & EQUITY	$398,613	$355,091

Net Interest Income			$5,962	$7,071

Net Yield on Earning Assets					3.17%	4.17%
Interest Rate Spread					2.82%	3.59%

(1)	Annualized

Noninterest Income

Noninterest income for the second quarter of 2008 increased $143 thousand, or 63.3%, from the $226 thousand amount recorded during the first six months in 2007. The increase is composed of an increase in the Other Noninterest Income and Commission & Fees categories offset by a decrease in the Gain on Sale of Bank Owned Assets category shown in Table Three below. The decrease in the gain on sale of bank owned assets of $41 thousand, or 59.4%, is offset by an increase in income from Bank owned life insurance of $97 thousand, or 823.8%, and an increase in letter of credit fee income of $71 thousand, or 4,050.0%.

Noninterest income for the first six months of 2008 increased $107 thousand, or 21.5%, from the $498 thousand amount recorded during the first six months in 2007. The increase is composed of an increase in the Other Noninterest Income and Commission & Fees categories offset by a decrease in the Gain on Sale of Bank Owned Assets category shown in Table Three below. The decrease in the gain on sale of Bank owned assets of $152 thousand, or 83.5%, is offset by an increase in income from Bank owned life insurance of $181 thousand, or 771.3%, and an increase in letter of credit fee income of $75 thousand, or 2,873.1%.

Table Three provides a three and six month, 2008 to 2007, comparison of various categories of noninterest income.

Table Three

	Summary of Total Noninterest Income
	for the Three Months Ended June 30, (Amounts in thousands)		for the Six Months Ended June 30, (Amounts in thousands)
	2008	2007	2008	2007
Service Charges	$64	$60	$117	$114
Commissions & Fees	149	71	220	147
Gain on sale of bank owned assets	28	69	30	182
Other Noninterest Income	128	26	238	55

Total	$369	$226	$605	$498

Non-interest Expense

Noninterest expense for the second quarter of 2008 increased by $144 thousand, or 6.8%, over the total for the same period in 2007 of $2.1 million. The increase in salaries and employee benefits and occupancy and equipment was offset by a decrease in other noninterest expenses. Salaries and benefits increased 14.7% from the second quarter of 2007 total of $1.3 million. This increase was primarily the result of an increase in the number of employees from 66 to 71 during the period ending June 30, 2007 to June 30, 2008. The 5.4% increase in occupancy and equipment expense of $14 thousand in the first quarter in 2008 as compared to the same quarter in 2007 is primarily the result of an increase in premises depreciation of $9 thousand, or 20.3%, and an increase in equipment maintenance contracts of $10 thousand, or 68.0%. Other non-interest expenses decreased 10.2% from the second quarter of 2007 total of $568 thousand. This decrease is primarily the result of a decrease in loss on sale of Bank owned assets of $55 thousand, or 100.0%, a decrease in other loan related expenses of $76 thousand, or 101.4%, and a decrease in internet banking expense of $26 thousand, or 64.1% offset by an increase director’s benefits of $55 thousand and an increase in FDIC assessment of $44 thousand, or 595.9% in 2008 compared for the same period in 2007.

Noninterest expense for the first six months of 2008 increased by $421 thousand, or 10.0%, over the first six months total in 2007 of $4.2 million. The increase in salaries and employee benefits and occupancy and equipment was offset by a decrease in other noninterest expenses. Salaries and benefits increased 15.8% from the first six months of 2007 total of $2.6 million. This increase was primarily the result of an increase in the number of employees from 66 to 71 during the period ending June 30, 2007 to June 30, 2008. The 9.3% increase in occupancy and equipment expense of $47 thousand in the first six months of 2008 as compared to the same period in 2007 is primarily the result of an increase in premises depreciation of $19 thousand, or 21.7% and an increase in equipment maintenance contracts of $33 thousand, or 142.9% offset by a decrease in premises lease expense of $15 thousand, or 11.7%. The increase in other expenses for the period ending June 30, 2008 as compared to the same period in 2007 is primarily the result of an increase in director’s benefits of $110 thousand, an increase in director’s fees of $24 thousand, or 21.0%, an increase in other outside services of $18 thousand, or 70.2%, an increase in FDIC assessments of $51 thousand, or 101.3%, and an increase in legal expenses of $44 thousand, or 187% offset by a decrease in other loan related expenses of $77 thousand, or 62.1% and a decrease in loss on sale of Bank owned assets of $136 thousand, or 100%.

Table Four provides a three and six month, 2008 to 2007, comparison of the various categories of noninterest expense.

Table Four

	Summary of Total Noninterest Expense
	for the Three Months Ended June 30, (Amounts in thousands)		for the Six Months Ended June 30, (Amounts in thousands)
	2008	2007	2008	2007
Salaries & Employee Benefits	$1,467	$1,279	$2,988	$2,581
Occupancy & Equipment	273	259	551	504
Other noninterest expense	510	568	1,099	1,132

Total	$2,250	$2,106	$4,638	$4,217

Income Taxes

Provision for income taxes for the second quarter of 2008 was $294 thousand as compared to $416 thousand in 2007 during the same period, a 29.3% decrease. This decrease was due to the overall decrease in income before taxes of $324 thousand, or 28.1% and an increase of $32 thousand for deferred tax benefits, in 2008 as compared to that of 2007.

Provision for income taxes for the six months ended June 30, 2008 was $473 thousand as compared to $886 thousand in 2007 during the same period, a 46.6% decrease. This decrease was due to the overall decrease in income before taxes of $957 thousand, or 39.0% and an increase of $75 thousand for deferred tax benefits, in 2008 as compared to that of 2007.

CHANGES IN FINANCIAL POSITION

Investment portfolio

During the first six months of 2008 there were $5 million in called or matured investment portfolio holdings, as compared to $4 million in called or matured investment portfolio holdings in the same period in 2007. The annual yield of the investment portfolio, during the first six months of 2008, increased by 61 basis points to 5.86% from 5.25%.

Table Five

Analysis of Investment Securities

(Amounts in thousands)

December 31, 2007	Available-for-Sale		Held-for-Investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,000	$1,001	$—	$—
Due from one to five years	2,998	3,001	—	—
Due from five to 10 years	6,500	6,693	4,999	5,078
Due after ten years	11,123	11,237	—	—
Mortgage backed securities	437	436	262	266
Equity securities	2,121	2,121	484	627

	$24,179	$24,489	$5,745	$5,971

June 30, 2008	Available-for-Sale		Held-for-Investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,000	$1,005	$—	$—
Due from one to five years	2,500	2,534	—	—
Due from five to 10 years	4,000	4,114	3,000	3,038
Due after ten years	16,123	16,138	—	—
Mortgage backed securities	357	357	192	193
Equity securities	2,032	2,032	485	624

	$26,012	$26,180	$3,677	$3,855

Loan portfolio

From December 31, 2007 to June 30, 2008 total loans grew from $332.6 million to $358.8 million, or 7.9%. The percentage composition of the loan portfolio, as shown in Table Six, changed slightly as the percentage of real estate loans increased by 2.4% of the total portfolio from 83.1% on December 31, 2007 to 85.5% on June 30, 2008. Commercial and industrial loans decreased by 2.2% as a percentage of the loan portfolio from 16.54% on December 31, 2007 to 14.36% as of June 30, 2008.

As shown in Table Seven, Variable Rate Loans comprised 73.0% of the total loan portfolio.

On June 30, 2008, there were seven loans totaling $1.177 million on non-accrual status.

Table Six

Analysis of Loans

(Amounts in thousands)

Real Estate:	June 30, 2008		December 31, 2007
Construction/Land Development	$56,102	15.64%	$48,714	14.64%
1-4 Family Residential Properties	78,110	21.77%	66,632	20.03%
Multifamily Residential Properties	2,471	0.69%	4,992	1.50%
Nonfarm Nonresidential Properties	167,480	46.69%	152,997	45.99%
Other Real Estate Loans	2,705	0.75%	3,129	0.94%
Commercial & Industrial	51,522	14.36%	55,013	16.54%
Consumer	360	0.10%	1,167	0.35%

Total	$358,750	100.00%	$332,644	99.99%

Table Seven

Analysis of Loan Maturities and Repricing Frequency

as of June 30, 2008

(Amounts in thousands)

	Within 3 Months	>3 Months 12 Months	>1 Year 3 Years	>3 Years 5 Years	Over 5 Years	Total
Variable Rate Loans	$261,944	$—	$—	$—	$—	$261,944
Fixed Rate Loans	6,363	11,058	45,729	29,795	3,861	$96,806

Total Loans	$268,307	$11,058	$45,729	$29,795	$3,861	$358,750

Excludes deferred loan fees of $407 and $511 thousand for June 30, 2008 and December 31, 2007, respectively.

The allowance for loan losses is analyzed monthly in accordance with a board approved plan. This judgmental analysis is based on a model that assigns a risk rating to each individual loan and considers the loss risks associated with the various categories of loans in relationship to the current and forecasted economic environment. Management also monitors the overall loan portfolio, as well as the level of reserves being maintained by peer banks. The monthly provision for loan losses may fluctuate based on the results of this analysis. Of the $435 thousand provision amount credited to the loan loss reserve during the first six months of 2008, $135 thousand or 31.0%, of the total was credited as a replacement of reserves covering the amount of net loan losses during the first six months of 2008. $300 thousand, or 69.0%, of the total provision amount credited during the first six months of 2008 was made to cover loan growth. Loans charged off decreased $509 thousand from $736 thousand for the six months ended June 30, 2007 to $227 thousand for the six months ended June 30, 2008. The decrease is primarily the result of $595 thousand in charge-offs related to one specific relationship in 2007 that was not present in 2008. Provision increased $466 thousand in the same period, primarily as a result of replacing allowance for loan loss provision decreased as a result of charge-offs. Table Eight provides the results of the year-to-date analysis for the six months ending June 30, 2008 and 2007, as well as the amounts charged to this reserve as a loss and credited to this reserve as a recovery.

Table Eight

Analysis of the Allowance for Loan Losses

for the Six Months Ended June 30,

(Amounts in thousands)

	2008	2007
Balance at Beginning of Year	$3,700	$3,275
Provision Charged to Operations	435	901
Loans Charged-Off	(227)	(736)
Loan Recoveries	92	14

Balance at End Of Period	$4,000	$3,454

Interest rate risk

Financial institutions are subject to interest rate risk to the degree that their interest bearing liabilities (consisting principally of customer deposits) mature or reprice more or less frequently, or on a different basis, than their interest earning assets (generally consisting of intermediate or long-term loans and investment securities). The match between the scheduled repricing and maturities of the Bank’s earning assets and interest bearing liabilities within defined time periods is referred to as “gap” analysis. The Bank’s Asset/Liability Management Committee is responsible for managing the risks associated with changing interest rates and their impact on earnings. The regular evaluation of the sensitivity of net interest income to changes in interest rates is an integral part of interest rate risk management. At June 30, 2008, the cumulative one-year gap for the Bank was negative, or liability sensitive, $67.1 million. At June 30, 2008, the cumulative five-year gap for the Bank was positive $32.3 million. A positive gap means that assets would reprice faster than liabilities if interest rates changed, while interest-bearing liabilities reprice faster than assets in a negative gap position. The Bank’s gap is within policy limits which were established to reduce the adverse impact on earnings which movements in interest rates can cause. Intense competition in the Bank’s markets continues to pressure quality loan rates downward while conversely pressuring deposit rates upward. Table Nine demonstrates how the relationship between interest-bearing assets and interest-bearing liabilities was calculated for June 30, 2008.

Table Nine

Distribution of Interest-Earning Assets and Interest-Bearing Liabilities

Repricing Schedule as of June 30, 2008

(Amounts in thousands)

	One Year or Less	Over One Year to Five Years	Over Five Years	Total
Interest Earning Assets
Due From Banks	$4,855	$—	$—	$4,855
Investment Securities*	1,005	2,534	24,286	27,825
FHLB Stock	2,032	—	—	2,032
Loans**	279,365	75,524	3,861	358,750

Total	$287,257	$78,058	$28,147	$393,462

Interest Bearing Liabilities
NOW Accounts	$27,145	$—	$—	$27,145
Savings & MMIA	65,487	—	—	65,487
Time Deposits: $100 & >	104,540	2,427	—	106,967
Time Deposits: <$100m	120,756	4,380	—	125,136
Repurchase Agreements	1,266	—	—	1,266
Other Borrowed Funds ***	35,213	—	—	35,213

Total	$354,407	$6,807	$—	$361,214

Period Gap	$(67,150)	$71,251	$28,147	$32,248

Cumulative Gap	$(67,150)	$4,101	$32,248

Period Gap Ratios:
Interest Sensitive Assets to Interest Sensitive Liabilities	(81.0)%	1146.7%	0.0%

Cumulative Gap Ratios:
Interest Sensitive Assets to Interest Sensitive Liabilities	(81.0)%	101.1%	108.9%

Time Deposits	3 Months & Less	Over 3 Months to 12 Months	Over One Year	Total
$100,000 and Greater	$44,137	$60,403	$2,427	$106,967

*	- Amortized Cost
**	- Excludes deferred loan fees of $407 thousand.
***	- Net of investment in FSBS Capital Trust of $155 thousand.

Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or the maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being the ability to obtain deposits within the Bank’s service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base, and were equal to 50.1% of total assets at June 30, 2008. Brokered deposits provide a source of liquidity outside the Bank’s service area, however only banks that meet the FDIC definition of well capitalized are able to use brokered funds without limitations. At June 30, 2008 brokered deposits totaled $63.0 million and were equal to 15.0% of total assets. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank is a member of the FHLB of Atlanta, and the Bank’s borrowings from that institution totaled $30 million at the end of the six month period ending June 30, 2008. These borrowings were made on a fixed rate credit basis (see Note -4 Other Borrowed Funds). At June 30, 2008 the Company had qualifying collateral with the FHLB of $39.926 million with a remaining availability of $9.926 million. The Bank also has $16.5 million available through lines of credit with other banks as an additional source of liquidity. Management believes that the Bank’s overall liquidity sources are adequate to meet its operating needs.

Capital Resources

The most significant contributors to the difference between Tier 1 Capital between the Company and the Bank at June 30, 2008, are the $5 million Trust Preferred issuance proceeds, considered Tier 1 Capital at the holding company level and Tier 2 Capital at the bank level, the $1.829 million received from the exercise of stock options, which is in compliance with the Board’s intention to keep at this time that amount of capital at the holding company level, the purchase of other real estate owned by the holding company for $94 thousand, and $88 thousand of amortized issuance costs.

The Company and the Bank are subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum capital ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991, federal financial institutions regulatory authorities are required to implement prescribed “prompt corrective action” upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. At June 30, 2008 the Company and the Bank met all of their applicable capital requirements.

The Bank’s and Company’s June 30, 2008 capital ratios are presented in the following table, compared with the “well capitalized” and minimum ratios under the FDIC regulatory definitions and guidelines:

The Bank As of June 30, 2008	Actual		For Capital Adequacy Purposes Minimum		To Be Well Capitalized Under Prompt Corrective Action Provisions Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk Weighted Assets)	$47,483	12.59%	$30,180	8.00%	$37,725	10.00%
Tier I Capital
(To Risk Weighted Assets)	$38,583	10.23%	$15,090	4.00%	$22,635	6.00%
Tier I Capital
(To Average Assets)	$38,583	9.49%	$16,263	4.00%	$20,329	5.00%

The Company As of June 30, 2008	Actual		Minimum
	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk Weighted Assets)	$49,230	13.04%	$30,193	8.00%
Tier I Capital
(To Risk Weighted Assets)	$45,230	11.98%	$15,096	4.00%
Tier I Capital
(To Average Assets)	$45,230	11.35%	$15,945	4.00%

Off-Balance Sheet Arrangements

The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specific period of time. At June 30, 2008, the Bank had issued commitments to extend credit of $79.4 million through various types of lending arrangements. Of these commitments, 60.3%, or $47.9 million, expire within one year, and 39.7%, or $31.5 million, expiring in more than one year. Past experience indicates that many of these commitments to extend credit will expire unused.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon the extension of credit, is based on the credit evaluation of the borrower. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

APPENDIX E

FINANCIAL STATEMENTS AND MANAGEMENT’S DISCUSSION

AND ANALYSIS FOR THE YEAR ENDED DECEMBER 31, 2007

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Amounts, except share data, in thousands)

	December 31,
	2007	2006
Assets:
Cash and due from banks	$2,373	$4,994
Interest-bearing deposits	540	10,688
Securities available-for-sale	24,489	23,293
Securities held-for-investment	5,745	9,902
Loans, net	328,944	293,190
Premises and equipment, net	7,012	5,290
Investment in FSBS Capital Trust I	155	155
Bank owned life insurance	5,123	1,090
Other assets	4,494	4,821

Total assets	$378,875	$353,423

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing demand	$11,514	$16,038
Interest bearing demand and savings	89,758	90,868
Time deposits	193,839	201,151

Total deposits	295,111	308,057
Retail repurchase agreements	3,849	2,171
Other borrowed funds	33,179	287
Subordinated debt	5,155	5,155
Other accrued expenses and liabilities	2,086	1,798

Total liabilities	339,380	317,468
Commitments and contingencies

Stockholders’ equity
Common stock, no par value; 30,000,000 shares authorized 2,161,218 and 2,155,538 issued and outstanding at December 31, 2007 and 2006, respectively	—	—
Paid-in capital	19,926	19,849
Retained earnings	19,377	16,206
Accumulated other comprehensive income (loss)	192	(100)

Total stockholders’ equity	39,495	35,955

Total liabilities and stockholders’ equity	$378,875	$353,423

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Amounts, except per share data, in thousands)

	For the years ended December 31,
	2007	2006
Interest income
Loans	$27,065	$25,571
Securities
U. S. Government and agency obligations	1,581	1,447
State and local obligations	6	6
Mortgage backed securities	41	51
Other securities	128	103
Deposits with banks	441	606

Total interest income	29,262	27,784

Interest expense
Deposits
Time	10,384	8,792
Interest-bearing demand and savings	3,838	3,487
Borrowed funds	617	270
Other	496	584

Total interest expense	15,335	13,133

Net interest income	13,927	14,651
Provision for loan losses	1,126	950

Net interest income after provision for loan losses	12,801	13,701

Noninterest income
Service charges, fees, and commissions	572	739
Gain on sale of investments	12	—
Loan brokerage fees	—	283
Mortgage banking loan fees	25	52
Other income	356	128

Total noninterest income	965	1,202

Noninterest expenses
Salaries and employee benefits	5,462	4,771
Occupancy and equipment	1,023	947
Legal expenses	51	37
Data processing	214	232
Other outside services	96	102
Other	1,955	1,626

Total other operating expenses	8,801	7,715
Income before income taxes	4,965	7,188
Income tax expense	1,794	2,607

Net income	$3,171	$4,581

Earnings per common share	$1.47	$2.16

Diluted earnings per common share	$1.45	$2.11

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2007 and 2006

(Amounts, except per share data, in thousands)

	Common Stock in number of Shares	Paid-in Capital	Retained Earnings	Accumulated other comprehensive income (loss)	Total Stockholders’ equity
Balance at January 1, 2006	2,101	19,422	11,625	(175)	30,872
Exercised stock options	55	427			427
Comprehensive income:
Net Income			4,581		4,581
Net change in unrealized gain on available for sale securities, net of taxes of $46				75	75

Comprehensive income					4,656

Balance December 31, 2006	2,156	19,849	16,206	(100)	35,955
Exercised Stock Options	6	77			77
Comprehensive income:
Net Income			3,171		3,171
Net change in unrealized gain on available for sale securities, net of taxes $179				292	292

Comprehensive Income					3,463

Balance at December 31, 2007	2,162	$19,926	$19,377	$192	$39,495

The accompanying notes are an integral part of these consolidated financial statements.

FIRST SOUTH BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amount in thousands)

	For the years ended December 31,
	2007	2006
OPERATING ACTIVITIES
Net income	$3,171	$4,581
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	443	419
Provision for loan losses	1,126	950
Write downs on other real estate owned	135	75
Loss on sale of other real estate owned	—	57
Net amortization of securities	(6)	—
Gain on sale of bank owned assets	(3)	—
Gain on sale of investments	(12)	—
Increase in cash surrender value of life insurance	(34)	(32)
Deferred tax provision	(233)	(106)
Decrease (increase) in interest receivable	187	(405)
Decrease (increase) in other assets	(263)	125
Increase (decrease) in accrued expenses and other liabilities	402	(145)

Net cash provided by operating activities	4,913	5,519

INVESTING ACTIVITIES
Origination of loans, net of principal collected	(38,628)	(30,474)
Proceeds from matured/called securities available-for-sale	9,500	9,528
Proceeds from matured/called securities held-for-investment	4,000	—
Proceeds from sale of securities available-for-sale	6,012	—
Purchase of securities available-for-sale	(16,380)	(9,500)
Purchase of securities held-for-investment	—	(2,998)
Proceeds from MBS principal paydowns	319	527
Deposit for purchase of bank owned life insurance	(4,000)	—
Proceeds from sale of other real estate owned	1,956	790
Proceeds from disposal of premises and equipment	19	43
Purchases of premises and equipment	(2,181)	(464)

Net cash used in investing activities	(39,383)	(32,548)

FINANCING ACTIVITIES
(Decrease) increase in deposits, net	(12,946)	42,332
Proceeds from exercise of stock options	77	427
Net increase(decrease) in retail repurchase agreements	1,678	(3,569)
Net decrease in other borrowings	(108)	(11)
Proceeds of advances from FHLB	57,500	—
Repayment of advances from FHLB	(24,500)	(15,000)

Net cash provided by financing activities	21,701	24,179

Net increase (decrease) in cash and cash equivalents	(12,769)	(2,850)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	15,682	18,532

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,913	$15,682

CASH PAID FOR:
Interest	$15,154	$12,899

Income taxes	$2,027	$3,219

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 - ORGANIZATION

First South Bancorp, Inc. (the “Corporation” or the “Company”) is a South Carolina corporation organized in 1999 for the purpose of being a holding company for First South Bank (“the Bank”). On September 30, 1999, pursuant to a plan of exchange approved by the shareholders of the Bank, all of the outstanding shares of common stock of the Bank were exchanged for shares of common stock of the Corporation. The Corporation presently engages in no business other than that of owning the Bank and has no employees. The Bank was incorporated on April 23, 1996, and began banking operations on August 19, 1996. The Bank is a South Carolina chartered commercial bank and is engaged in lending and deposit gathering activities from two branches in Spartanburg County, one branch in Columbia, South Carolina, one branch in Bluffton, South Carolina, and one branch in Greenville, South Carolina. It operates under the laws of South Carolina and the Rules and Regulations of the Federal Deposit Insurance Corporation and the South Carolina State Board of Financial Institutions.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES

The following is a description of the significant accounting and reporting policies that First South Bancorp, Inc. and Subsidiary follows in preparing and presenting their financial statements.

Basis of Presentation and Consolidation - The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, as well as the amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Securities - Investments in equity securities that have readily determinable fair values and all investments in debt securities are classified at acquisition into one of three categories and accounted for as follows:

•	securities held-for-investment are held-to-maturity and reported at amortized cost,

•	trading securities are reported at fair value with unrealized gains and losses included in earnings, or;

•	securities available-for-sale are reported at estimated fair value with unrealized gains and losses reported as a separate component of comprehensive income (net of tax effect).

The Company intends to hold the available-for-sale securities for an indefinite period of time but may sell them prior to maturity. All other securities have been classified as held-to-maturity securities because management has determined that the Company has the intent and the ability to hold all such securities until maturity.

Gains and losses on sales of securities are recognized when realized on a specific identification, trade date basis. Premiums and discounts are amortized into interest income using a method that approximates the level yield method.

There were no investments classified as trading securities at December 31, 2007 and 2006.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Loans and Allowance for Loan Losses - Loans are carried at their principal amount outstanding. Interest income is recorded as earned on an accrual basis. The accrual of interest is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due, generally when the loan is 90 days delinquent. All interest accrued, but not collected for loans that are placed on nonaccrual, is reversed against interest income. A commercial loan is considered past due when a payment is not received by the next business day after the due date. A consumer loan is considered past due when a payment is not received within 30 days after the due date.

The Company uses the allowance method in providing for loan losses. The provision for loan losses is based upon management’s estimate of the amount needed to maintain the allowance for loan losses at an adequate level to cover known and probable losses in the loan portfolio. In determining the provision amount, management gives consideration to current economic conditions, the growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans and other factors. Management believes that the allowance for loan losses is adequate. While management uses the best information available to make evaluations, future adjustments may be necessary if economic and other conditions differ substantially from the assumptions used.

Management considers loans to be impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors that influence management’s judgments include, but are not limited to, loan payment pattern, source of repayment, and value of collateral. A loan would not be considered impaired if an insignificant delay in loan payment occurs and management expects to collect all amounts due. The major sources for identification of loans to be evaluated for impairment include past due and nonaccrual reports, internally generated lists of loans with certain risk grades, and regulatory reports of examination. Impaired loans are measured using either the discounted expected cash flow method or the value of collateral method. When the ultimate collectability of an impaired loan’s principal is in doubt, wholly or partially, all cash receipts are applied to principal.

Other Real Estate Owned - Other real estate owned (OREO) represents properties acquired through foreclosure or other proceedings. OREO is held for sale and is recorded at the lower of the recorded amount of the loan or fair value of the properties less estimated costs of disposal. Fair value is determined by appraisal. Any write-down to fair value at the time of transfer to OREO is charged to the allowance for loan losses. Property is evaluated regularly to ensure the carrying amount is supported by its current fair value. OREO is reported net of allowance for losses in the Company’s financial statements.

Premises and Equipment - Premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives which includes the remaining lease term and probable renewal periods. Expenditures for major renewals and betterments are capitalized and those for maintenance and repairs are charged to operating expense as incurred.

Loan Origination Fees - Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans.

Cash and Cash Equivalents - Cash and cash equivalents include cash and due from banks, federal funds sold and interest-bearing deposits. During the normal course of business, the Company may have cash deposits with banks that are in excess of federally insured limits.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered in income. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. Management believes that no valuation allowance was required at December 31, 2007 and 2006.

In July 2006, the Financial Accounting Standards Board, (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, the Company adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 did not have any impact on the Company’s consolidated financial position.

Earnings Per Common Share - Earnings per common share is computed based on the weighted average number of common shares outstanding. Diluted earnings per common share includes the dilutive effect of outstanding stock options. All share amounts have been adjusted for the 6 for 5 stock split in 2006, see Note 17.

Stock-Based Compensation - On January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, to account for compensation costs under its stock option plans. The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees (as amended). Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2005; dividend yield of 0.00 percent, expected volatility of 50 percent in 2005, risk-free interest rate of 4.33 percent, and an expected life of 10 years for the options. No options were granted in 2007 and 2006.

Fair Value of Financial Instruments - SFAS No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company’s financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered an indication of the liquidation value of the Company, but rather represent a good-faith estimate of the value of the financial instruments held by the Company.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Fair Value of Financial Instruments (continued)

The following methods and assumptions were used to estimate the fair value for each class of financial instruments:

Cash and Cash Equivalents - For cash on hand, amounts due from banks, federal funds sold, and interest-bearing deposits, the carrying value approximates fair value.

Securities - The fair value of investments securities is based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Restricted Federal Home Loan Bank (FHLB) stock is valued at cost.

Loans - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The fair value of variable rate loans with frequent repricing and no significant changes in credit risk approximates book value.

Deposits and Borrowings - The fair value of fixed rate time deposits, borrowed funds and subordinated debt is estimated by discounting the future cash flows using the current rates at which similar deposits and borrowings would be accepted for the same remaining maturities.

Other Interest-Bearing Liabilities - The carrying value of retail repurchase agreements and other borrowed funds approximates fair value since these obligations have variable interest rates with daily repricings. At least an equal amount of securities, at their carrying values, are pledged as collateral for all repurchase agreements.

Commitments - The fair value of commitments to extend credit is based on fees currently being charged for similar instruments and is considered to approximate carrying value. For other commitments, generally of a short-term nature, the carrying value is considered to be a reasonable estimate of fair value.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS No. 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

In September, 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, or Opinion No. 12, Omnibus Opinion – 1967. EITF 06-4 is effective for fiscal years beginning after December 15, 2006. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Recent Accounting Pronouncements (continued)

The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No, 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement (1) applies to all entities, (2) specifies certain election dates, (3) can be applied on an instrument-by-instrument basis with some exceptions, (4) is irrevocable, and (5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS No. 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS No. 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS No. 157, Fair Value Measurement. The Company is currently analyzing the fair value option provided under SFAS No. 159.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Recent Accounting Pronouncements(continued)

that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company’s mortgage loans held for sale.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 14I(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141 (R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Operating Segments - The Company has determined that, using the definitions contained in SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”, all of its activities constitute only one reportable operating segment.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in and around Spartanburg, Richland, Beaufort, and Greenville counties in South Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ACTIVITIES(continued)

Concentrations of Credit Risk(continued)

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. However, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of Management, there is no significant concentration of credit risk in its investment portfolio. The Company places its correspondent bank account deposits with high quality institutions, and sells its overnight investments to the Federal Home Loan Bank of Atlanta. Management believes credit risk associated with correspondent accounts is not significant.

Reclassification - Certain of the prior year amounts have been reclassified to conform to current year presentation; such reclassifications are immaterial to the financial statements.

NOTE 3 - SECURITIES

A summary of the amortized cost and estimated fair value of securities available-for-sale follows:

(Amounts in thousands)	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2007
U.S. government agency obligations	$4,000	$98	$—	$4,098
Government sponsored enterprises	17,498	209	—	17,707
State and local obligations	123	3	—	126
Mortgage-backed securities	437	—	1	436
Restricted FHLB stock	2,121	—	—	2,121

Total	$24,179	$310	$1	$24,488

December 31, 2006
U.S. government agency obligations	$4,000	$9	$17	$3,992
Government sponsored enterprises	17,993	—	143	17,850
State and local obligations	123	4	—	127
Mortgage-backed securities	597	—	14	583
Restricted FHLB stock	741	—	—	741

Total	$23,454	$13	$174	$23,293

NOTE 3 - SECURITIES(continued)

There were sales of securities available-for-sale in 2007 with a book value of $6.000 million resulting in gains of $12 thousand. There were no sales of available-for-sale securities in 2006.

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007.

Securities Available-for-Sale

(Amounts in thousands)	Less Than Twelve Months		Twelve Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage backed securities	$—	$—	$436	$1	$436	$1

Total	$—	$—	$436	$1	$436	$1

Securities classified as available-for-sale are recorded at fair market value. All of the unrealized losses on securities available-for-sale, on one individual security, consisted of a security in a continuous loss position for twelve months or more. The Company has the ability and intent to hold this security until such time as the value recovers or the security matures. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, this loss is not considered other-than-temporary.

A summary of the carrying value and estimated fair market value of securities held-for-investment follows:

(Amounts in thousands)	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2007
U.S. government agency obligations	$2,000	$34	$—	$2,034
Government sponsored enterprises	2,999	45	—	3,044
Trust preferred securities	484	143	—	627
Mortgage backed securities	262	4	—	266

Total securities held for investment	$5,745	$226	$—	$5,971

December 31, 2006
U.S. government agency obligations	$2,000	$3	$—	$2,003
Government sponsored enterprises	6,999	36	22	7,013
Trust preferred securities	482	150	—	632
Mortgage backed securities	421	3	—	424

Total securities held for investment	$9,902	$192	$22	$10,072

NOTE 3 - SECURITIES(continued)

Securities Held-for-Investment

Securities classified as held-for-investment are recorded at amortized cost. There were no unrealized losses on securities held-for-investment in a continuous loss position for twelve months or more.

The scheduled maturities of securities held-for-investment and available-for-sale at December 31, 2007 were as follows:

(Amounts in thousands)	Available-For-Sale		Held-For-Investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,000	$1,001	$—	$—
Due from one to five years	2,998	3,001	—	—
Due from five to ten years	6,500	6,693	4,999	5,078
Due after ten years	11,123	11,236	—	—
Mortgage backed securities	437	436	262	266
Equity securities	2,121	2,121	484	627

	$24,179	$24,488	$5,745	$5,971

At December 31, 2007, securities with a book value of approximately $9.200 million, and market value of $9.354 million were pledged to secure retail repurchase agreements, state funds, and Treasury, tax and loan deposits.

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans at December 31, 2007 and 2006 are summarized as follows:

(Amounts in thousands)	December 31,
	2007	2006
Real Estate:
Construction and land development	$48,714	$29,634
1-4 family residential properties	66,632	67,063
Multifamily residential properties	4,992	6,987
Non-farm nonresidential properties	153,508	139,267
Other real estate loans	3,129	3,078
Commercial and industrial, non-real estate	55,013	50,556
Consumer	1,167	395

Total loans	333,155	296,980
Less allowance for loans losses	(3,700)	(3,275)
Net deferred loan fees	(511)	(515)

	$328,944	$293,190

NOTE 4 - LOANS AND ALLOWANCE FOR LOAN LOSSES(continued)

The activity in the allowance for loan losses for 2007 and 2006 is summarized as follows:

(Amounts in thousands)	December 31,
	2007	2006
Balance, beginning of year	$3,275	$3,000
Provision charged to operations	1,126	950
Loan charge-offs	(740)	(778)
Loan recoveries	39	103

Balance, end of year	$3,700	$3,275

At December 31, 2007 and 2006, nonaccrual loans amounted to $1.515 million and $1.757 million, respectively. The Company evaluates impairment of commercial loans on an individual loan basis. As of December 31, 2007 and 2006 loans individually evaluated and considered impaired under SFAS No. 114, “Accounting by Creditors for Impairment of a Loan”, were immaterial.

In the normal course of business the Company makes loans to its executive officers and directors and their related interests. Such loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features. Activity with respect to such loans is summarized as follows:

	December 31,
(Amounts in thousands)	2007	2006
Balance, beginning of year	$4,687	$3,118
Borrowings	7,226	6,241
Repayments	3,872	4,672

Balance, end of year	$8,041	$4,687

In the normal course of business there are outstanding commitments for the extension of credit, which are not reflected in the financial statements. At December 31, 2007 and 2006, pre-approved but unused lines of credit for loans totaled approximately $62.047 million and $50.964 million, respectively. In addition, the Company had issued standby letters of credit amounting to approximately $4.083 million and $6.104 million at December 31, 2007 and 2006, respectively. The Company also had $12.371 million in outstanding variable rate commercial loan commitments at December 31, 2007. These commitments represent no more than the normal lending risk that the Company commits to its borrowers. If these commitments are drawn, the Company will obtain collateral if it is deemed necessary based on management’s credit evaluation of the counterparty. Management believes that these commitments can be funded through normal operations. The fair value of these standby letters of credit is based on fees currently charged for similar instruments and is immaterial to the financial statements taken as a whole.

The Company grants primarily commercial, real estate, and installment loans to customers throughout its market area, which consists primarily of Spartanburg County, Richland County, Greenville County, and the Hilton Head area in South Carolina. The real estate portfolio can be affected by the condition of the local real estate market. The commercial and installment loan portfolio can be affected by the local economic conditions.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment at December 31, 2007 and 2006 are summarized as follows:

(Amounts in thousands)	December 31,
	2007	2006
Land	$565	$407
Buildings	5,983	4,418
Leasehold improvements	695	695
Furniture and equipment	2,308	1,954

	9,551	7,474
Less accumulated depreciation	(2,539)	(2,184)

	$7,012	$5,290

Depreciation expense for the years ended 2007 and 2006 was $443 thousand and $419 thousand, respectively.

NOTE 6 - DEPOSITS

A summary of deposit accounts at December 31, 2007 and 2006 follows:

(Amounts in thousands)	December 31,
	2007	2006
Demand
Non-interest bearing	$11,514	$16,038
Interest bearing	24,489	28,765
Savings	65,269	62,103
Time, $100,000 and over	72,021	74,479
Other	121,818	126,672

	$295,111	$308,057

At December 31, 2007, the scheduled maturities of time deposits are as follows:

(Amounts in thousands)
2008	$184,381
2009	8,738
2010	566
2011	154

$193,839

Directors and executive officers were customers of and had transactions with the Bank in the ordinary course of business. Included in such transactions are deposit accounts, all of which were made under normal terms. The aggregate amount of these deposit accounts was $1.348 million and $1.308 million at December 31, 2007 and 2006, respectively.

NOTE 7 - RETAIL REPURCHASE AGREEMENTS

Information concerning securities sold under agreement to repurchase is summarized as follows for the year ended December 31, 2007 and 2006:

(Amounts in thousands)	2007	2006
Average balance during the year	$2,077	$4,120
Average interest rate during the year	3.61%	4.21%
Maximum month-end balance during the year	4,726	5,612

U.S. government agency and government sponsored enterprises securities with a book value of $3.700 million and a market value of $3.745 million at December 31, 2007 are used as collateral for the agreements.

NOTE 8 - OTHER BORROWED FUNDS

Other borrowed funds consisted of advances from the FHLB and treasury, tax and loan accounts.

Advances from the FHLB consisted of the following at December 31, 2007:

(Amounts in thousands) Description	Interest Rate	2007 Balance
Variable rate, daily rate credits:	4.40%	$3,000
Fixed rate, convertible advances maturing:
April 5, 2017	4.115%	10,000
April 5, 2017	4.06%	5,000
Fixed rate advances maturing:
May 7, 2009	4.41875%	15,000

		$33,000

There were no advances from the FHLB at December 31, 2006.

As collateral for all outstanding advances, the Company pledges its qualifying first mortgage loans as well as FHLB stock held by the Company. At December 31, 2007 the Company had qualifying collateral with the FHLB of $36.293 million with a remaining availability of $3.293 million.

Treasury, tax and loan accounts with balances of $179 thousand and $287 thousand at December 31, 2007 and 2006, respectively are also included in other borrowed funds. These borrowings bear interest at the federal funds rate less 25 basis points.

At December 31, 2007, the Bank had $12 million of unused lines of credit to purchase federal funds from banks.

NOTE 9 - SUBORDINATED DEBT

In January 2004, the Company formed a wholly-owned Delaware statutory business trust, FSBS Capital Trust I (the “Trust”), which issued $5 million of guaranteed preferred beneficial interests in the Company’s junior subordinated deferrable interest debentures (the “Trust Preferred Securities”). These debentures qualify as Tier I capital. All of the common securities of the Trust are owned by the Company. The proceeds from the issuance of the common securities and the Trust Preferred Securities were used by the Trust to purchase from the Company $5.155 million of junior subordinated debentures

NOTE 9 - SUBORDINATED DEBT (Continued)

of the Company which carry a variable interest rate of 3 Month LIBOR plus 2.8 percent per annum. The junior subordinated debentures represent the sole asset of the Trust. In accordance with FIN No. 46 R, the Trust is not consolidated with the financial statements of the Company.

The Company has entered into contractual arrangements which, taken collectively, fully guarantee payment of (i) accrued and unpaid distributions required to be paid on the Trust Preferred Securities; (ii) the redemption price with respect to any Trust Preferred Securities called for redemption by the Trust, and (iii) payments due upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust.

The Trust Preferred Securities are mandatorily redeemable upon maturity of the debentures in January 2034 or upon earlier redemption as provided in the indenture. The Company has the right to redeem the debentures purchased by the Trust in whole or in part, at any time, however if they are redeemed before the fifth anniversary, the cost would be 105 percent of the par value of the securities. The debentures may be redeemed after the fifth anniversary at par.

NOTE 10 - REGULATORY CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007 and 2006, that the Company and the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank’s actual capital amounts and ratios as of December 31, 2007 and 2006 are also presented in the tables below.

NOTE 10 - REGULATORY CAPITAL REQUIREMENTS (Continued)

(Amounts in thousands)	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
The Company
December 31, 2007
Total capital (to risk-weighted assets)	$47,946	14.25%	$26,922	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	44,246	13.15%	13,461	4.00%	N/A	N/A
Tier 1 capital (to average assets)	44,246	11.68%	15,149	4.00%	N/A	N/A

December 31, 2006
Total capital (to risk-weighted assets)	$44,230	14.79%	$23,930	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	41,055	13.72%	11,965	4.00%	N/A	N/A
Tier 1 capital (to average assets)	41,055	11.73%	14,003	4.00%	N/A	N/A

The Bank
December 31, 2007
Total capital (to risk-weighted assets)	$46,152	13.72%	$26,907	8.00%	$33,633	10.00%
Tier 1 capital (to risk-weighted assets)	37,552	11.17%	13,453	4.00%	20,180	6.00%
Tier 1 capital (to average assets)	37,552	9.92%	15,142	4.00%	18,927	5.00%

December 31, 2006
Total capital (to risk-weighted assets)	$42,536	14.22%	$23,930	8.00%	$29,913	10.00%
Tier 1 capital (to risk-weighted assets)	34,361	11.49%	11,965	4.00%	14,956	6.00%
Tier 1 capital (to average assets)	34,361	9.82%	14,003	4.00%	17,503	5.00%

NOTE 11 - INCOME TAXES

The provision for income taxes is summarized below:

	December 31,
(Amounts in thousand)	2007	2006
Currently payable
Federal	$1,877	$2,498
State	150	215

	2,027	2,713
Deferred
Federal	(232)	(106)
State	(1)	—

	(233)	(106)

Total income taxes	$1,794	$2,607

The Company had analyzed the tax positions taken or expected to be taken in its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

NOTE 11 - INCOME TAXES(continued)

The reasons for the difference between the statutory federal income tax rates and the effective tax rates are summarized as follows for:

	December 31,
	2007	2006
Statutory rates	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal benefit	2%	2%
Life insurance	-0.2%	-0.2%
Other, net	0.3%	0.5%

	36.1%	36.3%

The tax effects of temporary differences result in deferred tax assets and liabilities as presented below:

	December 31,
(Amounts in thousand)	2007	2006
Deferred tax assets
Allowance for loan losses	$1,066	$961
Available-for-sale securities	—	61
Non-accrual loans	139	47
Deferred compensation	114	93
Other	9	3

Gross deferred tax assets	1,328	1,164
Less valuation allowance	—	—

Net deferred tax assets	1,328	1,164
Deferred tax liabilities
Depreciation	(126)	(119)
Deferred loan cost & fees	(168)	(194)
Prepaid expenses	(30)	(19)
Available-for-sale securities	(118)	—

Gross deferred liabilities	(442)	(332)

Net	$886	$832

NOTE 12 - COMMITMENTS AND CONTINGENCIES

The Company leases the land and building for its branches under operating leases. Future minimum lease payments at December 31, 2007, are as follows:

(Amounts in thousands)
2008	$172
2009	123
2010	48
2011	39
2012	39
2013 and thereafter	55

$476

Total lease expense was $242 thousand and $216 thousand for 2007 and 2006, respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES(Continued)

The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In the opinion of management, the disposition of these claims will not have a material adverse impact on the financial position or results of operations of the Company.

NOTE 13 - RESTRICTIONS ON DIVIDENDS, LOANS AND ADVANCES

Federal and state banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of cash dividends, which may be paid at any date without prior regulatory consent, is generally limited to the year’s net income of the Bank provided the Bank received a composite rating of one or two at the last examination conducted by the federal or state regulatory authority, and loans or advances are limited to 10 percent of the Bank’s common stock and surplus on a secured basis.

In addition, cash dividends paid by the Bank to the Corporation would be prohibited if the effect would cause the Bank’s capital to be reduced below applicable minimum regulatory capital requirements.

NOTE 14 - EMPLOYEE BENEFIT PLANS

401(k) Plan - All employees of the Company who meet certain eligibility criteria are permitted to participate in a 401(k) plan. For each employee’s contribution up to 6 percent of compensation, the Company makes a 100 percent matching contribution. Expense related to this plan was $198 thousand and $164 thousand in 2007 and 2006, respectively.

Salary Continuation Plan - During 1999, the Company entered into a salary continuation agreement with certain officers of the Company. The plan provides for a series of payments over a specified number of periods to these employees upon their retirement or termination as stated in the plan. The amount of accrued benefit expense included in other liabilities was $333 thousand and $273 thousand at December 31, 2007 and 2006, respectively.

NOTE 15 - STOCK OPTIONS

The Company has issued incentive stock options to certain officers and employees.

The following is a summary of stock option activity and related information for the years ended December 31, 2007 and 2006:

	2007		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding at beginning of year	91,488	$18.03	146,649	$14.18
Granted	—	—	—	—
Forfeited	(4,071)	27.01	(120)	26.25
Exercised	(5,680)	13.58	(55,041)	7.76

Outstanding at end of year	81,737	$17.98	91,488	$18.03

Exercisable, end of period	81,737	$17.98	91,488	$18.03

Weighted average fair value of options granted		$—		$—

NOTE 15 - STOCK OPTIONS(continued)

Exercise prices for options outstanding as of December 31, 2007 and 2006 ranged from $6.10 to $33.00. The weighted average remaining contractual life of those options is approximately 5.79 years at December 31, 2007 and 6.8 years at December 31, 2006.

No shares vested during the years ended December 31, 2007 and 2006.

The total intrinsic value of options exercised during the years ended December 31, 2007 and 2006 was $73 thousand and $1.091 million, respectively.

As of December 31, 2007 all options outstanding were exercisable. The aggregate intrinsic value of these options was $247 thousand.

On May 5, 2006, the Company declared a six for five stock split for a total of 350,053 shares. All share and per share data has been retroactively restated to give effect to the common stock split.

NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of financial instruments are as follows:

	December 31,
(Amounts in thousands)	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$2,913	$2,913	$15,682	$15,682

Securities
Available-for-sale	24,489	24,489	23,293	23,293
Held-for-investment	5,745	5,971	9,902	10,701
Loans	328,944	328,492	293,190	293,842
Financial liabilities

Deposits	295,111	297,904	308,057	308,157
Retail repurchase agreements	3,849	3,864	2,171	4,124
Other borrowed funds	33,179	32,658	287	287
Subordinated debt	5,155	5,155	5,155	5,155

The fair value estimates are made at a specific point in time based on relevant market and other information about the financial instruments. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

NOTE 17 - EARNINGS PER COMMON SHARE (EPS)

The reconciliation of the numerators and denominators of the earnings per common share and diluted EPS computation follows. All share and per share data have been retroactively restated for all common stock splits.

(Amounts in thousands) December 31, 2007	Income (Numerator)*	Shares (Denominator)	Per Share Amount
Earnings per common share:
Income available to common stockholders	$3,171	2,159,663	$1.47
Dilutive effect of stock options	—	25,348	(0.02)

Diluted EPS:
Income available to common stockholders and assumed conversions	$3,171	2,185,011	$1.45

December 31, 2006
Earnings per common share:
Income available to common stockholders	$4,581	2,120,320	$2.16
Dilutive effect of stock options	—	52,436	(0.05)

Diluted EPS:
Income available to common stockholders and assumed conversions	$4,581	2,172,756	$2.11

*	(Dollars in thousands)

Options to purchase 18,356 shares of common stock with prices ranging from $25.95 to $33.00 per share were not included in the computation of diluted earnings per share for 2007 because the options’ exercise price was greater than the average market price of common shares.

Options to purchase 5,690 shares of common stock at $29.17 per share were not included in the computation of diluted earnings per share for 2006 because the options’ exercise price was greater than the average market price of common shares.

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information pertaining to First South Bancorp, Inc. is as follows:

Balance Sheets

	December 31,
(Amounts in thousands)	2007	2006
Assets
Cash	$1,829	$1,752
Investment in Trust (Note 9)	155	155
Investment in common stock of the Bank	37,744	34,261
Due from the Bank	4,900	4,900
Debt issuance costs	22	42

Total assets	$44,650	$41,110

Liabilities and Stockholders’ Equity
Due to Trust (Note 9)	$5,155	$5,155
Stockholders’ equity	39,495	35,955

Total liabilities and stockholders’ equity	$44,650	$41,110

Statements of Operations

	For the years ended December 31,
(Amounts in thousands)	2007	2006
Operating income	$412	$402
Expense	432	422

Loss before equity in undistributed net income of the Bank	(20)	(20)
Equity in undistributed net income of the Bank	3,191	4,601

Net income	$3,171	$4,581

NOTE 18 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (continued)

Statements of Cash Flows

	For the years ended December 31,
(Amounts in thousands)	2007	2006
Operating Activities
Net income	$3,171	$4,581
Equity in undistributed income of the Bank	(3,191)	(4,601)
Net change in other assets	20	20

Net cash provided by operating activities	—	—

Financing Activities
Proceeds from stock option exercise	77	427

Net cash provided by financing activities	77	427

Net increase in cash and cash equivalents	77	427
Cash and cash equivalents, beginning of year	1,752	1,325

Cash and cash equivalents, end of year	$1,829	$1,752

Management’s Discussion and Analysis or Plan of Operation.

Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements are related to future events, other future financial performance or business strategies, and include statements containing terminology such as “may”, “will”, “should”, “expects”, “scheduled”, “plans”, “intends”, “believes”, “estimates”, “potential”, “continue”, or the negative of such terms or other comparable terminology. Actual events or results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation: the effects of future economic conditions, governmental monetary and fiscal policies, as well as legislative and regulatory changes, the risks of changes in interest rates and the level and composition of deposits, loan demand, and the values of loan collateral, and the effects of competition from other commercial banks, thrifts, consumer finance companies, and other financial institutions operating in our market area and elsewhere. All forward-looking statements attributable to our Company are expressly qualified in their entirety by these cautionary statements. We disclaim any intent or obligation to update these forward-looking statements, whether as a result of new information, future events, or otherwise. There is no assurance that future results, levels of activity, performance, or goals will be achieved.

Our discussion and analysis of earnings and related financial data are presented herein to assist investors in understanding the financial condition of our Company at December 31, 2007 and 2006, and the results of operations for the years ended December 31, 2007 and 2006. This discussion should be read in conjunction with consolidated financial statements and related footnotes of our Company presented elsewhere herein. Historical per share data has been adjusted to reflect our May 2006 six for five stock split.

Critical Accounting Policies

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States of America in the preparation of the Company’s financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from those judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the section “Allowance for Loan Losses” for a description of the Company’s estimation and methodology related to the allowance for loan losses.

Recent Accounting Pronouncements

The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS No. 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

In September, 2006, the FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4, Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, or Opinion No. 12, Omnibus Opinion – 1967. EITF 06-4 is effective for fiscal years beginning after December 15, 2006. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the FASB ratified the consensus reached on EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In March 2007, the FASB ratified the consensus reached on EITF 06-10, “Accounting for Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF 06-10”). The postretirement aspect of this EITF is substantially similar to EITF 06-4 discussed above and requires that an employer recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either FASB Statement No, 106 or APB Opinion No. 12, as appropriate, if the employer has agreed to maintain a life insurance policy during the employee’s retirement or provide the employee with a death benefit based on the substantive agreement with the employee. In addition, a consensus was reached that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. EITF 06-10 is effective for the Company on January 1, 2008. The Company does not believe the adoption of EITF 06-10 will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement (1) applies to all entities, (2) specifies certain election dates, (3) can be applied on an instrument-by-instrument basis with some exceptions, (4) is irrevocable, and (5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS No. 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS No. 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS No. 157, Fair Value Measurement. The Company is currently analyzing the fair value option provided under SFAS No. 159.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. The Company is currently analyzing the impact of this guidance, which relates to the Company’s mortgage loans held for sale.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 14I(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141 (R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Earnings Performance

The Company had net income from operations for the year ended December 31, 2007, of $3.171 million, or $1.47 per share, compared to net income for the year ended December 31, 2006, of $4.581 million, or $2.16 per common share. The Company had net interest income (the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities) of $13.927 million for 2007, as compared to $14.651 million for 2006. The Company also had other operating income (principally service charges, fees and commissions) of $965 thousand in 2007 and $1.202 million in 2006. The Company provided $1.126 million and $950 thousand to its allowance for loan losses in 2007 and 2006, respectively, and had other ordinary operating expenses (principally salaries and benefits and occupancy and equipment expenses) of $8.801 million in 2007, and $7.715 million in 2006.

Net Interest Income

Net interest income is the amount of interest earned on interest earning assets (loans, investment securities, interest-bearing deposits in other banks and federal funds sold), less the interest expenses incurred on interest bearing liabilities (interest bearing deposits and borrowed money), and is the principal source of the Company’s earnings. Net interest income is affected by the level of interest rates, volume and mix of interest earning assets and interest bearing liabilities, and the relative funding of these assets.

For the year ended December 31, 2007, net interest income was $13.927 million. During the year ended December 31, 2006, net interest income was $14.651 million. The 4.9% decrease in net interest income in 2007 can be primarily attributed to the change in the economic environment between 2006 and 2007. During 2006, interest rates were rising and the Company’s earning assets were repricing more rapidly than interest-bearing liabilities. During 2007 when the average prime rate increased 94 basis points, the repricing frequency of interest-bearing liabilities, especially in the area of time deposits, exceeded that of earning assets. The extent to which earnings in 2007 were negatively impacted by the change in the economic environment between 2006 and 2007 is shown in the following table. The average yield on earning assets increased in 2007 over that of 2006 by 1 basis point (8.32%-8.31%), while the cost of interest-bearing liabilities between the two periods increased 49 basis points (4.93% - 4.44%). In addition, contributing to the negative effect of the change in the economic environment between the periods are changes in the Company’s balance sheet. The increase in average earning assets of $17.373 million from 2006 exceeded the $15.665 million increase in interest-bearing liabilities by $1.7 million. Although the growth in average earning assets exceeded interest bearing liabilities, it was not sufficient to offset the pace of repricing for average interest-bearing liabilities. The net effect of these combined changes between 2006 and 2007 resulted in a 48 basis point decrease (3.39% - 3.87%) in the interest spread from 2006 to 2007. Further, the competition from new community banks and new branch offices of older banks in the Spartanburg, Columbia, and Bluffton areas of South Carolina has increased the interest expense of interest-bearing liabilities and reduced the interest income of loans.

The table “Average Balances, Yields and Rates,” provides a detailed analysis of the effective yields and rates on the categories of interest earning assets and interest bearing liabilities for the years ended December 31, 2007 and 2006.

Average Balances, Yields, and Rates

(Amounts in Thousands)

Year Ended December 31,

	2007			2006
	Average Balances(1)	Interest Income/ Expense	Yields/ Rates	Average Balances(1)	Interest Income/ Expense	Yields/ Rates
Assets
Due From banks – Interest-bearing	$8,611	$441	5.12%	$12,320	$606	4.92%
Investment securities (2)	32,594	1,756	5.39%	34,064	1,607	4.72%
Loans (3) (4)	310,439	27,065	8.72%	287,887	25,571	8.88%

Total interest earning assets	351,644	29,262	8.32%	334,271	$27,784	8.31%
Cash and due from banks	4,424			5,282
Valuation reserve for investment securities	(69)			(325)
Allowance for loan losses	(3,432)			(3,238)
Premises and equipment	6,420			5,381
Investment in Trust	155			155
Other assets	5,909			5,396

Total assets	$365,051			$346,922

Liabilities and shareholders’ equity
Interest bearing transaction accounts	$27,084	951	3.51%	$31,047	$1,096	3.53%
Savings	64,210	2,886	4.49%	54,225	2,392	4.41%
Time deposits $100,000 and over	74,996	3,891	5.19%	67,998	3,108	4.57%
Other time deposits	123,263	6,494	5.27%	127,468	5,684	4.46%

Total interest bearing deposits	$289,553	$14,222	4.91%	$280,738	$12,280	4.37%
Retail repurchase agreements	2,077	75	3.61%	4,120	173	4.20%
Subordinated debt	5,000	412	8.24%	5,000	402	8.04%
Other Borrowed Funds - Long Term	13,568	572	4.22%	4,178	190	4.55%
Other Borrowed Funds - Short Term	1,000	54	5.40%	1,652	88	5.33%

Total interest bearing liabilities	$311,198	$15,335	4.93%	$295,688	$13,133	4.44%
Noninterest-bearing demand deposits	13,786			14,857
Other liabilities	2,096			2,693
Shareholders’ equity	37,971			33,684

Total liabilities and shareholders’ equity	$365,051			$346,922

Interest rate spread (5)			3.39%			3.87%
Net interest income and net yield on earning assets (6)		$13,927	3.96%		$14,651	4.38%

Interest free funds supporting earning assets (7)	$40,446			$38,583

(1)	Average balances are computed on a daily basis.
(2)	Average investment securities include $123 Tax Exempt Securities
(3)	Nonaccruing loans are included in the average loan balances and income on such loans is recognized on a cash basis and excludes impact of deferred loan origination fees.
(4)	Interest income on loans for 2007 and 2006 included total loan fees of $1,016 and $1,073 respectively.
(5)	Total interest earning assets yield less the total interest bearing liabilities rate.
(6)	Net interest income divided by total interest earning assets (net interest margin).
(7)	Total interest earning assets less total interest bearing liabilities.

Rate/Volume Analysis of Net Interest Income

The effect of changes in average balances (volume) and rates on interest income, interest expense and net interest income, for the periods indicated, is shown below. The effect of a change in average balance has been determined by applying the average rate in the earlier period to the change in average balance in the later period, as compared with the earlier period. The effect of a change in the average rate has been determined by applying the average balance in the later period to the change in the average rate in the later period, as compared with the earlier period. Changes resulting from average balance/rate variances are included in changes resulting from volume.

	Year Ended December 31, 2007 compared to 2006 Increase (Decrease) Due to (Amounts in thousands)
	Volume	Rate	Total
Interest earned on:
Due from banks-interest-bearing	$(182)	$17	$(165)
Investments	(69)	218	149
Net Loans	2,003	(509)	1,494

Total Interest Income	$1,752	$(274)	$1,478

Interest paid on
Interest Checking	$(140)	$(5)	$(145)
Savings Deposits	440	54	494
Time Deposits $100,000 and over	320	463	783
Other time deposits	(188)	998	810
Retail Repurchase Agreements	(86)	(12)	(98)
Subordinated debt	—	10	10
Other Borrowed Funds	392	(44)	348

Total Interest Expense	$738	$1,464	$2,202

Change in Net Interest Income	$1,014	$(1,738)	$(724)

During the year 2008 management expects that interest rates will decrease for the first half of the year with rates remaining fairly stable in the second half. If interest rate projections are accurate, little, if any improvement in net interest income is expected in 2008.

Interest Rate Sensitivity

Interest rate sensitivity management is concerned with the timing and magnitude of repricing assets compared to liabilities and is an important part of asset/liability management. It is the objective of interest rate sensitivity management to generate stable growth in net interest income, and to control the risks associated with interest rate movement. Management constantly reviews interest rate risk exposure and the expected interest rate environment so that timely adjustments in interest rate sensitivity can be made.

The table, “Interest Sensitivity Analysis”, indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceed rate sensitive assets, resulting in a liability sensitive position at December 31, 2007 of $22.330 million for a cumulative gap ratio of 92.6%. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing “horizon” a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at December 31, 2007, with respect to the one year time horizon. For a bank with a negative gap, such as the Bank, falling interest rates would be expected to have a positive effect on net interest income and rising rates would be expected to have the opposite effect.

The table below reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Time deposits in other banks are reflected in the deposits’ maturity dates. Repurchase agreements and other borrowed funds are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval due to contractual arrangements which give management the opportunity to vary the rates paid on these deposits within a thirty day or shorter period. However, the Bank is under no obligation to vary the rates paid on those deposits within any given period. Fixed rate time deposits are reflected at their contractual maturity dates. Fixed rate advances are reflected at their contractual maturity dates, and variable rate advances are reflected in the earliest repricing interval since they were borrowed under the daily rate credit option, and reprice daily.

Interest Sensitivity Analysis

Repricing Schedule as of December 31, 2007

(Amounts in thousands)

Interest Earning Assets	Within 3 Months	After 3 Months to 12 Months	After One Year to Five Years	After Five Years	Total
Investment securities (Amortized Cost)	$—	$1,000	$2,998	$23,805	$27,803
FHLB Stock	2,121	—	—	—	2,121
Loans*
Fixed rate	6,999	8,277	50,994	3,599	69,869
Variable rate	261,260	—	—	—	261,260

Total interest earning assets	$270,380	$9,277	$53,992	$27,404	$361,053

Interest Bearing Liabilities
Interest bearing deposits
Interest bearing transaction accounts	$24,489	$—	$—	$—	$24,489
Savings	65,269	—	—	—	65,269
Time deposits $100,000 and over	26,417	42,949	2,655	—	72,021
Other time deposits	43,207	72,628	5,983	—	121,818

Total interest bearing deposits	$159,382	$115,577	$8,638	$—	$283,597
Retail repurchase agreements	3,849	—	—	—	3,849
Subordinated debt	5,000	—	—	—	5,000
FHLB Fixed Rate Advances	5,000	10,000	15,000	—	30,000
Other borrowed funds	3,179	—	—	—	3,179

Total interest bearing liabilities	$176,410	$125,577	$23,638	$—	$325,625

Interest Sensitivity Gap	$93,970	$(116,300)	$30,354	$27,404	$35,428
Cumulative interest sensitivity gap	$93,970	$(22,330)	$8,024	$35,428
Gap ratio	153.27%	7.39%	228.41%	0.00%
Cumulative gap ratio	153.27%	92.61%	102.46%	110.88%

*	excludes loans in non-accrual status totaling $1,515 and deferred loan fees of $511

Provision for Loan Losses

The allowance for loan losses, established through charges to expense in the form of a provision for loan losses, allows for loan losses inherent in the Bank’s loan portfolio. Loan losses or recoveries are charged or credited directly to the allowance. The level of the allowance for loan losses at any given reportable period is the result of applying the methodology discussed in the section under the heading “Allowance for Loan Losses.” The Bank provided $1.126 million and $950 thousand to the allowance during the years ended December 31, 2007 and 2006, respectively. The increase of $176 thousand in 2007 was due to loan growth, primarily the result of establishing a new branch and adding new loan officers in existing branches. Total loans grew by $36.2 million in 2007 and $28.4 million in 2006.

Noninterest Income

Noninterest income, which consists primarily of mortgage banking loan fees, loan brokerage fees, service charges on deposit accounts, and other commissions and fees income, decreased by $237 thousand, or 19.7%, to $965 thousand in 2007 from $1.202 million in 2006. The overall decrease resulted from a decrease in loan brokerage services and a decrease in service charges fees and commissions offset by an increase other income. Service charges, commissions and fees income decreased by $167 thousand, or 22.6%, loan brokerage fees decreased by $283 thousand, or 100%. The Bank discontinued activities related to loan brokerage in 2007. These decreases were offset by an increase in other income of $240 thousand which was primarily composed of a $209 increase in gain on sale of bank owned assets from 2006 to 2007.

Noninterest Expenses

Noninterest expenses, also commonly referred to as other operating expenses, increased $1.086 million, or 14.1%. With several categories of noninterest expense experiencing either a decline or minimal increase in 2007 compared to 2006, most of the increase can be attributed to increases in the categories of salaries and benefits, occupancy expense, and other noninterest expenses. Salaries and benefits increased to $5.462 million in 2007 from $4.771 million in 2006, a $691 thousand, or 14.5%, increase. Annual salary increases in 2007 for employees, the addition of five new employees in 2007, and a 13.5% overall increase in benefits expense in 2007 accounted for the increase in 2007 personnel expense. The $76 thousand, or 8.0%, increase in occupancy expense in 2007 compared to that of 2006, increased to $1.023 million from $947 thousand. The increase can be primarily attributed to a $26 thousand, or 12.3%, increase in lease expense resulting mainly from opening a new branch in 2007, a $15 thousand, or 8.2%, increase in depreciation expense, a $12 thousand, or 3.7%, increase in premises and equipment maintenance costs, and an increase in utilities of $16 thousand, or 33.3%. Other noninterest expenses increased to $1.955 million in 2007 from $1.626 million in 2006, a $329 thousand, or 20.2%, increase. Loss on sale of bank assets increased $183 thousand, or 174.4%, FDIC assessment increased $119 thousand, or 270.5%, and internet banking expense increased $95 thousand, or $342%. These increases were offset by a decrease in advertising expense of $45 thousand, or 72.5%, and other loan related expenses of $27, or 10.8%.

Income Taxes

During the year ended December 31, 2007, the Company recorded $1.794 million for current income taxes. The Company recorded $2.713 million for current income taxes during 2006. The Company accounts for income taxes under SFAS No. 109, “Accounting for Income Taxes.” Certain items of income and expense (principally provision for loan losses and depreciation) are included in one reporting period for financial accounting purposes and another for income tax purposes. The income tax rate in 2007 amounted to 34.1% of pretax income, compared to 37.7% in 2006.

Investment Portfolio

As of December 31, 2007, the book value of the Company’s investment portfolio comprised approximately 8.0% of its total assets. The following table summarizes the carrying value amounts of securities held by the Company at December 31, 2007 and 2006.

Securities Portfolio Composition

(Amounts in thousands)	December 31, 2007			December 31, 2006
	Amortized Cost	Net Unrealized Holding Gain/(Loss)	Fair Value	Book Value	Net Unrealized Holding Gain/(Loss)	Fair Value
Available for sale:
U. S. government agency obligations	$4,000	$98	$4,098	$4,000	$(8)	$3,992
Government sponsored enterprises	17,498	209	17,707	17,993	(143)	17,850
State and local obligations	123	3	126	123	5	128
Mortgage-backed securities	437	(1)	436	597	(14)	583
Restricted FHLB Stock	2,121	—	2,121	741	—	741

	$24,179	$309	$24,488	$23,454	$(160)	$23,294

Held for investment:
U.S. government Agency obligations	$2,000	$34	$2,034	$2,000	$3	$2,003
Government sponsored enterprises	2,999	45	3,044	6,998	14	7,012
Trust Preferred securities	484	143	627	482	150	632
Mortgage-backed securities	262	4	266	421	3	425

	$5,745	$226	$5,971	$9,901	$170	$10,072

On an ongoing basis, management assigns securities upon purchase into one of two categories (available-for-sale or held-to-maturity) based on whether it has the intent to hold the securities to maturity, taking into consideration factors such as expectations for changes in market interest rates, liquidity needs, asset/liability management strategies, and capital requirements. The Company does not maintain a securities trading account.

The following table presents scheduled maturities of debt securities at December 31, 2007. Available-for-sale securities are stated at estimated fair value and held-for-investment securities are stated at amortized cost.

Securities Portfolio Maturities

Analysis of Investment Securities

December 31, 2007

(Amounts in thousands)

	Available-for-Sale		Held-for-Investment
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Government Agency Obligations
Due in one year or less	$1,000	$1,001	$—	$—
Due from one to five years	2,998	3,001	—	—
Due from five to ten years	6,500	6,693	4,999	5,077
Due after ten years	11,000	11,111	—	—

State and local obligations (1)
Due after ten years	123	126	—	—

Trust Preferred securities
Due after ten years	—	—	484	627

Mortgage Backed securities
Due after ten years	437	436	262	266

Equity Securities	2,121	2,121	—	—

Total (2) (3)

Due in one year or less	$1,000	$1,001	$—	$—
Due from one to five years	2,998	3,001	—	—
Due from five to ten years	6,500	6,693	4,999	5,077
Due after ten years	11,560	11,673	746	893

(1)	Not adjusted for tax equivalency
(2)	Excludes equity securities
(3)	Weighted average yields on debt securities scheduled to mature in less than one year, one to five years, five to ten years, and after ten years are 4.27%, 4.31%, 5.80% and 6.18%, respectively. Due to call features (the ability of the issuing entity to redeem a security on a specified date prior to maturity), the yields shown for the four maturity ranges are disclosed for information purposes only as of December 31, 2007, and are likely to change.

Loan Portfolio

Management believes the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries, or any foreign loans.

The amount of loans outstanding at December 31, 2007 and 2006 are shown in the following table according to type of loan.

Loan Portfolio Composition

	December 31, (Amounts in thousands)
	2007	2006
Commercial, financial and agricultural	$55,013	$50,556
Real estate – construction	48,714	29,634
Real estate – mortgage	228,261	216,395
Consumer	1,167	395

Total loans	333,155	296,980

Less deferred fees	(511)	(515)
Less allowance for loan losses	(3,700)	(3,275)

Total Loans, net of allowance for loan losses	$328,944	$293,190

At December 31, 2007, $48.688 million of commercial, financial and agricultural loans were due in one year or less, $5.863 million were due after one year through five years, and $462 thousand were due after five years. At December 31, 2007, $42.145 million of real estate – construction loans were due in one year or less, and $6.569 million were due after one year through five years. The total amount of all such loans due after one year with predetermined interest rates was $69.869 million and with floating or adjustable interest rates was $263.286 million.

A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies designed to control both the types and amounts of risks assumed and to ultimately minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

Commercial loans primarily represent loans made to businesses, and may be made on either a secured or an unsecured basis. Collateral is ordinarily taken unless the borrower has strong cash flows, low debt to worth ratios, and the loan is of short duration. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower’s business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, initial and continuing financial analysis of a borrower’s financial information is required.

Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan to cost ratios are limited to 75% and permanent financing commitments are required prior to the advancement of loan proceeds.

Loans secured by real estate mortgages comprised about 68.5% of the Bank’s loan portfolio at December 31, 2007. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily loans. Loan-to-value ratios for these instruments are generally limited to 90%. Nonfarm, nonresidential loans are secured by business and commercial properties with loan-to-value ratios generally limited to 80%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment.

Consumer loans generally involve more risks than other loans because of the type and nature of the underlying collateral, or because of the absence of collateral. Consumer loan repayments are dependent on the borrower’s continuing financial stability and are likely to be adversely affected by job loss, divorce and illness. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the case of a default. In most cases, any repossessed collateral will not provide an adequate source of repayment of the outstanding loan balance.

Nonperforming Loans; Other Problem Assets

When a loan is 90 days past due as to interest or principal or there is serious doubt as to collectability, the accrual of interest income is generally discontinued unless the estimated net realizable value of collateral is sufficient to assure collection of the principal balance and accrued interest. When the collectability of a significant amount of principal is in serious doubt, the principal balance is reduced to the estimated fair value of collateral by charge-off to the allowance for loan losses and any subsequent collections are credited first to the remaining principal balance and then to the allowance for loan losses as a recovery of the amount charged off. A nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. At December 31, 2007, the Company had nine loans totaling $1.515 million on non-accrual status. Net income for 2007 includes no interest income on these loans. Had these loans been current in accordance with their original terms, $259 thousand of additional interest income would have been recorded in 2007. At December 31, 2006, the Company had eight loans totaling $1.757 million on non-accrual status.

The following table presents information on non-performing loans and real estate acquired in settlement of loans:

	December 31, (Amounts in thousands)
Non-performing Assets	2007	2006
Non-performing loans:
Non-accrual loans	$1,515	$1,757
Past due 90 days or more	6	97

Total non-performing loans	$1,521	$1,854

Real estate acquired in settlement of loans	709	965

Total non-performing assets	$2,230	$2,819

Non-performing assets as a Percentage of loans and other real estate	0.67%	0.95%
Allowance for loan losses as a percentage of non-performing loans	243.26%	176.64%

Potential Problem Loans

Management has identified and maintains a list of potential problem loans. These are loans that are neither included in non-accrual status, nor loans that are past due 90 days or more and still accruing. A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes serious doubts as to the ability of such borrowers to comply with the current loan repayment terms. On December 31, 2007 the total amount of loans determined by management to be potential problem loans was $1.367 million. This amount consisted of loans made to seven borrowers.

Real Estate Owned

During the year ending December 31, 2006, the net affect of foreclosure on real estate collateral totaled $445 thousand resulting in an ending balance for other real estate owned for December 31, 2006, of $965 thousand, and during the year ending December 31, 2007, the net affect of foreclosure on real estate collateral totaled a decrease of $256 thousand resulting in an ending balance for other real estate owned for December 31, 2007, of $709 thousand.

Allowance for Loan Losses

The allowance for loan losses is increased by direct charges to operating expense. Losses on loans are charged against the allowance in the period in which management has determined that it is more likely than not such amounts have become uncollectible. Recoveries of previously charged off loans are credited to the allowance. The table, “Summary of Loan Loss Experience,” summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

In reviewing the adequacy of the allowance for loan losses at each year end, management took into consideration the historical loan losses experienced by the Company, current economic conditions affecting the borrowers’ ability to repay, the volume of loans, and the trends in delinquent, nonaccruing, and potential problem loans, and the quality of collateral securing nonperforming and problem loans. After charging off all known losses, management considers the allowance for loan losses adequate to cover its estimate of loan losses inherent in the loan portfolio as of December 31, 2007.

In calculating the amount required in the allowance for loan losses, management applies a consistent methodology that is updated quarterly. The methodology utilizes a loan risk grading system and detailed loan reviews to assess credit risks and the overall quality of the loan portfolio. Also, the calculation provides for management’s assessment of trends in national and local economic conditions that might affect the general quality of the loan portfolio. For outstanding loans, the risk rating system is the major factor employed to quantify the probable losses in the loan portfolio. Predetermined percentage factors for dollars outstanding in each loan grade are applied and then totaled. For loans specifically identified by management during loan reviews, management separates these loans from the general pool of loans and assigns a separate risk rating for these loans based on the likelihood of collectibility, financial condition of the borrower, value of collateral, and other relevant factors. Two additional calculations are based on FDIC classifications and daily statement loan type total using factors as noted below. The four methods for measuring probable losses are performed monthly and their results averaged to provide an amount to be established as a reserve against loan losses. The monthly reserve provisions, and the details supporting the calculations utilized in the computation, are reviewed by the Board’s Loan Committee and the Board of Directors. The factors used in these calculations were initially derived from prior experience with similar systems at other banks. These factors have been, and will continue to be, modified as the Bank’s actual historical loss experience in different economic environments can be fully incorporated into a predictive model. Regulators also review the adequacy of the allowance for loan losses as part of their examination of the Bank and may require adjustments to the allowance based upon information available to them at the time of the examination.

Management also performs periodic reviews of the Company’s off-balance sheet credit risks, such as unfunded loan commitments and standby letters of credit. When these reviews identify a probable loss, a separate loss reserve is established. The review performed at December 31, 2007, as well as those performed throughout the 2007 year, did not identify an off-balance sheet risk upon which a reserve should be established.

	Summary of Loan Loss Experience (Amounts in thousands) Year Ended December 31,
	2007	2006
Total loans outstanding at end of period	$333,155	$296,980
Average amount of loans outstanding	310,439	287,887
Balance of allowance for loan losses – beginning	3,275	3,000

Loans charged off:

Commercial & industrial	712	265
Real estate-mortgage	3	513
Other	25	—

Total charge-offs	740	778

Recoveries of loans previously charged-off:
Commercial & industrial	22	88
Real estate-mortgage	17	15

Total recoveries	39	103

Net charge-offs	701	675
Additions to allowance charged to expense	1,126	950

Balance of allowance for loan losses – ending	$3,700	$3,275

Ratios
	2007	2006
Net charge-offs during period to average loans outstanding during period	0.23%	0.23%
Net charge-offs to loans at end of period	0.21%	0.23%
Allowance for loan losses to average loans	1.19%	1.14%
Allowance for loan losses to loans at end of period	1.11%	1.10%
Nonperforming loans to allowance for loan losses at end of period	41.11%	56.61%
Net charge-offs to allowance for loan losses	18.95%	20.61%
Net charge-offs to provision for loan losses	62.26%	71.05%

The following table presents the allocation of the allowance for loan losses at the end of the years ended December 31, 2007 and 2006 compared with the percent of loans in the applicable categories to total loans.

	Allocation of Allowance for Loan Losses Year Ended December 31, (Amounts in thousands)
	2007		2006
	Amount	% of Loans	Amount	% of Loans
Commercial and industrial	$1,188	32.11%	$1,081	33.01%
Real estate – construction	435	11.76%	361	11.02%
Real estate – mortgage	2,053	55.49%	1,813	55.36%
Consumer installment	24	0.65%	20	0.61%

Total	$3,700	100.00%	$3,275	100.00%

Deposits

The average amounts and average rate paid on deposits held by the Bank for the years ended December 31, 2007 and 2006 are summarized below:

	Average Deposits December 31,
	2007		2006
	Amount	Rate	Amount	Rate
	(Amounts in thousands)
Noninterest bearing demand	$13,786		$14,857
Interest bearing transaction accounts	27,084	3.51%	31,047	3.53%
Savings	64,210	4.49%	54,225	4.41%
Time deposits – $100,000 and over	74,996	5.19%	67,998	4.57%
Other time deposits	123,263	5.27%	127,468	4.46%

Total interest bearing deposits	$289,553	4.91%	$280,738	4.37%

As of December 31, 2007, the Company held approximately $72.021 million in time deposits in amounts of $100 thousand or more, with approximately $26.417 million with maturities within three months, $42.949 million with maturities over three through twelve months, and $2.655 million with maturities over twelve months. Wholesale time deposits generated through corporations, banks, credit unions, etc., on a national level totaled approximately $14.862 million as of December 31, 2007. It is a common industry practice not to consider these types of deposits as core deposits because their retention can be expected to be heavily influenced by rates offered, and therefore they have the characteristics of shorter-term purchased funds. Wholesale time deposits involve the maintenance of an appropriate matching of maturity distribution and a diversification of sources to achieve an appropriate level of liquidity. Such deposits are generally more volatile and interest rate sensitive than other deposits.

Borrowed Funds

Major sources of borrowed funds in 2007 and 2006, other than deposits, were retail repurchase agreements and Federal Home Loan Bank advances.

Retail repurchase agreements are short-term borrowings from commercial customers collateralized by government or government agency securities and repayable with interest. At December 31, 2007 and 2006, the Company had $3.849 million and $2.171 million in retail repurchase agreements, respectively. The weighted average interest rates for retail repurchase agreements outstanding at December 31, 2007 and 2006 were 2.78% and 4.36%, respectively, and those repurchase agreements all had next day maturities. The maximum amount of retail repurchase agreements at the end of any month was $4.726 million in 2007 and $5.612 million in 2006. The approximate average amount of outstanding retail repurchase agreements was $2.077 million in 2007 and $4.120 million in 2006 and approximate weighted interest rates were 3.61% in 2007 and 4.21% in 2006.

The Company had $33 million in outstanding Federal Home Loan Bank of Atlanta advances at December 31, 2007, as compared to no outstanding advances on December 31, 2006. The average loan advance outstanding amount for 2007 was comprised of one $7.425 million one year convertible advance at rate of 4.115%, one $3.712 million one year convertible at a rate of 4.06%, one $15 million fixed rate advance at a rate of 4.41875%, and various daily rate credit advances of various amounts outstanding for short periods of time throughout 2007 with an ending amount outstanding of $3 million and with interest rates which averaged 5.40%. By comparison, the approximate annual average amount of outstanding Federal Home Loan Bank advances in 2006 averaged $5.641 million. The average loan advance outstanding amount for 2006 was comprised of one $5 million fixed rate advance at a rate of 4.46% called on May 15, 2006, one $5 million fixed rate advance at a rate of 4.62% called on June 21, 2006, and three daily rate credit advances of various amounts outstanding for short periods of time with interest rates which averaged 4.44%.

In 2004 the Company issued subordinated debt in the amount of $5.155 million to FSBS Capital Trust I. The subordinated debt matures in 2034 and has a variable interest rate. The average amount outstanding in 2007 was $5.155 million and had an approximate weighted average rate of 7.99%. In 2006 the average amount outstanding was $5.155 million and the approximate weighted average interest rate was 8.04% (see Note 9 to the Consolidated Financial Statements).

Return on Equity and Assets

The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

	Year ended December 31,
	2007	2006
Return on average assets	0.87%	1.32%
Return on average equity	8.35%	13.60%
Dividend payout ratio	0.00%	0.00%
Average equity to average assets ratio	10.40%	9.71%

Liquidity

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Bank’s service area. Core deposits (total deposits less wholesale time deposits) provide a relatively stable funding base, and were equal to 58.9% of total assets at December 31, 2007. Asset liquidity is provided from several sources, including amounts due from banks, and funds from maturing investments and loans. The Bank is a member of the FHLB and, as such, has the ability to borrow against the security of its First Mortgage Residential and Commercial loans. At December 31,

2007, the Company had $33 million outstanding advances drawn on its $36.293 million available credit from the Federal Home Loan Bank. The Company also has additional lines of credit with other banks in the form of federal funds lines in the amount of $12 million. The Bank has never drawn on any of these federal funds lines. Management believes that the Company’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business.

Capital Resources

The equity capital of the Company increased $3.540 million during 2007 and by $5.083 million in 2006. The increase in 2007 resulted from net income of $3.171 million, an increase in other comprehensive income of $292 thousand, and additional paid-in capital of $77 thousand from the exercise of stock options. The increase in 2006 resulted from an increase in net income of $4.581 million, an increase in other comprehensive income of $75 thousand, and additional paid-in capital of $427 thousand from the exercise of stock options.

Both the Company and the Bank are subject to regulatory capital adequacy standards. Under these standards, financial institutions are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvements Act of 1991, federal financial institution regulatory authorities are required to implement prescribed “prompt corrective actions” upon the decline in the capital position of a bank below certain levels. Increasingly stringent regulatory corrective actions are mandated.

At December 31, 2007, both the Company and the Bank met all of the minimum capital adequacy standards and the Bank met the requirements to be well capitalized under the prompt correction action provision of the Federal Deposit Insurance Act. Capital ratios are presented in the table below, compared with the minimum ratios and amounts necessary to be “well capitalized” under FDIC regulatory definitions and guidelines.

(Amounts in thousands) The Bank As of December 31, 2007	Actual		For Capital Adequacy Purposes Minimum		To Be Well Capitalized Under Prompt Corrective Action Provisions Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk Weighted Assets)	$46,152	13.72%	$26,907	8.00%	$33,633	10.00%
Tier 1 Capital
(To Risk Weighted Assets)	$37,552	11.17%	$13,453	4.00%	$20,180	6.00%
Tier 1 Capital
(To Average Assets)	$37,552	9.92%	$15,142	4.00%	$18,927	5.00%

The Holding Company As of December 31, 2007	Actual		Minimum
	Amount	Ratio	Amount	Ratio
Total Capital
(To Risk Weighted Assets)	$47,946	14.25%	$26,922	8.00%
Tier 1 Capital
(To Risk Weighted Assets)	$44,246	13.15%	$13,461	4.00%
Tier 1 Capital
(To Average Assets)	$44,246	11.68%	$15,149	4.00%

Inflation

Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

While the effect of inflation on banks is normally not as significant as is its influence on those businesses which have large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also general increases in the prices of goods and services usually result in increased operating expenses.

Off-Balance Sheet Arrangements and Contractual Obligations

The Company has certain ongoing commitments under operating leases. See Note 12 to the consolidated financial statements at Item 7 of this report for terms. These commitments do not significantly impact operating results. The Company, through the operations of the Bank, makes contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to customers of the Bank at predetermined interest rates for a specific period of time. At December 31, 2007, the Bank had issued commitments to extend credit of $66.1 million through various types of lending arrangements. Of these commitments, 68.1%, or $45.1 million, expire within one year, and 31.9%, or $21.0 million, expire in more than one year. Past experience indicates that many of these commitments to extend credit will expire unused.

The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on the credit evaluation of the borrower. Collateral varies, but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

The following chart summarizes certain contractual obligations of the Company as of December 31, 2007:

(Amounts in thousands)	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Subordinated debentures	$—	$—	$—	$5,155	$5,155
Operating lease obligations	172	210	78	16	476
Deferred compensation	—	—	—	333	333
Treasury, Tax, and Loan	179	—	—	—	179
FHLB advances	3,000	15,000	—	15,000	33,000

Total contractual obligations	3,351	15,210	78	20,504	39,143

PROXY

FIRST SOUTH BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY FIRST SOUTH’S BOARD OF DIRECTORS

AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

The undersigned hereby constitutes and appoints Barry L. Slider and Jeff Hooper, or either of them, as proxies, each with full power of substitution, to vote the number of shares of common stock of First South Bancorp, Inc. (“First South”), which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held on [MEETING DATE], 2008, at [LOCATION] at [            ] Eastern Time, and at any adjournment or postponement thereof (the “Special Meeting”) upon the proposal described in the Proxy statement and the Notice of Special Meeting of Shareholders, dated [                ], 2008, the receipt of which is acknowledged in the manner specified below.

(1)	To vote on an amendment to our Articles of Incorporation creating a new class of capital stock to be entitled “Preferred Stock.”

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(2)	To vote on an amendment to our Articles of Incorporation providing for a stock reclassification pursuant to which shareholders with fewer than 750 shares of common stock will receive one share of newly designated Series A Preferred Stock, with such terms as set forth in Appendix A to the enclosed proxy statement, for each share of common stock held by such shareholder.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS THAT ARE UNKNOWN TO FIRST SOUTH’S BOARD OF DIRECTORS AS OF A REASONABLE TIME PRIOR TO THE DATE OF THE SOLICITATION AND ARE PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

Please sign this proxy exactly as your name appears herein. When shares are held jointly, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED: , 2008
Signature

Signature if held jointly

Optional: I              do              do not plan to attend the Special Meeting.